Exhibit 2.1

EXECUTION COPY

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

DATED AS OF OCTOBER 28, 2008,

AMONG

WALTER INDUSTRIES, INC.,

JWH HOLDING COMPANY, LLC

AND

HANOVER CAPITAL MORTGAGE HOLDINGS, INC.

EXHIBITS:

Exhibit A	Amended and Restated Bylaws of Hanover
Exhibit B	Articles of Amendment and Restatement of Hanover
Exhibit C	Form of Thacher Proffitt & Wood LLP Tax Opinion
Exhibit D	Form of Officer’s Certificate for Tax Opinion
Exhibit E	Form of Thacher Proffitt & Wood LLP 40 Act Opinion

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 28, 2008, is among Walter Industries, Inc., a Delaware corporation (“Walter”), JWH Holding Company, LLC, a Delaware limited liability company wholly-owned by Walter (“Spinco”), and Hanover Capital Mortgage Holdings, Inc., a Maryland corporation (“Hanover”) (Walter, Spinco and Hanover, collectively, the “Parties” and each a “Party”).

WHEREAS, the parties to this Agreement wish to amend and restate the Agreement and Plan of Merger, dated as of September 30, 2008 (the “Original Merger Agreement”), by and among Walter, Spinco and Hanover, as provided herein.

WHEREAS, prior to the Effective Time on the Closing Date, Walter shall distribute all of the issued and outstanding limited liability company interests in Spinco (the “Spinco Interests”) on a pro rata basis (the “Distribution”) to the holders as of the Walter Record Date of the outstanding common stock, par value $1.00 per share, of Walter (“Walter Common Stock”), in accordance with Section 2.1(a);

WHEREAS, at the Effective Time, the parties intend to effect a merger of Spinco into Hanover, with Hanover being the Surviving Corporation (as defined herein) (the “Merger”);

WHEREAS, the Parties to this Agreement intend that (i) the Distribution qualify under Section 355 of the Code, (ii) the Merger qualify as a “reorganization” under Section 368 of the Code and (iii) this Agreement constitute a plan of reorganization as that term is defined in Section 368 of the Code and Treasury Regulation Section 1.368-2(g); and

WHEREAS, prior to the execution of this Agreement, (i) the Parties, Amster Trading Company, Ramat Securities, LTD, John Burchett and Irma Tavares have entered into a Voting Agreement, dated as of September 30, 2008 (the “Voting Agreement”), (ii) Hanover has entered into Exchange Agreements, dated as of September 30, 2008, with each of (a) Taberna Preferred Funding I, Ltd. and (b) Amster Trading Company and Ramat Securities, Ltd (the “Exchange Agreements”), (iii) Hanover and Spinco have entered into a software license agreement (the “License Agreement”), dated as of September 30, 2008, (iv) Hanover and Spinco have entered into a Loan and Security Agreement, dated as of September 26, 2008 (the “REIT Asset Credit Facility”), and (v) certain key employees of Hanover have entered into amendments to existing employee retention agreements with Hanover (collectively, the “Executed Transaction Agreements”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE 1

DEFINITIONS

“2008 Tax Year” shall have the meaning specified in Section 8.2(c).

“Action” shall mean any action, claim, arbitration, proceeding, review, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought or heard by or before any Governmental Authority or arbitrator.

“Affiliate” shall mean, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“40 Act” shall have the meaning specified in Section 5.26.

“Adjusted Outstanding Surviving Corporation Shares” means the number of shares of common stock of the Surviving Corporation outstanding immediately following the Effective Time plus the number of shares of common stock of the Surviving Corporation reserved for future issuance (i) in settlement of all RSUs to be issued by the Surviving Corporation immediately following the Effective Time to holders of Spinco Options immediately prior to the Effective Time who are listed on Section  2.9(d)(i) of the Spinco Disclosure Letter and (ii) upon exercise of any Exercisable Options.

“Aggregate Merger Share Issuance” shall mean the aggregate number of shares of common stock of the Surviving Corporation to be issued in the Merger, which shall be a number equal to the product of (i) (x) the sum of (A) the number of shares of Hanover Common Stock outstanding immediately prior to the Effective Time of the Merger (for the avoidance of doubt, after giving effect to the Exchange Share Issuance) plus (B) the number of shares of Hanover Common Stock that would be issued upon exercise of any Exercisable Options, divided by (y) 50, multiplied by (ii) 65 and 2/3; provided that if Hanover makes distributions or dividends in accordance with Section 6.2(b)(i)(B), the Aggregate Merger Share Issuance shall be adjusted in accordance with such Section 6.2(b)(i)(B).

“Agreement” shall mean this Agreement and Plan of Merger, together with all exhibits attached hereto and the Disclosure Letters.

“Amended and Restated Bylaws” shall mean the amended and restated bylaws of Hanover substantially in the form attached hereto as Exhibit A.

“Amended and Restated Charter” shall mean the charter of Hanover, as amended and restated as set forth in the Articles of Amendment and Restatement.

“AMEX” shall mean the American Stock Exchange.

“Approved for Listing” shall mean, with respect to the shares of Hanover Common Stock to be issued in the Merger, that such shares have been approved for listing on the AMEX, subject to official notice of issuance.

“Articles of Amendment and Restatement” shall mean the Articles of Amendment and Restatement of Hanover substantially in the form attached hereto as Exhibit B.

“Bylaws” shall have the meaning specified in Section 5.3.

“Change in the Hanover Board Recommendation” shall have the meaning specified in Section 6.4(b).

“Charter” shall have the meaning specified in Section 5.3.

“Closing” shall have the meaning specified in Section 2.4.

“Closing Date” shall have the meaning specified in Section 2.4.

“Closing Agreement” shall have the meaning specified in Section 8.2(h).

“Code” shall mean the Internal Revenue Code of 1986, as amended, and, as the context requires, the Treasury regulations promulgated thereunder.

“Confidentiality Agreement” shall mean the Confidentiality Agreement, dated May 15, 2008, between Walter and Hanover.

“Contract” shall mean any written loan or credit agreement, note, bond, debenture, indenture, mortgage, guarantee, deed of trust, lease, franchise, permit, authorization, license, contract, instrument, employee benefit plan or practice or other binding agreement, obligation, arrangement, understanding or commitment.

“Current Spinco Employee” shall have the meaning specified in Section 2.9(b).

“Delaware Certificate of Merger” shall have the meaning specified in Section 2.5.

“Delaware Secretary of State” shall have the meaning specified in Section 2.5.

“Disclosure Letters” shall mean, collectively, the Walter Disclosure Letter, the Spinco Disclosure Letter and the Hanover Disclosure Letter.

“Distribution” shall have the meaning set forth in the Recitals hereto.

“Distribution Certificate” shall have the meaning specified in Section 2.1(a).

“Distribution Date” shall mean the date and time that the Distribution shall become effective.

“DLLCA” shall mean the Delaware Limited Liability Company Act.

“Effective Time” shall have the meaning specified in Section 2.5.

“Environmental Claim” shall mean any claim, action, notice, letter, demand or request for information (in each case in writing) by any person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from any violation of Environmental Law or the release, emission, discharge, presence or disposal of any Hazardous Material at any location.

“Environmental Law” shall mean any and all foreign, federal, state or local statute, rule, regulation or ordinance, as well as any order, decree, determination, judgment or injunction issued, promulgated, approved or entered thereunder by any Governmental Authority, including requirements of common law, relating to pollution or the protection, cleanup or restoration of the environment, or to the protection of human health as relating to exposure to any Hazardous Material, including the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation, and Liability Act and the Federal Toxic Substances Control Act.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any Person, any other Person or any trade or business, whether or not incorporated, that, together with such first Person would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations of the SEC promulgated thereunder.

“Exchange Agent” shall have the meaning specified in Section 2.1(a).

“Exchange Agreements” shall have the meaning specified in the Preamble hereof.

“Exchange Fund” shall have the meaning specified in Section 2.8(a).

“Exchange Share Issuance” shall have the meaning specified in Section 5.18.

“Executed Transaction Agreements” shall have the meaning specified in the Preamble hereof.

“Exercisable Options” shall mean any Hanover Options outstanding immediately prior to the Effective Time, whether then vested and exercisable or not, that, immediately following the Effective Time and after conversion into a Newco Option pursuant to Section 2.9(a) hereof, would be exercisable at an exercise price less than the estimated fair market value (as reasonably determined by Spinco and Walter prior to the Effective Time) of the shares of common stock of the Surviving Corporation that would be issued to the holders of such Newco Options upon such exercise.

“GAAP” shall mean United States generally accepted accounting principles consistently applied throughout the relevant periods.

“Governmental Authority” shall mean any nation or government or any agency, public of regulatory authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, in each case, whether foreign or domestic and whether national, supranational, federal, tribal, provincial, state, regional, local or municipal.

“Hanover” shall have the meaning specified in the Preamble hereof.

“Hanover Acquisition Agreement” shall mean a letter of intent, agreement in principle, acquisition agreement, exclusivity agreement or other document or agreement related to any Hanover Acquisition Proposal.

“Hanover Acquisition Proposal” shall mean, other than in connection with the Merger or as otherwise specifically contemplated by this Agreement, any inquiry, proposal or offer relating to (i) any merger, consolidation, share exchange, business combination, recapitalization or other similar transaction or series of related transactions directly or indirectly involving Hanover or any of its Subsidiaries other than the Merger; (ii) any sale, lease, exchange, transfer or other disposition (including by way of merger, consolidation or exchange), in a single transaction or a series of related transactions, of the assets of Hanover or any of its Subsidiaries constituting 10% or more of the consolidated assets of Hanover or accounting for 10% or more of the consolidated revenues of Hanover; (iii) any tender offer, exchange offer or similar transactions or series of related transactions made by any Person directly or indirectly involving Hanover Common Stock or the common stock of any Subsidiary of Hanover constituting 5% or more of Hanover’s common stock or the common stock of any Subsidiary of Hanover; (iv) the acquisition by any Person (other than Walter or any of its Affiliates) of beneficial ownership (as determined pursuant to Rule 13d-3 of the Exchange Act) or the formation of any group (as defined in Section 13(d) of the Exchange Act) to acquire beneficial ownership (as determined pursuant to Rule 13d-3 of the Exchange Act) of 5% or more of Hanover’s common stock or the common stock of any Subsidiary of Hanover; or (v) any other substantially similar transaction or series of related transactions that would reasonably be expected to result in the acquisition of a controlling interest in Hanover, or that would be inconsistent in any material respect with, or hinder or delay in any material respect the consummation of, the transactions contemplated by, or otherwise defeat in any material respect the purpose of, the Merger Agreement or the other Executed Transaction Agreements.

“Hanover Benefit Plans” shall have the meaning specified in Section 5.13(a).

“Hanover Board Recommendation” shall have the meaning specified in Section 5.18.

“Hanover Common Stock” shall mean the common stock, par value $0.01 per share, of Hanover.

“Hanover Disclosure Letter” shall mean the Disclosure Letter prepared and delivered by Hanover to Walter and Spinco prior to the execution of this Agreement.

“Hanover Employee” shall have the meaning specified in Section 5.13(a).

“Hanover Options” shall have the meaning specified in Section 2.9(a).

“Hanover Preferred Stock” shall have the meaning specified in Section 5.2(a).

“Hanover Rights” shall have the meaning specified in Section 6.2(p).

“Hanover SEC Documents” shall have the meaning specified in Section 5.5.

“Hanover Stock Plans” shall have the meaning specified in Section 2.9(a).

“Hanover Stockholders Meeting” shall have the meaning specified in Section 6.3(b).

“Hanover Stockholder Shares” shall mean the shares of common stock of the Surviving Corporation (i) held immediately following the Effective Time by the holders of Hanover Common Stock (including Hanover Common Stock issued in the Exchange Share Issuance) immediately prior to the Effective Time and (ii) that would be issuable to the holders of Exercisable Options if exercised immediately following the Effective Time.

“Hanover Termination Fee” shall have the meaning specified in Section 9.3(a)(i).

“Hanover Voting Debt” shall have the meaning specified in Section 5.2(a).

“Hazardous Material” shall mean chemicals, pollutants, contaminants, hazardous materials, hazardous substances and hazardous wastes, medical waste, toxic substances, petroleum and petroleum products and by-products, asbestos-containing materials, PCBs, and any other chemicals, pollutants, substances or wastes, in each case regulated, or that could result in liability, under Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Initial Submission(s)” shall have the meaning specified in Section 5.12(n).

“Intellectual Property” shall mean all intellectual property rights of any nature or forms of protection of a similar nature or having equivalent or similar effect to any of these, including all:  (i) patents, inventions, discoveries, processes, designs, techniques, developments, technology, algorithms, models, formulae, improvements and know-how, (ii) copyrightable works (including Software); (iii) trademarks, service marks, trade names, service names, brand names, corporate names, domain names, logos,  trade dress or other source indicators and all goodwill associated therewith; (iv) trade secrets and proprietary or confidential information and content; and (v) all registrations, applications, divisions, provisionals, continuations, continuations-in-part, re-issues, re-examinations, renewals or equivalent rights and all international and foreign counterparts thereto.

“IRS” shall mean the U.S. Internal Revenue Service.

“IRS Ruling” shall have the meaning specified in Section 7.4(f).

“Knowledge” shall mean (i) when used with respect to Spinco, the actual knowledge of Mark O’Brien, Charles Cauthen, Joseph Troy and Kimberly Perez and (ii) when used with respect to Hanover, the actual knowledge of John Burchett, Irma Tavares and Harold McElraft.

“Law” means applicable statutes, common laws, rules, regulations, codes, licensing requirements, judgments, injunctions, writs, decrees, Licenses, governmental guidelines, standards or interpretations having the force of law, rules and bylaws, in each case, of or administered by a Governmental Authority.

“License Agreement” shall have the meaning specified in the Recitals hereto.

“Licenses” shall mean any license, ordinance, authorization, permit, certificate, easement, variance, exemption, consent, order, franchise or approval from any Governmental Authority, domestic or foreign.

“Lien” shall mean, with respect to any property or asset, any mortgage, easement, lien, pledge (including any negative pledge), charge, option, right of first or last refusal or offer, security interest or encumbrance of any kind in respect of such property or asset.

 “Material Adverse Effect,” with respect to any Person, shall mean any change, effect or circumstance that is materially adverse to the business, results of operations or financial condition of such Person and its Subsidiaries, taken as a whole, or on the ability of such Person to perform its obligations hereunder or under the Executed Transaction Agreements, excluding any such effect to the extent resulting from or arising in connection with (i) changes or conditions generally affecting the industries or segments in which such Person operates or (ii) changes in general economic, market or political conditions which, in the case of (i) or (ii), is not specifically related to, or does not have a materially disproportionate effect (relative to other industry participants) on, such Person, (iii) events adverse to such Person that occurred and were publicly disclosed or were disclosed in writing to the other Parties hereto, prior to the date hereof or are contemplated by any of this Agreement and the Executed Transaction Agreements, or (iv) actions taken or not taken with the express prior written consent of Walter or Spinco, in the case of Hanover, or Hanover, in the case of Walter or Spinco.  When used with respect to Spinco, such term, unless otherwise provided herein, shall refer to Spinco after giving effect to the Distribution.

“Material Software” shall have the meaning specified in Section 5.15(b).

“Merger” shall have the meaning specified in the Recitals hereto.

“Merger Share Issuance” shall have the meaning specified in Section 5.18.

“MGCL” shall mean the Maryland General Corporation Law.

“Maryland Articles of Merger” shall have the meaning specified in Section 2.5.

“Newco Option” shall have the meaning specified in Section 2.9(a).

“Parties” shall have the meaning specified in the Preamble hereto.

“Party” shall have the meaning specified in the Preamble hereto.

“past practice” when used with respect to Walter and Spinco shall mean, unless otherwise specified, the past practice of the Spinco Business.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Person” shall mean a natural person, corporation, limited liability company, partnership, limited partnership or other entity, including a Governmental Authority.

“Plan Amendment” shall have the meaning specified in Section 5.18.

“Proxy Statement/Prospectus” shall mean the proxy statement/prospectus to be distributed to the Hanover stockholders and the Walter stockholders in connection with the Merger and the transactions contemplated by this Agreement, including any preliminary proxy statement/prospectus or definitive proxy statement/prospectus filed with the SEC in accordance with the terms and provisions hereof and prepared in accordance with applicable Law.  The Proxy Statement/Prospectus shall constitute a part of the Registration Statement.

“Record Date” shall have the meaning specified in Section 6.3(b).

“Registration Statement” shall mean the Registration Statement on Form S-4 to be filed by Hanover with the SEC to effect the registration under the Securities Act of the issuance of shares of Hanover Common Stock to holders of Spinco Interests pursuant to the Merger and prepared in accordance with applicable Law.

“REIT Asset Credit Facility” shall have the meaning specified in the Recitals.

“REIT Determination” shall have the meaning specified in Section 8.2(h).

“Requisite Approvals” shall have the meaning specified in Section 5.19.

“Requisite Exchange Approval” shall have the meaning specified in Section 5.19.

“Requisite Charter Approval” shall have the meaning specified in Section 5.19.

“Requisite Merger Approval” shall have the meaning specified in Section 5.19.

“Requisite Plan Amendment Approval” shall have the meaning specified in Section 5.19.

“RSUs” shall have the meaning specified in Section 2.9(d).

“Ruling” means any award, decision, injunction, decree, stipulation, settlement, determination, writ, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by or pursuant to any Governmental Authority or arbitrator.

“SDAT” shall mean the State Department of Assessments and Taxation of Maryland.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, together with the rules and regulations of the SEC promulgated thereunder.

“Software” shall mean software, applications, code, databases, systems, networks, documentation, websites and related items.

“Spinco” shall have the meaning specified in the Preamble hereof.

“Spinco Assets” shall mean any and all of the assets, properties, goodwill and rights of the Spinco Retained Subsidiaries, wherever located, relating primarily to or used primarily in the Spinco Business as of the Distribution Date

“Spinco Benefit Plans” shall have the meaning specified in Section 4.12(a).

“Spinco Business” shall mean the business currently conducted by each of the Spinco Retained Subsidiaries.

“Spinco Disclosure Letter” shall mean the Disclosure Letter prepared and delivered by Spinco to Hanover prior to the execution of this Agreement.

“Spinco Employee” shall have the meaning specified in Section 4.12(a).

“Spinco Interest Holders” shall have the meaning specified in Section 2.9(d).

“Spinco Interests” shall have the meaning set forth in the Recitals hereto.

“Spinco LTIP” shall have the meaning specified in Section 2.9(d).

 “Spinco Option” shall have the meaning specified in Section 2.9(d).

“Spinco Retained Subsidiaries” shall mean all direct and indirect Subsidiaries of Spinco immediately after the Distribution, which shall include each of the entities set forth on Section 4.1 of the Spinco Disclosure Letter.

“Spinco Retained Subsidiaries Financial Statements” shall have the meaning specified in Section 4.4.

“Spinco Voting Debt” shall have the meaning specified in Section 4.2(a).

“Stockholder Protection Rights Agreement” shall mean the Stockholder Protection Rights Agreement, dated as of April 11, 2000, between Hanover and State Street Bank and Trust Company, as amended September 26, 2001, by and among Hanover, State Street Bank and Trust Company and EquiServe Trust Company, N.A., as amended June 10, 2002, by and between Hanover and EquiServe Trust Company, N.A. and as amended September 30, 2008, by and between Hanover and Computershare Trust Company, N.A.

“Subsidiaries” shall mean, with respect to any Person, another Person (i) of which 50% or more of the capital stock, voting securities, other voting ownership or voting partnership interests having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or other entity (or, if there are no such voting interests, 50% or more of the equity interests) are owned or controlled, directly or indirectly, by such first Person or (ii) of which such first Person is a general partner.

“Superior Proposal” shall mean a written Hanover Acquisition Proposal from a third-party that is not obtained in violation of Section 6.4(a) hereof for a majority of the voting power of Hanover or a majority of the assets of Hanover and its Subsidiaries, taken as a whole, and which the Board of Directors of Hanover determines in good faith would, if consummated, result in a transaction that is more favorable from a financial point of view to the holders of Hanover Common Stock than the transactions contemplated hereby (including any proposed alterations of the terms hereof submitted by Walter and Spinco in response to such Superior Proposal) (x) after receiving the advice of its financial advisor (which shall be Keefe Bruyette & Woods, Inc. or another nationally recognized investment banking firm), (y) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to the terms herein) and (z) after taking into account all appropriate legal (with advice of outside counsel), financial (including the financing terms of any such proposal), regulatory or other aspects of such proposal, including the identity of the Person making the proposal.

“Surviving Corporation” shall have the meaning specified in Section 2.1(b).

“Tax” or “Taxes” shall mean any foreign or U.S. federal, state, local or municipal taxes, charges, fees, levies, imposts, duties, or other assessments of a similar nature, including, income, alternative or add-on minimum, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, withholding, Social Security, unemployment, disability, ad valorem, estimated, highway use, commercial rent, capital stock, paid up capital, recording, registration, property, real property gains, value added, business license, custom duties, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any taxing authority including any interest, additions to tax, or penalties applicable thereto.

“Tax Return” shall mean any return, declaration, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any amendment thereto.

“Termination Date” shall have the meaning specified in Section 9.1(b)(i).

“Voting Agreement” shall have the meaning specified in the Recitals hereto.

“Walter” shall have the meaning specified in the Preamble hereto.

“Walter Common Stock” shall have the meaning set forth in the Recitals hereto.

“Walter Disclosure Letter” shall mean the Disclosure Letter prepared and delivered by Walter to Hanover prior to the execution of this Agreement.

“Walter Employee” shall have the meaning specified in Section 2.9(b).

“Walter Exchange Ratio” shall have the meaning specified in Section 2.9(c).

 “Walter Option” shall have the meaning specified in Section 2.9(b).

“Walter Record Date” shall mean the close of business on the date to be determined by the Board of Directors of Walter as the record date for determining stockholders of Walter entitled to receive the Distribution.

“Walter SEC Documents” shall have the meaning specified in Section 3.4(a).

“Walter Stock Plans” shall have the meaning specified in Section 2.9(b).

“Walter Termination Fee” shall have the meaning specified in Section 9.3(b).

 “WARN” shall have the meaning specified in Section 4.13(a).

ARTICLE 2

THE MERGER

2.1           Distribution and Merger.  (a)  Prior to the Effective Time, on the Closing Date, Walter and Spinco shall, subject to Section 6.7 hereof, on behalf of and as agent for holders as of the Walter Record Date of Walter Common Stock, effect the Distribution and deliver or cause to be delivered, to such bank or trust company as shall be selected by Walter and be reasonably acceptable to Hanover (the “Exchange Agent”), a certificate (the “Distribution Certificate”) representing that number of Spinco Interests that is equal to the number of shares of Walter Common Stock that are outstanding as of the Walter Record Date (other than treasury shares, if any).  Until the Effective Time, the Exchange Agent shall hold the Spinco Interests represented by the Distribution Certificate on behalf of and as agent for holders as of the Walter Record Date of Walter Common Stock.  Until the Effective Time, the Spinco Interests represented by the Distribution Certificate shall not be transferred and the Exchange Agent shall not deliver any Spinco Interests represented by the Distribution Certificate to any stockholder of Walter.

(b) Upon the terms and subject to the conditions of this Agreement, and in accordance with the MGCL and the DLLCA, at the Effective Time: (i) Spinco shall be merged into Hanover, the separate existence of Spinco shall cease and Hanover shall continue as the surviving corporation (referred to herein as the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Spinco in accordance with the MGCL and the

DLLCA and (ii) the charter of Hanover and bylaws of Hanover as in effect immediately prior to the Effective Time shall be the charter and bylaws of the Surviving Corporation in effect immediately following the Effective Time, which, in accordance with Section 7.12, shall be the Amended and Restated Charter and the Amended and Restated Bylaws, respectively.

(c) From and after the Effective Time, the directors of the Surviving Corporation shall be divided equally (or as nearly as possible) into approximately three classes and shall consist of seven directors.  One director of the Surviving Corporation, John Burchett, has been designated by Hanover.  Six directors of the Surviving Corporation, and the class of each director of the Surviving Corporation from and after the Effective Time (including the director designated by Hanover), shall be designated by Spinco, in its sole discretion, prior to the Effective Time by providing written notice thereof to Hanover, and in any event no later than such time as would reasonably be required for Hanover to include such designations in the Proxy Statement/Prospectus.  Spinco may change in its sole discretion any or all of its six designees at any time prior to the Effective Time by providing written notice thereof to Hanover.  Hanover may change its designee prior to the Effective Time with the prior written consent of Spinco, which shall not be unreasonably withheld or delayed.  The officers of Spinco immediately prior to the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation; provided that John Burchett and Irma Tavares will serve as senior officers of the Surviving Corporation or one or more of its Subsidiaries after the Effective Time.  Such directors and officers shall serve until the expiration of their respective terms of office and until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s charter and bylaws.

(d) From and after the Effective Time, the Surviving Corporation’s executive headquarters will be located in Tampa, Florida.

(e) Immediately following the Effective Time, Hanover’s name shall be Walter Investment Management Corporation.

(f) The Merger shall have the effects set forth in this Article 2 and the applicable provisions of the DLLCA and the MGCL.

2.2           Effect on Stock and Limited Liability Company Interests.  At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any stock of Hanover or limited liability company interests in Spinco:

(a) Each of the Spinco Interests outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive a number of fully paid and nonassessable shares of the Surviving Corporation’s common stock equal to the quotient of (i) (x) the Aggregate Merger Share Issuance minus (y) the aggregate number of shares of the Surviving Corporation’s common stock issuable upon the settlement of all of the RSU’s to be issued to the holders of Spinco Options immediately prior to the Effective Time who are listed on Section 2.9(d)(i) of the Spinco Disclosure Letter divided by (ii) the aggregate number of Spinco Interests outstanding immediately prior to the Effective Time of the Merger.

(b)   Each share of Hanover Common Stock issued and outstanding immediately prior to the Effective Time (including the shares of Hanover Common Stock issued pursuant to the Exchange Share Issuance) shall be combined into fully paid and non-assessable shares of common stock of the Surviving Corporation at a rate of 50 shares of Hanover Common Stock for every one share of common stock of the Surviving Corporation.

(c)   Notwithstanding the foregoing Sections 2.2(a) and 2.2(b), such provisions shall be modified to the extent necessary to ensure that, immediately following the Effective Time, (i) 1.5% of the Adjusted Outstanding Surviving Corporation Shares shall be Hanover Stockholder Shares and (ii) 98.5% of the Adjusted Outstanding Surviving Corporation Shares shall be (x) held by the Spinco Interest Holders or (y) reserved for future issuance in settlement of all RSUs to be issued to holders of Spinco Options immediately prior to the Effective Time who are listed on Section 2.9(d)(i) of the Spinco Disclosure Letter; provided that if Hanover makes distributions or dividends in accordance with Section 6.2(b)(i)(B), the relative ownership of the Adjusted Outstanding Surviving Corporation Shares described in this Section 2.2(c) shall be adjusted in accordance with Section 6.2(b)(i)(B).

(d)   No dissenting shareholders’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated hereby.

2.3           Cancellation of Stock.  Each Spinco Interest issued and outstanding immediately prior to the Effective Time, when converted in accordance with Section 2.2, shall no longer be outstanding and shall automatically be canceled and shall cease to exist.  Each holder of shares of Walter Common Stock as of the Walter Record Date shall cease to have any rights with respect to such Spinco Interests, except the right to receive the shares of common stock of the Surviving Corporation to which such holder is entitled pursuant to Section 2.2, the amount of dividends or other distributions thereon with a record date after the Effective Time and a payment date prior to the delivery of such shares by the Exchange Agent and any cash in lieu of fractional shares of common stock of the Surviving Corporation payable in accordance with Section 2.8(d), without interest.

2.4           Closing.  Unless the transactions herein contemplated shall have been abandoned and this Agreement terminated pursuant to Section 9.1, the closing of the Merger and the other transactions contemplated hereby (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, as promptly as practicable after the later to occur of (i) January 1, 2009, and (ii) the last of the conditions set forth in Article 8 is satisfied or waived (except for those conditions that, by the express terms thereof, are not capable of being satisfied until the Effective Time, but subject to the satisfaction or waiver of those conditions) (the “Closing Date”), or at such other time and place as Walter and Hanover shall agree in writing.

2.5           Effective Time.  Upon the terms and subject to the conditions of this Agreement, as soon as practicable at or after the Closing, (i) a certificate of merger or other appropriate documents (in any such case, the “Delaware Certificate of Merger”) shall be filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) with respect to the Merger, in such form as is required by, and executed in accordance with, the applicable provisions of the DLLCA, (ii) articles of merger or other appropriate documents (in any such case, the “Maryland Articles of Merger”) shall be filed with the SDAT with respect to the Merger, in such form as is required by, and executed in accordance with, the applicable provisions of the MGCL and (iii) all other filings or recordings required under the MGCL and the DLLCA, in each case necessary to effect the Merger shall be made.  The Merger shall become effective at the time of filing of the Delaware Certificate of Merger with the Delaware Secretary of State in accordance with the DLLCA and upon the filing and acceptance for record by the SDAT of the Maryland Articles of Merger in accordance with the MGCL, or at such later time as the parties hereto may agree and as is provided in the Delaware Certificate of Merger and the Maryland Articles of Merger that is not more than 30 days after the acceptance of the Maryland Articles of Merger for record by the SDAT.  The date and time at which the Merger shall so become effective is herein referred to as the “Effective Time.”

2.6           Effects of the Merger.  The Merger shall have the effects set forth in Section 3-114 of the MGCL and Section 18-209 of the DLLCA.

2.7           Closing of Transfer Books.  From and after the Effective Time, the unit transfer books of Spinco shall be closed and no transfer shall be made of any interests in Spinco that were outstanding immediately prior to the Effective Time.

2.8           Exchange of Certificates.  (a)  Exchange Agent.  As soon as practicable after the Effective Time (but no later than five (5) business days after the Closing Date), the Surviving Corporation shall deposit with the Exchange Agent, for the benefit of the Walter stockholders as of the Walter Record Date and for the purpose of exchanging the Distribution Certificate for that number of shares of common stock of the Surviving Corporation that is to be issued in the Merger in accordance with this Article 2, the shares of common stock of the Surviving Corporation (such shares of common stock of the Surviving Corporation, together with any dividends or distributions thereon having a record date after the Effective Time and a payment date prior to the delivery of such shares by the Exchange Agent and any cash in lieu of fractional shares of common stock of the Surviving Corporation payable in accordance with Section 2.8(d), being hereinafter referred to as the “Exchange Fund”) issuable pursuant to Section 2.2 in exchange for outstanding Spinco Interests.  The Exchange Agent shall, pursuant to irrevocable instructions, deliver to the Walter stockholders as of the Walter Record Date the shares of common stock of the Surviving Corporation contemplated to be issued pursuant to Section 2.2 from the shares of stock held in the Exchange Fund.  The Exchange Fund shall not be used for any other purpose.  The Surviving Corporation shall deliver all such dividends referred to above to the Exchange Agent.  Walter stockholders shall not be entitled to receive interest on any funds in the Exchange Fund.

(b)   Exchange Procedures.  As promptly as practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail or deliver to the Walter stockholders as of the Walter Record Date (i) the number of whole shares of common stock of the Surviving Corporation that such holder has the right to receive pursuant to this Article 2 (and cash in lieu of any fractional shares of common stock of the Surviving Corporation, as contemplated by Section 2.8(d)) and (ii) the amount of dividends and other distributions, if any, with a record date after the Effective Time which theretofore became payable with respect to such shares of common stock of the Surviving Corporation, and the Distribution Certificate shall forthwith be cancelled.  The Surviving Corporation shall be entitled, and may instruct the

Exchange Agent, to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts required to be deducted and withheld with respect to the making of such payments under the Code or any provision of U.S., state or local or foreign tax Law.  Any withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Walter stockholder.

(c)   No Further Ownership Rights in Spinco Interests.  All shares of common stock of the Surviving Corporation issued pursuant to Sections 2.8(a) and (b) and any cash paid pursuant to Section 2.8(d) shall be deemed to have been issued in full satisfaction of all rights pertaining to the Spinco Interests that were converted in the Merger in accordance with Section 2.2.

(d)   No Fractional Shares.  Notwithstanding anything herein to the contrary, no certificate or scrip representing fractional shares of common stock of the Surviving Corporation shall be issued in the Merger, and, to the extent the Merger would otherwise result in any Walter stockholder as of the Walter Record Date or any holder of Hanover Common Stock immediately before the Effective Time being entitled to receive a fractional share of common stock of the Surviving Corporation, such fractional share interests will not entitle any such stockholder to vote or to any rights as a stockholder of the Surviving Corporation.  All fractional interests in common stock of the Surviving Corporation that would otherwise be issuable as a result of the Merger shall be aggregated and, if a fractional interest results from such aggregation, the holder otherwise entitled thereto shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying (i) the closing sale price per share of Hanover Common Stock on the AMEX (or, if Hanover Common Stock is not then listed on the AMEX, on Pink OTC Markets’ Pink Quote inter-dealer quotation service, the OTC Bulletin Board, or a comparable over-the-counter securities electronic quotation service, as contemplated by Section 7.2(b)) on the business day preceding the Effective Time, if the stock is being traded on such date, appropriately adjusted to take into account any reverse stock split or similar transaction consummated following such date and prior to the Effective Time, or, if the stock is not being traded on such date, the closing sale price per share of common stock of the Surviving Corporation on the AMEX (or, if Hanover Common Stock is not then listed on the AMEX, on Pink OTC Markets’ Pink Quote inter-dealer quotation service, the OTC Bulletin Board, or a comparable over-the-counter securities electronic quotation service, as contemplated by Section 7.2(b)) on the first business day that such stock is traded, by (ii) the fraction of a share of common stock of the Surviving Corporation to which such holder would otherwise have been entitled.  The Surviving Corporation shall timely make available to the Exchange Agent any cash necessary to make payments in lieu of fractional shares as aforesaid.  Alternatively, the Surviving Corporation shall have the option of instructing the Exchange Agent to aggregate all fractional interests in common stock of the Surviving Corporation resulting from the Merger, sell shares representing such aggregate interests in the public market and distribute to the Walter stockholders as of the Walter Record Date who otherwise would have been entitled to fractional shares a pro rata portion of the proceeds of such sale.

(e)   Termination of Exchange Fund.  Any portion of the Exchange Fund and any cash in lieu of fractional shares of common stock of the Surviving Corporation made available to the Exchange Agent that remains undistributed on the one-year anniversary of the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any Walter stockholder as of the Walter Record Date and any holder of the Hanover Common Stock shall thereafter look only to the Surviving Corporation for payment of such claim for common stock of the Surviving Corporation and any cash in lieu of fractional shares of common stock of the Surviving Corporation and any dividends or distributions with respect to common stock of the Surviving Corporation.

(f)    No Liability.  Neither Hanover nor the Surviving Corporation shall be liable to any Walter stockholder as of the Walter Record Date or any holder of shares of Hanover Common Stock or common stock of the Surviving Corporation for shares of common stock of the Surviving Corporation (or dividends or distributions with respect thereto or with respect to Spinco Interests) or cash in lieu of fractional shares of common stock of the Surviving Corporation delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.9           Employee Stock Options and Other Equity Awards.  (a)  In accordance with the terms of the Hanover 1999 Equity Incentive Plan and the Hanover 1997 Executive and Non-Employee Director Stock Option Plan (collectively, the “Hanover Stock Plans”), the Board of Directors (or any committee thereof) of Hanover shall take any action necessary to ensure that each outstanding option to acquire shares of Hanover Common Stock, whether or not exercisable (a “Hanover Option”) (i) shall be appropriately adjusted to reflect the occurrence of the transactions contemplated hereby (each option to acquire a share of common stock of the Surviving Corporation, a “Newco Option”) and (ii) to the extent unexercisable as of the Effective Time, shall, as a result of the transactions contemplated by this Agreement, become vested or exercisable.  With respect to each other outstanding incentive award denominated in or related to Hanover Common Stock, whether or not exercisable, granted to a Hanover Employee under the Hanover Stock Plans, such awards (i) shall be similarly adjusted to reflect the occurrence of the transactions contemplated by this Agreement and (ii) to the extent unexercisable as of the Effective Time, shall, as a result of the transactions contemplated by this Agreement, become vested or exercisable.

(b)           In accordance with the terms of the 2002 Long-Term Incentive Award Plan and the 1995 Long-Term Incentive Award Plan and any other stock option or stock incentive compensation plan maintained by Walter for its employees, officers or directors (a “Walter Employee”), as each such plan has from time to time been amended (collectively, the “Walter Stock Plans”), each outstanding option to acquire shares of Walter Common Stock, whether or not exercisable (each, a “Walter Option”), granted to a Spinco Employee who is employed by Spinco as of the Effective Time (each a “Current Spinco Employee”) (x) shall be appropriately adjusted into a Newco Option and (y) to the extent unexercisable as of the Effective Time, shall not, as a result of the transactions contemplated by this Agreement, become vested or exercisable.  With respect to each other outstanding incentive award denominated in or related to Walter Common Stock, whether or not exercisable, granted to a Current Spinco Employee under the Walter Stock Plans, such awards (i) shall be similarly adjusted to reflect the occurrence of the transactions contemplated by this Agreement and (ii) to the extent unexercisable as of the Effective Time, shall not, as a result of the transactions contemplated by this Agreement, become vested or exercisable.

(c)           All Walter Options held by the Current Spinco Employees to be adjusted pursuant to Section 2.9(b) shall be converted into a right to acquire, on the same terms and conditions as were applicable to such Walter Options prior to the Effective Time:

(i)            that number of shares of common stock of the Surviving Corporation determined by multiplying the number of shares of Walter Common Stock subject to such Walter Options by the Walter Exchange Ratio (defined below), rounded down, if necessary, to a whole share of common stock of the Surviving Corporation,

(ii)           at a price per share (rounded up, if necessary, to the nearest whole penny) equal to the per share exercise price specified in such Walter Option divided by the Walter Exchange Ratio.

For purposes of this Section 2.9(c), the Walter Exchange Ratio shall mean a fraction, the numerator of which shall be the fair market value (as defined in the Walter Stock Plans) in dollars per share of Walter Common Stock immediately prior to the Effective Time and the denominator of which shall be the value in dollars per share of common stock of the Surviving Corporation immediately after the Effective Time.

(d)           Each outstanding award to acquire Spinco Interests, whether or not exercisable (each a “Spinco Option”), granted under the 2007 Long-Term Incentive Award Plan of JWH Holding Company, LLC (the “Spinco LTIP”) shall, as of the Effective Time, by action of Spinco, be replaced (except for Spinco Options the treatment of which in the Merger is hereafter separately agreed to by Spinco and the holder of such Spinco Options, which Spinco Options shall be treated as so agreed, provided that such treatment does not involve the issuance by the Surviving Corporation of any consideration that results in Hanover Stockholder Shares representing less than 1.5% of the Adjusted Outstanding Surviving Corporation Shares) with an equity award denominated in common stock of the Surviving Corporation and appropriately adjusted to reflect the occurrence of the transactions contemplated by this Agreement; provided, that such equity award shall not result in the total number of Hanover Stockholder Shares representing less than 1.5% of the Adjusted Outstanding Surviving Corporation Shares immediately following the Effective Time.

Notwithstanding anything to the contrary in the foregoing, it is acknowledged and agreed that Spinco and the holders of Spinco Options who are listed on Section 2.9(d)(i) of the Spinco Disclosure Letter may agree separately that, as of the Effective Time, by action of Spinco, their Spinco Options shall be cancelled and cease to be outstanding. In consideration for their efforts in connection with the contemplated transactions and for no consideration being paid with respect to the cancellation of their Spinco Options, such holders shall be entitled to receive from the Surviving Corporation as soon as practicable after the Effective Time an aggregate number of restricted stock units that corresponds to notional shares of common stock of the Surviving Corporation (the “RSUs”).  The number of RSUs shall be determined by multiplying (a) (x) the total number of shares of common stock of the Surviving Corporation that, absent such grant of RSUs, would be held by the holders of Spinco Interests immediately following the Effective Time (“Spinco Interest Holders”) and (y) the Hanover Stockholder Shares, by (b) 0.03333.  For the avoidance of doubt, and as contemplated in Section 2.2(a)(i) hereof, such number of RSUs (and the shares of common stock of the Surviving Corporation used to settle such RSUs) shall reduce the number of shares of common stock of the Surviving Corporation that would otherwise be payable to Spinco Interest Holders immediately following the Effective Time, but shall not reduce the number of Hanover Stockholder Shares.  Each such RSU shall be paid out with a single share of common stock of the Surviving Corporation no earlier than the third anniversary of the Effective Date.  The details of the payment of the RSUs and the shares of the common stock of the Surviving Corporation shall be as specified on Section 2.9(d)(ii) of the Spinco Disclosure Letter.

(e)           As soon as practicable after the Effective Time, Surviving Corporation shall deliver to the holders of Newco Options or other outstanding awards denominated in or related to common stock of the Surviving Corporation (pursuant to the terms and conditions of this Section 2.9) appropriate notices setting forth such holders’ rights thereunder (which, for the avoidance of doubt, shall have the same terms and conditions applicable to those awards prior to the Effective Time, except for such adjustments and changes permitted under the terms of the applicable plans to effectuate the provisions of this Agreement).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF WALTER

Except (i) as set forth in the Walter Disclosure Letter (it being agreed that, except as otherwise expressly provided in the Disclosure Letter, disclosure of any item in any section of a Party’s Disclosure Letter shall be deemed disclosure with respect to any other section to such Party’s Disclosure Letter to which the relevance of such item is reasonably apparent on its face), (ii) as disclosed in the Walter SEC Documents (other than any disclosures included in such filings that are predictive, speculative or forward-looking in nature, including any disclosures in any “Risk Factors” sections thereof) or (iii) as expressly contemplated by the Executed Transaction Agreements, Walter represents and warrants to Hanover as follows:

3.1           Organization, Qualification, Etc.  Walter is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Walter and its Subsidiaries have all requisite corporate power and authority to own, lease and operate the properties owned, leased or operated by the Spinco Business and to carry on the Spinco Business as now being conducted.  Each of Walter and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by the Spinco Business, or the nature of the Spinco Business conducted by it, makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco.

3.2           Corporate Authority; No Violation, Etc.  Walter has the requisite corporate power and authority to enter into this Agreement and each Executed Transaction Agreement to which Walter is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Walter of this Agreement and each Executed Transaction Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Walter.  This Agreement has been duly executed and delivered by Walter and, assuming due authorization, execution and delivery by Hanover and Spinco, constitutes a legal, valid and binding agreement of Walter, enforceable against Walter in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.  Each Executed Transaction Agreement to which Walter is a party has been duly executed and delivered by Walter and, subject to due authorization, execution and delivery thereof by the other parties thereto, constitutes a legal, valid and binding agreement of Walter, enforceable against Walter in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.  None of the execution and delivery by Walter of this Agreement or any Executed Transaction Agreement, the consummation by Walter of the transactions contemplated hereby or thereby or compliance by Walter with any of the provisions hereof or thereof (i) violates or conflicts with any provisions of Walter’s certificate of incorporation or bylaws, (ii) requires any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Authority or any other Person, (iii) results in a default (or an event that, with notice or lapse of time or both, would become a default) or gives rise to any right of termination or buy-out by any third party, cancellation, amendment or acceleration of any obligation or the loss of any benefit under, any Contract to which Spinco or any of the Spinco Retained Subsidiaries is a party or by which Spinco or any of the Spinco Retained Subsidiaries or any of the Spinco Assets is or will be bound or affected, (iv) results in the creation of a Lien on any of the Spinco Interests, capital stock of any Spinco Retained Subsidiary or on any of the  Spinco Assets or (v) violates or conflicts with any Law applicable to Walter or any of its Subsidiaries (including Spinco and its Subsidiaries), or any of the properties, businesses or assets of any of the foregoing, other than such exceptions in the case of each of clauses (ii), (iii), (iv) and (v) above as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Walter.

3.3           Brokers or Finders.  Except as set forth on Section 3.3 of the Walter Disclosure Letter, no agent, broker, investment banker, financial advisor or other similar Person is or will be entitled, by reason of any agreement, act or statement by Walter or any of its Subsidiaries, directors, officers or employees, to any financial advisory, broker’s, finder’s or similar fee or commission from, to reimbursement of expenses by or to indemnification or contribution by, in each case, Walter, Spinco or any of their respective Subsidiaries in connection with any of the transactions contemplated by this Agreement or the Executed Transaction Agreements.

3.4           Walter Reports and Financial Statements.  (a)  As of their respective dates, all reports, prospectuses, forms, schedules, registration statements, proxy statements or information statements required to be filed by Walter under the Securities Act or under the Exchange Act (the “Walter SEC Documents”) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of such Walter SEC Documents when filed contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Since January 1, 2007, Walter has timely filed all reports, registration statements and other filings required to be filed with the SEC under the rules and regulations of the SEC.  The books and records of Walter and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.  Each of the foregoing representations in this Section 3.4 is made only with respect to information relating to the Spinco Business and with “materiality” being defined by reference to Walter as a whole and not by reference to Spinco or the Spinco Business.

(b)   Each of the consolidated financial statements of Walter and its Subsidiaries included (or incorporated by reference) in the Walter SEC Documents (including the related notes and schedules, where applicable) fairly present (subject, in the case of the unaudited statements, to normal year-end auditing adjustments, none of which are expected to be material in nature or amount), in all material respects, the results of the consolidated operations and changes in stockholders’ equity and cash flows and consolidated financial position of Walter and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth. Each of such consolidated financial statements (including the related notes and schedules, where applicable) complied, as of the date of filing, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC applicable thereto and each of such financial statements (including the related notes and schedules, where applicable) were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto.

3.5           No Other Representations and Warranties.  Except for the representations and warranties contained in this Article 3 and except for any representations and warranties specifically set forth in the Executed Transaction Agreements, Hanover acknowledges that neither Walter nor any other Person makes any express or implied representation or warranty with respect to Walter and its Subsidiaries or otherwise or with respect to any other information provided to Hanover, whether on behalf of Walter or such other Persons.  Neither Walter nor any other Person will have or be subject to any liability or indemnification obligation to Hanover or any other Person to the extent resulting from the distribution to Hanover or Hanover’s use of, any information related to Walter and any other information, document, financial information or projections or material made available to Hanover in certain “data rooms,” management presentations or any other form in connection with the transactions contemplated by this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SPINCO

Except (i) as set forth in the Spinco Disclosure Letter (it being agreed that, except as otherwise expressly provided in the Disclosure Letter, disclosure of any item in any section of a Party’s Disclosure Letter shall be deemed disclosure with respect to any other section to such Party’s Disclosure Letter to which the relevance of such item is reasonably apparent on its face), (ii) as disclosed in the Walter SEC Documents (other than any disclosures included in such filings that are predictive, speculative or forward-looking in nature, including any disclosures in any “Risk Factors” sections thereof) or (iii) as expressly contemplated by the Executed

Transaction Agreements, Spinco represents and warrants to Hanover as follows and in each case after giving effect to the Distribution (unless otherwise explicitly stated):

4.1           Organization, Qualification, Etc.  Spinco is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Spinco has or will have at the Effective Time all requisite power and authority to own or lease and operate and use the Spinco Assets and carry on the Spinco Business as presently conducted and is or will be at the Effective Time duly qualified and licensed to do business and is or will be at the Effective Time in good standing in each jurisdiction in which the ownership or leasing of any Spinco Assets or the conduct of the Spinco Business requires such qualification, except for jurisdictions in which the failure to be so qualified or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco.  Each of the Spinco Retained Subsidiaries is or will be at the Effective Time a corporation or (as indicated in Section 4.1 of the Spinco Disclosure Letter) other legal entity duly organized, validly existing and, to the extent such concept or similar concept exists in the relevant jurisdiction, in good standing under the laws of the state or other jurisdiction of its incorporation or other organization, has or will have at the Effective Time all requisite power and authority to own or lease and operate and use its properties and assets and to carry on its business as presently conducted and is or will be duly qualified and licensed to do business and is or will be at the Effective Time in good standing in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco.

4.2           Capitalization and Other Matters.  (a)  The Spinco Interests as of the date hereof consist of one limited liability company interest, which is held by Walter.  Immediately following the Distribution, (i) there will be outstanding a number of Spinco Interests equal to the number of shares of Walter Common Stock outstanding as of the Walter Record Date, (ii) no Spinco Interests will be held by Spinco in its treasury and (iii) no bonds, debentures, notes or other indebtedness of Spinco or any of the Spinco Retained Subsidiaries having the right to vote (or convertible into securities having the right to vote) on any matters on which holders of limited liability company interests in Spinco (including Spinco Interests) may vote (“Spinco Voting Debt”) will be issued or outstanding.  All outstanding Spinco Interests are, and all Spinco Interests which may be issued will be, when issued, duly authorized, validly issued, fully paid and not subject to preemptive rights.  Except as set forth in this Section 4.2, as of the date of this Agreement there are not outstanding (i) any Spinco Interests, Spinco Voting Debt or other voting securities of Spinco, (ii) any securities of Spinco or any of the Spinco Retained Subsidiaries convertible into or exchangeable for Spinco Interests, Spinco Voting Debt or other voting securities of Spinco or (iii) except as specified in Section 2.9 and Section 7.5, any options, warrants, calls, rights (including preemptive rights), commitments or other Contracts (other than this Agreement and the Executed Transaction Agreements) to which Spinco or any of the Spinco Retained Subsidiaries is a party or by which Spinco or any of the Spinco Retained Subsidiaries will be bound obligating Spinco or any of the Spinco Retained Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, or otherwise relating to, Spinco Interests, Spinco Voting Debt or other voting securities of Spinco or any of the Spinco Retained Subsidiaries or obligating Spinco or any of the Spinco Retained Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or Contract.  Section 4.2 of the Spinco Disclosure Letter contains a true and complete list of each entity that will be a material Subsidiary of Spinco at the Effective Time, including its jurisdiction of organization, Spinco’s interest therein and a brief description of the principal line or lines of business conducted by each such material Subsidiary.  All the issued and outstanding shares of capital stock of, or other equity or voting interests in, each Spinco Retained Subsidiary are owned by Spinco, by another wholly-owned Spinco Retained Subsidiary or by Spinco and another wholly-owned Spinco Retained Subsidiary, free and clear of all Liens and are duly authorized, validly issued, fully paid and nonassessable.

(b)           Except for the Limited Liability Company Agreement of Spinco, there are no stockholder agreements, voting trusts or other Contracts to which Spinco is a party or by which it is bound relating to the voting or transfer of any Spinco Interests.  Except for the shares of capital stock of, or other equity interest in, its Subsidiaries, as of the date of this Agreement, Spinco does not own, directly or indirectly, any capital stock of, or other equity interest or voting interests in, any corporation, partnership, joint venture, association, limited liability company or other entity.

4.3           Authority; No Violation, Etc.  Spinco has the requisite limited liability company power and authority to enter into this Agreement and each Executed Transaction Agreement to which Spinco is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Spinco of this Agreement and each such Executed Transaction Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Spinco.  This Agreement has been duly executed and delivered by Spinco and, assuming the due authorization, execution and delivery of this Agreement by Hanover and Walter, constitutes a legal, valid and binding agreement of Spinco, enforceable against Spinco in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.  Each Executed Transaction Agreement to which Spinco is a party has been duly executed and delivered by Spinco and, assuming the due authorization, execution and delivery thereof by each of the other parties thereto, constitutes a legal, valid and binding agreement of Spinco, enforceable against Spinco in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles. None of the execution and delivery by Spinco of this Agreement or any Executed Transaction Agreement, the consummation by Spinco of the transactions contemplated hereby or thereby or compliance by Spinco with any of the provisions hereof or thereof (i) violates or conflicts with any provisions of Spinco’s or any Spinco Retained Subsidiary’s organizational documents, (ii) requires any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Authority or any other Person, (iii) results in a default (or an event that, with notice or lapse of time or both, would become a default) or gives rise to any right of termination or buy-out by any third party, cancellation, amendment or acceleration of any obligation or the loss of any benefit under any Contract to which Spinco or any of the Spinco Retained Subsidiaries is a party or by which Spinco or any of the Spinco Retained Subsidiaries or any of the Spinco Assets is bound or affected, (iv) results in the creation of a Lien on any of the Spinco Interests, capital stock of any Spinco Retained Subsidiaries or on any of the Spinco Assets or (v) violates or conflicts with any

Law applicable to Spinco or any of the Spinco Retained Subsidiaries, or any of the properties, businesses or assets of any of the foregoing, other than such exceptions in the case of each of clauses (ii), (iii), (iv) and (v) above as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco.

4.4           Spinco Retained Subsidiaries Financial Statements.  Section 4.4 of the Spinco Disclosure Letter sets forth: (a) the unaudited consolidated statement of income of the Spinco Retained Subsidiaries for the six months ended June 30, 2008; and (b) the unaudited consolidated balance sheet of the Spinco Retained Subsidiaries as at June 30, 2008 (collectively, the “Spinco Retained Subsidiaries Financial Statements”).  The Spinco Retained Subsidiaries Financial Statements have been prepared from books and records maintained in good faith by Spinco consistent with past practice.  The Spinco Retained Subsidiaries Financial Statements (including related footnotes) fairly present, in all material respects, the results of operations and financial position of the Spinco Retained Subsidiaries for such fiscal periods or as of the date therein set forth.  The Spinco Retained Subsidiaries Financial Statements (including related footnotes) have been prepared from the financial records of the Spinco Retained Subsidiaries and are consistent with the segment information presented in the consolidated financial statements of Walter in the Walter SEC Documents.  As of the Effective Time, Spinco and the Spinco Retained Subsidiaries will own the Spinco Business and the Spinco Assets, as reflected in the Spinco Retained Subsidiaries Financial Statements, with only such changes that have occurred in the ordinary course of business since the date of such statements.

4.5           Undisclosed Liabilities.  Except as set forth in the Spinco Retained Subsidiaries Financial Statements, Spinco and the Spinco Retained Subsidiaries do not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities or obligations incurred in the ordinary course of business since June 30, 2008, (ii) liabilities or obligations not required to be disclosed on a balance sheet prepared in accordance with GAAP or in the notes thereto, (iii) liabilities that have been discharged or paid in full prior to the date hereof in the ordinary course of business consistent with past practice or (iv) liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco.

4.6           Absence of Material Adverse Effect.  Except (i) as specifically contemplated or permitted by this Agreement or the Executed Transaction Agreements, (ii) as set forth in the Spinco Retained Subsidiaries Financial Statements or (iii) for changes resulting from the announcement of this Agreement or the transactions contemplated hereby, since June 30, 2008, the Spinco Business has been conducted in all material respects in the ordinary course, and there has not been any event that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco.

4.7           Actions; Litigation.  (a)  No Action against Walter, any of Walter’s Subsidiaries, Spinco, any Spinco Subsidiary or the Spinco Business is pending or, to Spinco’s Knowledge, threatened, except with respect to such Actions the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco.

(b)           There is no Ruling against Walter, any of Walter’s Subsidiaries, Spinco, any Spinco Subsidiary or the Spinco Business, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco.

4.8           Licenses; Compliance with Laws.  (a) Spinco and the Spinco Retained Subsidiaries hold all Licenses that are required for the conduct of the Spinco Business as currently conducted and are in material compliance with the terms of all such Licenses so held, except, in the case of each of the foregoing, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco.

(b)           Except with respect to Environmental Laws, tax matters, employee benefits, and labor matters (which are addressed in Sections 4.10, 4.11, 4.12 and 4.13 respectively), Spinco and the Spinco Retained Subsidiaries are in compliance with all Laws of any Governmental Authority applicable to any of them or their respective operations, except to the extent such noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco.

4.9           Proxy Statement/Prospectus; Registration Statement.  None of the information regarding Walter or its Subsidiaries or Spinco or the Spinco Retained Subsidiaries or the Spinco Business provided by Walter or Spinco for inclusion in, or incorporation by reference into, the Proxy Statement/Prospectus or the Registration Statement filed by Spinco, if any, will, in the case of the definitive Proxy Statement/Prospectus or any amendment or supplement thereto, at the time of the mailing of the definitive Proxy Statement/Prospectus and any amendment or supplement thereto and at the time of the Hanover Stockholders Meeting, or, in the case of the Registration Statement, at the time it becomes effective, at the time of the Hanover Stockholders Meeting and at the Effective Time, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

4.10         Environmental Matters.  (a)  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco:

(i)            Each of Spinco and the Spinco Retained Subsidiaries has obtained all Licenses under Environmental Laws required for the conduct and operation of the Spinco Business and is in compliance with the terms and conditions contained therein, and is in compliance with all Environmental Laws applicable to the Spinco Business;

(ii)           None of Spinco and the Spinco Retained Subsidiaries is subject to any contractual environmental indemnification obligation regarding the Spinco Business or the Spinco Assets;

(iii)          There are no Environmental Claims pending or, to Spinco’s Knowledge, threatened against Spinco or any of the Spinco Retained Subsidiaries with respect to the Spinco Business;

(iv)          There is no condition on, at or under any property (including the air, soil and ground water) currently or, to Spinco’s Knowledge, formerly owned, leased or used by

Spinco or any of the Spinco Retained Subsidiaries (including off-site waste disposal facilities) or created by Spinco’s or any Spinco Retained Subsidiary’s operations that would create liability for Spinco or any Spinco Retained Subsidiary under applicable Environmental Laws; and

(v)           There are no past or present actions, activities, circumstances, events or incidents (including the release, emission, discharge, presence or disposal of any Hazardous Material) with respect to Spinco or any of the Spinco Retained Subsidiaries that are reasonably expected to form the basis of a claim against Spinco or any of the Spinco Retained Subsidiaries under Environmental Laws or create liability for Spinco or any of the Spinco Retained Subsidiaries under applicable Environmental Laws.

(b)           Notwithstanding any provision of this Agreement to the contrary, this Section 4.10 constitutes the sole and exclusive representations and warranties of Spinco relating to Environmental Laws, Environmental Claims or Hazardous Materials.

4.11         Tax Matters.  (a)  (i) All material Tax Returns relating to Spinco, the Spinco Business and the Spinco Retained Subsidiaries required to be filed on or prior to the Closing Date have been timely filed or will be timely filed (including those for which appropriate extensions have been obtained), (ii) all such Tax Returns, to the extent they relate to Spinco, the Spinco Business and the Spinco Retained Subsidiaries, are correct and complete in all material respects, (iii) all material Taxes relating to Spinco, the Spinco Business or any Spinco Retained Subsidiary required to be paid on or prior to the Closing Date have been timely paid or reserved for and (iv) all material Taxes relating to Spinco, the Spinco Business and the Spinco Retained Subsidiaries for any taxable period (or a portion thereof) beginning on or prior to the Closing Date (which are not yet due and payable) are properly provided for in Spinco’s books and records.

(b)   No audits or other administrative proceedings or court proceedings are presently pending with regard to any material Taxes or material Tax Return of Walter, Spinco or any Spinco Retained Subsidiary relating to the Spinco Business as to which any taxing authority has asserted in writing any claim.

(c)   Neither Spinco nor any Spinco Retained Subsidiary (i) is a party to or bound by or has any obligation under any written Tax allocation, sharing or similar agreement or arrangement other than with respect to the group for which Walter is the common parent or (ii) is or has been a member of any consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes (other than groups which include members of the Walter consolidated group).

(d)   Neither Walter, its Subsidiaries, Spinco nor any of the Spinco Retained Subsidiaries has taken any action or knows of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

4.12         Benefit Plans.  (a)  Section 4.12(a) of the Spinco Disclosure Letter lists each material “employee benefit plan” (within the meaning of Section 3(3) ERISA), and each severance, change in control or employment plan, program or agreement, and vacation, incentive, bonus, stock option, stock purchase, and restricted stock plan, program or policy sponsored or maintained by Spinco, in which any individual who is currently or has been an officer, director or employee of Spinco (a “Spinco Employee”) participates (collectively, the “Spinco Benefit Plans”).

(b)   The Spinco Benefit Plans are in compliance with all applicable requirements of ERISA, the Code, and other applicable laws and have been administered in all material respects in accordance with their terms and such laws, except where the failure to so comply would not have a Material Adverse Effect.  Each Spinco Benefit Plan that is intended to be qualified within the meaning of Section 401 of the Code has received a favorable determination letter as to its qualification and no event has occurred or condition is known to exist that would reasonably be expected to adversely affect such qualification.

(c)   There are no pending or, to the Knowledge of Spinco, threatened claims with respect to any Spinco Benefit Plans, other than ordinary and usual claims for benefits by participants and beneficiaries.

4.13         Labor Matters.  (a)  (i) Neither Spinco nor any Spinco Retained Subsidiary is a party to, or bound by, any (A) collective bargaining agreement or (B) other Contract with a labor union or labor organization, nor is any such Contract presently being negotiated; (ii) neither Spinco nor any of the Spinco Retained Subsidiaries is the subject of any proceeding asserting that Spinco or any of the Spinco Retained Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor, to Spinco’s Knowledge, is such proceeding threatened; (iii) there is no strike, work stoppage, lockout or other labor dispute involving Spinco or any of the Spinco Retained Subsidiaries pending or, to Spinco’s Knowledge, threatened; (iv) there have been no claims initiated by any labor organization to represent any employees of Spinco not currently represented by a labor organization within the past five years, nor, to Spinco’s Knowledge, are there any campaigns being conducted to solicit cards from employees to authorize representation by any labor organization; and (v) Spinco and the Spinco Retained Subsidiaries are in compliance with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN”), and all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise.

(b)   Spinco is in compliance in all material respects with all applicable U.S. and non-U.S. laws relating to employment practices, terms and conditions of employment, and the employment of former, current, and prospective employees, independent contractors and “leased employees” (within the meaning of Section 414(n) of the Code) of Spinco including all such U.S. and non-U.S. laws, agreements and contracts relating to wages, hours, collective bargaining, employment discrimination, immigration, disability, civil rights, human rights, fair labor standards, occupational safety and health, workers’ compensation, pay equity, wrongful discharge and violation of the potential rights of such former, current, and prospective employees, independent contractors and leased employees, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco.

4.14         Intellectual Property.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco, (i) Spinco or the

Spinco Retained Subsidiaries own all right, title, and interest in or have the valid right to use all the Intellectual Property that is used in the Spinco Business as currently conducted, free of all Liens; (ii) no Action or Ruling is asserted, pending or, to Spinco’s Knowledge, is threatened (including “cease and desist” letters or invitations to take a patent license) against Spinco or any of the Spinco Retained Subsidiaries by any Person with respect to Intellectual Property; (iii) the material Intellectual Property owned by Spinco and the Spinco Retained Subsidiaries is subsisting and unexpired, valid and enforceable, and is not being infringed or violated by any Person; (iv) Spinco and the Spinco Retained Subsidiaries’ conduct of the Spinco Business as currently conducted does not infringe or violate the rights of any Person; (v) Spinco and the Spinco Retained Subsidiaries take all reasonable actions to protect and maintain (x) their Intellectual Property (including any that is confidential in nature) and (y) the security, integrity and continuous and proper operation of their Software (including any data processed or stored therein or transmitted thereby); and (vi) Spinco and the Spinco Retained Subsidiaries have caused all Persons who created, invented or contributed to any material proprietary Intellectual Property to assign in writing to Spinco all of their rights therein that do not vest with Spinco initially by operation of law.

4.15         Material Contracts.  Neither Spinco nor any of the Spinco Retained Subsidiaries is a party to or bound by (a) any “material contract” as defined in Item 601(b)(10) of Regulation S-K of the SEC or any agreement, contract or commitment that would be such a “material contract” but for the exception for contracts entered into in the ordinary course of business or (b) any non-competition agreement or any other agreement or obligation that materially limits or will materially limit Spinco or any of the Spinco Retained Subsidiaries from engaging in the Spinco Business.  Except as would not result in a Material Adverse Effect on Spinco, each of the material contracts referred to in the preceding sentence is valid and in full force and effect and neither Spinco nor any of the Spinco Retained Subsidiaries has violated any provisions of, or committed or failed to perform any act that, with or without prejudice, lapse of time, or both, would constitute a default under the provisions of any such material contract.

4.16         Vote Required.  The affirmative vote of Walter, as the sole member of Spinco prior to the Distribution, is not required to effect the transactions contemplated by this Agreement and the Executed Transaction Agreements.  The approval of Spinco’s members after the Distribution Date will not be required to effect the transactions contemplated by this Agreement and the Executed Transaction Agreements.  The approval of Walter’s stockholders is not required to effect the transactions contemplated by this Agreement and the Executed Transaction Agreements.

4.17         Assets.  (a)     After the Distribution, Spinco or one of the Spinco Retained Subsidiaries will have good, valid and marketable title to, or in the case of leased properties and assets, valid leasehold interests in, all of the Spinco Assets except where the failure to have such good, valid and marketable title or valid leasehold interests would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco, in each case subject to no Liens, except for (i) Liens reflected in the Spinco Retained Subsidiaries Financial Statements, (ii) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or materially impair the use of, such property as it is presently used in connection with the Spinco Business,

(iii) Liens for current Taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith and for which appropriate reserves in accordance with GAAP have been created, (iv) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business or by operation of law, (v) any conditions that are shown on any surveys previously delivered to Hanover of such real property and (vi) Liens which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco.

(b)   Section 4.17 of the Spinco Disclosure Letter lists all material services currently provided to the Spinco Business by Walter or any of its Affiliates (other than Spinco or the Spinco Retained Subsidiaries).

4.18         Insurance.  As of the date hereof and until the Distribution, (a) Spinco and the Spinco Retained Subsidiaries are insured under insurance policies maintained by Walter with reputable and financially sound insurers against such risks and in such amounts as is sufficient to comply with applicable Law, consistent with industry practice and which the management of Spinco reasonably has determined to be prudent, (b) Spinco and the Spinco Retained Subsidiaries are in material compliance with such insurance policies relating to the Spinco Business and the Spinco Assets and are not in default under any of the material terms thereof, (c) each such policy is outstanding and in full force and effect and Spinco or one or more of the Spinco Retained Subsidiaries is included as an insured party under such policy or has full rights as a loss payee, (d) no written notice of cancellation or termination has been received with respect to any such policy and (e) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

4.19         No Other Representations and Warranties.  (a)  Except for the representations and warranties contained in this Article 4 and except for any representations and warranties specifically set forth in the Executed Transaction Agreements, Hanover acknowledges that neither Spinco nor any other Person makes any express or implied representation or warranty with respect to Spinco or the Spinco Retained Subsidiaries, the Spinco Business or otherwise or with respect to any other information provided to Hanover, whether on behalf of Walter, Spinco or such other Persons, including as to (i) merchantability or fitness for any particular use or purpose, (ii) the use of the Spinco Assets and the assets of the Spinco Business and the operation of the Spinco Business after the Closing in any manner or (iii) the success or profitability of the ownership, use or operation of the Spinco Business after the Closing.  Neither Walter, Spinco nor any other Person will have or be subject to any liability or indemnification obligation to Hanover or any other Person to the extent resulting from the distribution to Hanover, or Hanover’s use of, any information related to the Spinco Business and any other information, document or material made available to Hanover in certain “data rooms,” management presentations or any other form in connection with the transactions contemplated by this Agreement and the Executed Transaction Agreements.

(b)   In connection with Hanover’s investigation of the Spinco Business, Hanover may have received or may receive from or on behalf of Walter, Spinco or any of their respective Subsidiaries certain projections or forward-looking statements, including projected statements of operating revenues and income from operations.  Hanover acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Hanover is familiar with such uncertainties, that Hanover is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Hanover, in the absence of fraud, shall have no claim against Walter, Spinco or any of their respective Subsidiaries or any other Person acting on their behalf with respect thereto.  Accordingly, neither Walter, Spinco nor their respective Subsidiaries make any representation or warranty with respect to such estimates, projections, forward-looking statements and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and other forecasts and plans).

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF HANOVER

Except (i) as set forth in the Hanover Disclosure Letter (it being agreed that, except as otherwise expressly provided in the Disclosure Letter, disclosure of any item in any section of a Party’s Disclosure Letter shall be deemed disclosure with respect to any other section to such Party’s Disclosure Letter to which the relevance of such item is reasonably apparent on its face), (ii) as disclosed in the Hanover SEC Documents (other than any disclosures included in such filings that are predictive, speculative or forward-looking in nature, including any disclosures in any “Risk Factors” sections thereof) or (iii) as expressly contemplated by the Executed Transaction Agreements, Hanover represents and warrants to Walter and Spinco as follows:

5.1           Organization, Qualification, Etc.  Hanover is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland.  Hanover has all requisite power and authority to own or lease and operate and use its properties and assets and carry on its business as presently conducted and is duly qualified and licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hanover.  Each of the Hanover Subsidiaries is a corporation or (as indicated in Section 5.1 of the Hanover Disclosure Letter) other legal entity duly organized, validly existing and, to the extent such concept or similar concept exists in the jurisdiction specified in Section 5.1 of the Hanover Disclosure Letter, in good standing under the laws of the state or other jurisdiction of its incorporation or other organization, has all requisite power and authority to own or lease and operate and use its properties and assets and to carry on its business as presently conducted and is duly qualified and licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hanover.

5.2           Stock and Other Matters.  (a)  The authorized stock of Hanover consists of 90,000,000 shares of Hanover Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (“Hanover Preferred Stock”).  At the close of business on the date hereof, (i) (A) 8,654,562 shares of Hanover Common Stock were issued and outstanding, 529,376 shares of Hanover Common Stock were reserved for issuance pursuant to the Hanover Stock Plans, options to purchase 74,234 shares of Hanover Common Stock were outstanding and 6,762,793 shares of Hanover Common Stock were reserved for issuance in the Exchange Share Issuance and (B) no shares of Hanover Preferred Stock were outstanding, and (ii) no bonds, debentures, notes or other indebtedness of Hanover or any of its Subsidiaries having the right to vote (or convertible into securities having the right to vote) on any matters on which holders of shares of capital stock of Hanover (including Hanover Common Stock) may vote (“Hanover Voting Debt”) were issued or outstanding.  All outstanding shares of Hanover Common Stock are, and all shares thereof which may be issued will be, when issued, duly authorized, validly issued, fully paid and not subject to preemptive rights.  Except as set forth in this Section 5.2, there are not outstanding (i) any shares of stock of Hanover, Hanover Voting Debt, Hanover Common Stock or other voting securities of Hanover, (ii) any securities of Hanover or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of Hanover, Hanover Voting Debt, Hanover Common Stock or other voting securities of Hanover or (iii) any options, warrants, calls, rights (including preemptive rights), commitments or other Contracts (other than this Agreement and the Executed Transaction Agreements) to which Hanover or any of its Subsidiaries is a party or by which Hanover or any of its Subsidiaries will be bound obligating Hanover or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, or otherwise relating to, shares of stock of Hanover, Hanover Voting Debt, Hanover Common Stock or other voting securities of Hanover or any of its Subsidiaries or obligating Hanover or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or Contract.  Section 5.2 of the Hanover Disclosure Letter contains a true and complete list of each Subsidiary of Hanover at the Effective Time, including its jurisdiction of organization, Hanover’s interest therein and a brief description of the principal line or lines of business conducted by each such Subsidiary.  All the issued and outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of Hanover are owned by Hanover, by another wholly-owned Subsidiary of Hanover or by Hanover and another wholly-owned Subsidiary of Hanover, free and clear of all Liens, and are duly authorized, validly issued, fully paid and non-assessable.

(b)   Other than the Voting Agreement, there are no stockholder agreements, voting trusts or other Contracts to which Hanover is a party or by which it is bound relating to the voting or transfer of any shares of stock of Hanover.  Except for the shares of capital stock of, or other equity interest in, its Subsidiaries, as of the date of this Agreement, Hanover does not own, directly or indirectly, any capital stock of, or other equity interest or voting interests in, any corporation, partnership, joint venture, association, limited liability company or other entity.

5.3           Corporate Authority; No Violation, Etc.  Hanover has the requisite corporate power and authority to enter into this Agreement and each Executed Transaction Agreement to which it is a party and, subject in the case of this Agreement, to obtaining the Requisite Approvals, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Hanover of this Agreement and the Executed Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Hanover, subject, in the case of the performance of this Agreement and the consummation of the transactions contemplated, to obtaining the Requisite Approvals.  This Agreement has been duly executed and delivered by Hanover and, assuming due authorization, execution and delivery of this Agreement by Walter and Spinco, constitutes a legal, valid and binding agreement of Hanover, enforceable against Hanover in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.  Each Executed Transaction Agreement to which Hanover is a party has been duly executed and delivered by Hanover and, assuming the due authorization, execution and delivery thereof by each of the other parties thereto, constitutes a legal, valid and binding agreement of Hanover, enforceable against Hanover in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.  None of the execution and delivery by Hanover of this Agreement or of any Executed Transaction Agreement to which it is a party, the consummation by Hanover of the transactions contemplated hereby or thereby or compliance by Hanover with any of the provisions hereof or thereof (i) violates or conflicts with any provisions of Hanover’s current charter (the “Charter”) or bylaws (the “Bylaws”) or will violate or conflict with any provisions of the Amended and Restated Charter or the Amended and Restated Bylaws, (ii) requires any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Authority or any other Person, other than the Requisite Approvals, (iii) results in a default (or an event that, with notice or lapse of time or both, would become a default) or gives rise to any right of termination or buy-out by any third party, cancellation, amendment or acceleration of any obligation or the loss of any benefit under any Contract to which Hanover or any of its Subsidiaries is a party or by which Hanover or any of its Subsidiaries or any of their respective assets or properties is bound or affected, (iv) results in the creation of a Lien on any of the issued and outstanding shares of Hanover Common Stock or capital stock of any Subsidiaries or on any of the assets of Hanover or its Subsidiaries or (v) violates or conflicts with any Law applicable to Hanover or any of its Subsidiaries, or any of the properties, businesses or assets of any of the foregoing, other than such exceptions in the case of each of clauses (ii), (iii), (iv) and (v) above as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hanover.

5.4           Affiliate Transactions.  There are no transactions, agreements, arrangements or understandings between (i) Hanover or its Subsidiaries, on the one hand, and (ii) Hanover’s Affiliates (other than wholly-owned Subsidiaries of Hanover) and other Persons, on the other hand, of the type that are required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

5.5           Hanover Reports and Financial Statements.  (a)  Hanover has filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since January 1, 2007 (all such forms, reports, statements, certificates and other documents filed with or furnished to the SEC since January 1, 2007, with any amendments thereto, collectively, the “Hanover SEC Documents”), each of which, including any financial statements or schedules included therein, as finally amended prior to the date hereof, has complied as to form in all material respects with the applicable requirements of the Securities Act and Exchange Act as of the date filed with the SEC. None of Hanover’s Subsidiaries is required to file periodic reports with the SEC. None of the Hanover SEC Documents contained, when filed with the SEC and, if amended prior to the date of this Agreement, as of the date of such amendment, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Hanover SEC Documents. To the Knowledge of Hanover, none of the Hanover SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(b)   Each of the consolidated financial statements of Hanover and its Subsidiaries included (or incorporated by reference) in the Hanover SEC Documents (including the related notes and schedules, where applicable) fairly present (subject, in the case of the unaudited statements, to normal year-end auditing adjustments, none of which are expected to be material in nature or amount), in all material respects, the results of the consolidated operations and changes in stockholders’ equity and cash flows and consolidated financial position of Hanover and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth. Each of such consolidated financial statements (including the related notes and schedules, where applicable) complied, as of the date of filing, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC applicable thereto and each of such financial statements (including the related notes and schedules, where applicable) were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto.

(c)   Except (i) for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Hanover and its consolidated Subsidiaries included in the most recent consolidated financial statements of Hanover included in Hanover’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2008, (ii) for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2008, (iii) for liabilities that have been discharged or paid in full prior to the date hereof in the ordinary course of business consistent with past practice or (iv) for liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Hanover, neither Hanover nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due).

5.6           Absence of Certain Changes or Events.  (a)  Except (i) as specifically contemplated or permitted by this Agreement and the Executed Transaction Agreements, (ii) as set forth in the financial statements as of and for the six months ended June 30, 2008, and as of and for the year ended December 31, 2007, in each case, included in the Hanover SEC Documents and (iii) for changes resulting from the announcement of this Agreement or the transactions contemplated hereby, since June 30, 2008, the business of Hanover has been conducted in all material respects only in the ordinary course, and there has not been any event that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hanover.

(b)   Since June 30, 2008, there has not been (i) any declaration, setting aside or payment of or dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Hanover’s or any of its Subsidiaries capital stock or other equity or voting interests, except for dividends by a wholly owned Subsidiary of Hanover to its stockholders, (ii) any purchase, redemption or other acquisition by Hanover or any of its Subsidiaries of any shares of capital stock of, or other equity or voting interests in, Hanover or any of its Subsidiaries or any options, warrants, calls or rights to acquire such shares or other interests, (iii) other than in connection with the amendment and restatement of Hanover’s Charter as set forth in the Articles of Amendment and Restatement, any split, combination or reclassification of any of Hanover’s stock or other equity or voting interests or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of stock of, or other equity or voting interest in, Hanover,  (iv) other than as would be permitted by Section 6.2, any change by Hanover or its Subsidiaries in its accounting principles, practices or methods or (v) any increase in the compensation payable by Hanover or any of its Subsidiaries to officers or key employees or any material amendment of any of the Hanover Benefit Plans except for increases or amendments (A) required by applicable Law, (B) in the ordinary and usual course of business consistent with past practice or (C) permitted by Section 6.2.

5.7           Sarbanes-Oxley Compliance; Internal Controls.  Hanover has made all certifications and statements required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the related rules and regulations promulgated thereunder with respect to Hanover’s filings pursuant to the Exchange Act.  Hanover has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) designed to ensure that material information relating to Hanover, including its Subsidiaries, is made known on a timely basis to the individuals responsible for the preparation of Hanover’s filings with the SEC and other public disclosure documents.  Except as would not reasonably be expected to have a Material Adverse Effect on Hanover, (a) Hanover has established and maintains a system of internal accounting control over financial reporting sufficient to comply with all legal and accounting requirements applicable to Hanover and its Subsidiaries, (b) Hanover has disclosed, based on its most recent evaluation of internal controls, to Hanover’s auditors and its audit committee, (i) any significant deficiencies and material weaknesses in the design or operation of its internal accounting controls which are reasonably likely to materially and adversely affect Hanover’s ability to record, process, summarize, and report financial information, and (ii) any fraud known to Hanover that involves management or other employees who have a significant role in internal controls, and (c) Hanover has not received any complaint, allegation, assertion, or claim in writing regarding the accounting practices, procedures, methodologies, or methods of Hanover or its internal accounting controls over financial reporting, including any such complaint, allegation, assertion, or claim that Hanover has engaged in questionable accounting or auditing practices.

5.8           Actions; Litigation.  (a)  No material Action against Hanover or any of Hanover’s Subsidiaries, is pending or, to Hanover’s Knowledge, threatened, except with respect to such Actions the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hanover.

(b)   There is no Ruling against Hanover, any of its Subsidiaries, or any of its or their businesses or properties that (i) would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hanover or (ii) would prevent or materially delay the consummation of the Merger or Hanover’s ability to observe and perform its obligations hereunder.

(c)   There is no reasonable or credible basis for any Action to be brought against Hanover or any of Hanover’s Subsidiaries or any employee thereof alleging fraud or misrepresentation in connection with, or breach of, any Contract in existence on July 31, 2008.

5.9           Licenses; Compliance with Laws.  (a)  Hanover and its Subsidiaries hold all Licenses that are required for the conduct of the businesses of Hanover and its Subsidiaries as currently conducted and are, and at all times have been, in compliance with the terms of all such Licenses so held, except, in the case of each of the foregoing, as has not had, and as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Hanover.

(b)   Except with respect to Environmental Laws, tax matters, employee benefits and labor matters (which are addressed in Sections 5.11, 5.12, 5.13 and 5.14, respectively), Hanover and its Subsidiaries are, and at all times have been, in compliance with all Laws of any Governmental Authority applicable to any of them or their respective operations, except to the extent such noncompliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Hanover.

5.10         Proxy Statement/Prospectus; Registration Statement.  None of the information included in, or incorporated by reference into, the Proxy Statement/Prospectus or the Registration Statement will, in the case of the definitive Proxy Statement/Prospectus or any amendment or supplement thereto, at the time of the mailing of the definitive Proxy Statement/Prospectus and any amendment or supplement thereto, and at the time of the Hanover Stockholders Meeting, or, in the case of the Registration Statement, at the time it becomes effective, at the time of the Hanover Stockholders Meeting and at the Effective Time, other than in each case, as to information supplied in writing by Walter or Spinco or any of their Affiliates expressly for inclusion therein, as to which no representation is made, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  The Registration Statement will comply in all material respects with the provisions of the Securities Act and the Exchange Act and any other applicable Law as of the date of such filing.

5.11         Environmental Matters.  (a)     Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hanover:

(i)            Each of Hanover and its Subsidiaries has obtained all Licenses under Environmental Laws required for the conduct and operation of its business and is in compliance with the terms and conditions contained therein, and is in compliance with all applicable Environmental Laws;

(ii)           None of Hanover and its Subsidiaries is subject to any contractual environmental indemnification obligation regarding businesses currently or formerly owned,

leased or operated by Hanover or any of its Subsidiaries or regarding properties or facilities currently or formerly owned, leased or operated by Hanover or any of its Subsidiaries;

(iii)          There are no Environmental Claims pending or, to Hanover’s Knowledge, threatened against Hanover or any of its Subsidiaries;

(iv)          There is no condition on, at or under any property (including the air, soil and ground water) currently or, to Hanover’s Knowledge, formerly owned, leased or used by Hanover or any of its Subsidiaries (including off-site waste disposal facilities) or created by Hanover’s or any Hanover Subsidiary’s operations that would create liability for Hanover under applicable Environmental Laws; and

(v)           There are no past or present actions, activities, circumstances, events or incidents (including the release, emission, discharge, presence or disposal of any Hazardous Material) with respect to Hanover or any of its Subsidiaries that would reasonably be expected to form the basis of a claim under Environmental Laws or create liability under applicable Environmental Laws.

(b)   Hanover has made available to Walter and Spinco all material site assessments, compliance audits and environmental studies or reports in its possession, custody or control relating to (i) the environmental conditions on, under or about the properties or assets currently or formerly owned, leased, operated or used by Hanover, any of its Subsidiaries or any predecessor in interest thereto, and (ii) any Hazardous Materials used, managed, handled, transported, treated, generated, stored, discharged, emitted, or otherwise released by Hanover, any of its Subsidiaries or any other Person on, under, about or from any of the properties currently or formerly owned or leased by, or otherwise in connection with the use or operation of any of the properties owned or leased by, or otherwise in connection with the use or operation of any of the properties and assets of, Hanover or any of its Subsidiaries, or their respective businesses and operations.

(c)   Notwithstanding any provision of this Agreement to the contrary, this Section 5.11 constitutes the sole and exclusive representations and warranties of Hanover relating to Environmental Laws, Environmental Claims or Hazardous Materials.

5.12         Tax Matters.  Assuming the Closing Agreement has been entered into or a REIT Determination has been issued by the IRS:

(a)  (i) All material Tax Returns relating to Hanover and the Hanover Subsidiaries required to be filed on or prior to the Closing Date have been timely filed or will be timely filed (including those for which appropriate extensions have been obtained), (ii) all such Tax Returns are true, correct and complete in all material respects, (iii) all material Taxes relating to Hanover or any Hanover Subsidiary required to be paid on or prior to the Closing Date have been timely paid or reserved for in accordance with GAAP, (iv) all material Taxes relating to Hanover and the Hanover Subsidiaries for any taxable period (or a portion thereof) beginning on or prior to the Closing Date (which are not yet due and payable) have been properly reserved for in the Hanover SEC Documents, and (v) Hanover and the Hanover Subsidiaries have duly and timely withheld all material Taxes required to be withheld and such withheld Taxes have been either duly and timely paid to the proper Governmental Authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Governmental Authority.

(b)  (i) No audits or other administrative proceedings or court proceedings are presently pending with regard to any material Taxes or material Return of Hanover or any Hanover Subsidiary as to which any taxing authority has asserted in writing any claim, (ii) no Governmental Authority has asserted in writing any deficiency or claim for material Taxes or any adjustment to material Taxes (whether in connection with the Closing Agreement, a REIT Determination, or otherwise) with respect to which Hanover or any Hanover Subsidiary may be liable with respect to income and other material Taxes which have not been fully paid or finally settled and (iii) no written claim has ever been made by any Governmental Authority in a jurisdiction where neither Hanover nor any of its Subsidiaries files Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c)  None of Hanover or any Hanover Subsidiary (i) is a party to or bound by or has any obligation under any written Tax allocation, sharing or similar agreement or arrangement other than with respect to the group of which Hanover is the common parent, (ii) is or has been a member of any consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes (other than the group of which Hanover is the common parent) or (iii) has any liability for Taxes of any Person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of Law or as a transferee or successor by Contract or otherwise.

(d)  Hanover has not been a party to a spin-off transaction that could give rise to a Tax liability under Section 355(e) of the Code.

(e)  No closing agreement pursuant to section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to Hanover or any of its Subsidiaries.

(f)  To the Knowledge of Hanover, Hanover will not be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date as a result of (i) a change in method of accounting occurring prior to the Closing Date, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received, or paid, prior to the Closing Date or (iv) deferred gains arising prior to the Closing Date.

(g)  Neither Hanover nor any of its Subsidiaries has taken any action or knows of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(h)  Hanover, (i) for all taxable years commencing with its taxable year ending 1997 through December 31, 2007, has been subject to taxation as a REIT within the meaning of Section 856 of the Code and has been organized and operated in conformity with the requirements for qualification and taxation as a REIT for such years and if the merger is not consummated prior to December 31, 2008, for the taxable year that will end on December 31, 2008, (ii) has operated since January 1, 2008 to the date hereof in a manner that will permit it to qualify as a REIT for the taxable year that includes the date hereof, and (iii) intends to continue to operate in such a manner as to permit it to continue to qualify as a REIT for the taxable year that will end with the merger.  To the Knowledge of Hanover, no challenge to its status as a REIT is pending or has been threatened in writing.  No Subsidiary, excluding any Subsidiary in which Hanover holds 10% or less by both vote and value, within the meaning of Code Section 856(c)(4)(B)(iii), is a corporation for U.S. federal income tax purposes, other than a corporation that qualifies as a “qualified REIT subsidiary,” within the meaning of Section 856(i)(2) of the Code, or as a “taxable REIT subsidiary,” within the meaning of Section 856(1) of the Code.

(i)  Hanover and its Subsidiaries have not incurred any liability for material Taxes under sections 857(b), 860(c) or 4981 of the Code which have not been previously paid and (ii) neither Hanover nor any Subsidiary has incurred any material liability for Taxes that have become due and that have not been previously paid other than in the ordinary course of business.  Neither Hanover nor any Subsidiary (other than a “taxable REIT subsidiary” or any subsidiary of a “taxable REIT subsidiary”) has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code.  To the Knowledge of Hanover, neither Hanover nor any Subsidiary has engaged in any transaction that would give rise to “redetermined rents, redetermined deductions and excess interest” described in section 857(b)(7) of the Code.  To the knowledge of Hanover, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentences will be imposed on Hanover or any Subsidiary.

(j)  As of the date hereof, Hanover does not have any earnings and profits attributable to Hanover or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

(k)  Each Subsidiary that is a partnership, joint venture, or limited liability company and which has not elected to be a “taxable REIT subsidiary” within the meaning of Code Section 856(1) (i) has been since its formation treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation and (ii) has not since the later of its formation or the acquisition by Hanover of a direct or indirect interest therein owned any assets (including securities) that have caused Hanover to violate Section 856(c)(4) of the Code or would cause Hanover to violate Section 856(c)(4) of the Code on the last day of any calendar quarter after the date hereof.

(l)  To its Knowledge based on current estimates, Hanover does not believe that it will be required to pay any dividends prior to the Closing Date in order to maintain its status as a REIT within the meaning of Section 856 of the Code.

(m)  Neither Hanover nor any of its Subsidiaries is a party to any “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b).

(n)  Attached as Exhibit 5.12(n) to the Hanover Disclosure Letter is a true and complete copy of the submissions, including any exhibits or attachments thereto (each, an “Initial Submission”, and collectively, the “Initial Submissions”), delivered to the IRS on August 25, 2008 requesting that the IRS enter into the Closing Agreement, which constitute the only submissions or materials delivered by Hanover to the IRS as of the date hereof relating to the Closing Agreement.

5.13         Benefit Plans.  (a)  Section 5.13(a) of the Hanover Disclosure Letter lists each material “employee benefit plan” (as defined in Section 3(3) of ERISA), and all other material employee benefit, bonus, incentive, deferred compensation, stock option (or other equity-based), severance, change in control, welfare (including post-retirement medical and life insurance) and fringe benefit plans, programs and arrangements, whether or not subject to ERISA and, whether written or oral (i) sponsored, maintained or contributed to or required to be contributed to by Hanover or any of its Subsidiaries or to which Hanover or any of its Subsidiaries is a party and (ii) in which any individual who is currently or has been an officer, director or employee of Hanover (a “Hanover Employee”) is a participant (the “Hanover Benefit Plans”).  Neither Hanover, any of its Subsidiaries nor any ERISA Affiliate thereof has any commitment or formal plan, whether legally binding or not, to create any additional employee benefit plan or modify or change any existing Hanover Benefit Plan that would affect any Hanover Employee except in the ordinary course of business.  Hanover has heretofore delivered or made available to Walter and Spinco true and complete copies of each Hanover Benefit Plan and any amendments thereto (or if the plan is not a written plan, a description thereof), any related trust or other funding vehicle, the most recent annual reports or summaries required to be prepared or filed under ERISA or the Code and the most recent determination letter received from the IRS with respect to each such plan intended to qualify under Section 401 of the Code and the three most recent years (A) the Form 5500s and attached Schedules, (B) audited financial statements and (C) actuarial valuation reports.

(b)  Except as would not, individually or in the aggregate, reasonably be expected to result in a material liability to Hanover, (i) neither Hanover nor any of its ERISA Affiliates has incurred any liability under Title IV or Section 302 of ERISA or under Section 412 of the Code that has not been satisfied in full, and (ii) no condition exists that would reasonably be expected to result in Hanover incurring any such liability.

(c)  (i)  No Hanover Benefit Plan is a “multiemployer pension plan,” as defined in Section 3(37) of ERISA and (ii) none of Hanover, or any ERISA Affiliate thereof has made or suffered a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in Sections 4203 and 4205 of ERISA, the liability for which would reasonably be expected to result in a material liability to Hanover.

(d)  Except as would not, individually or in the aggregate, reasonably be expected to result in a material liability to Hanover, each Hanover Benefit Plan has been operated and administered in all respects in accordance with its terms and applicable law, including, but not limited to, ERISA, the Code and the laws of any applicable foreign jurisdiction.  Except as would not result in a material liability to Hanover, all contributions required to be made with respect to any Hanover Benefit Plan have been timely made.  There are no pending or, to Hanover’s Knowledge, threatened claims by, on behalf of or against any of the Hanover Benefit Plans or any assets thereof, other than routine claims for benefits under such plans, that, if adversely determined could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Hanover or any of its Subsidiaries and no matter is pending (other than routine qualification determination filings, copies of which have been furnished to Walter and Spinco or will be promptly furnished to Walter and Spinco when made) with respect to any of the Hanover Benefit Plans before the IRS, the United States Department of Labor or the PBGC that would, individually or in the aggregate, reasonably be expected to result in a material liability to Hanover.

(e)  Each Hanover Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a determination letter from the IRS stating that they and the trusts maintained thereunder are exempt from taxation under Section 401(a) of the Code, respectively, and each trust maintained under any Hanover Benefit Plan intended to satisfy the requirements of Section 501(c)(9) of the Code has satisfied such requirements and, in any such case, no event has occurred or condition is known to exist that would reasonably be expected to adversely affect such tax-qualified status for any such Hanover Benefit Plan or any such trust.

(f)  No Hanover Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States.

(g)  Except as otherwise provided in or contemplated by this Agreement or any Executed Transaction Agreement, the consummation of the transactions contemplated by this Agreement shall not result by itself or with the passage of time in the payment or acceleration of any amount, the accrual or acceleration of any benefit or any increase in any vested interest or entitlement to any benefit or payment by any employee, officer or director under domestic or foreign law that would, individually or in the aggregate, reasonably be expected to result in a material liability to Hanover.

5.14         Labor Matters.  (a)  (i) Neither Hanover nor any of its Subsidiaries is a party to, or bound by, any (A) collective bargaining agreement or (B) other Contract with a labor union or labor organization, nor is any such Contract presently being negotiated; (ii) neither Hanover nor any of its Subsidiaries is the subject of any proceeding asserting that Hanover or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor, to Hanover’s Knowledge, is such proceeding threatened; (iii) there is no strike, work stoppage, lockout  or other labor dispute involving Hanover or any of its Subsidiaries pending or, to Hanover’s Knowledge, threatened; (iv) there have been no claims initiated by any labor organization to represent any employees of Hanover not currently represented by a labor organization within the past five years, nor, to Hanover’s Knowledge, are there any campaigns being conducted to solicit cards from employees to authorize representation by any labor organization; and (v) Hanover and its Subsidiaries are in compliance with its obligations pursuant to WARN, and all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise, except, in the case of this clause (v), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hanover.

(b)  Hanover is in compliance with all applicable U.S. and non-U.S. laws relating to employment practices, terms and conditions of employment, and the employment of former, current, and prospective employees, independent contractors and “leased employees” (within the meaning of Section 414(n) of the Code) of Hanover including all such U.S. and non-U.S. laws, agreements and contracts relating to wages, hours, collective bargaining, employment discrimination, immigration, disability, civil rights, human rights, fair labor standards, occupational safety and health, workers’ compensation, pay equity, wrongful discharge and violation of the potential rights of such former, current and prospective employees, independent contractors and leased employees, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hanover.

5.15         Intellectual Property.  (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hanover, (i) Hanover or its Subsidiaries own all right, title, and interest in or have the valid right to use all the Intellectual Property that is used in their businesses as currently conducted, free of all Liens; (ii) no Action or Ruling is asserted, pending or, to Hanover’s Knowledge, is threatened (including “cease and desist” letters or invitations to take a patent license) against Hanover or its Subsidiaries with respect to Intellectual Property; (iii) the material Intellectual Property that Hanover and its  Subsidiaries own, or, to Hanover’s Knowledge, have licensed rights to, is subsisting and unexpired, valid and enforceable, and is not being infringed or violated by any Person; (iv) Hanover and its Subsidiaries’ conduct of their business as currently conducted does not infringe or violate the rights of any Person; (v) Hanover and its Subsidiaries take all reasonable actions to protect and maintain (x) their Intellectual Property (including any that is confidential in nature) and (y) the security, integrity and continuous and proper operation of their Software (including any data processed or stored therein or transmitted thereby); and (vi) Hanover and its Subsidiaries have caused all Persons who created, invented or contributed to any material proprietary Intellectual Property to assign (or, in the case of Software any portions that are not customized for or specific to Hanover or its Subsidiaries, perpetually license) in writing to Hanover all of their rights therein that do not vest with Hanover initially by operation of law.

(b)  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hanover, the material proprietary Software that Hanover and the Hanover Subsidiaries own, or have licensed rights to, (including Asset Manager, Asset OnSite, LP RSS, Hanover Collateral Reporting System, STARS, Busch Analytics, Auction Platform, Hanover LP/Intex Vector Converter and HDMF Pricing Module) (“Material Software”) as provided is fully operational, performs in material compliance with its documentation and, to Hanover’s Knowledge, is materially free of all material bugs, errors, defects, viruses and other corruptants, and the use and enjoyment of the Material Software (as provided) after Closing in a manner consistent with past practice will not, to Hanover’s Knowledge, infringe or violate the rights of any Person

5.16         Material Contracts.  Neither Hanover nor any of its Subsidiaries is a party to or bound by (a) any “material contract” as defined in Item 601(b)(10) of Regulation S-K of the SEC or any agreement, contract or commitment that would be such a “material contract” but for the exception for contracts entered into in the ordinary course of business or (b) any non-competition agreement or any other agreement or obligation that materially limits or will materially limit Hanover or any of its Subsidiaries from engaging in the business of Hanover.  Each of the “material contracts” (as defined above) of Hanover and the Hanover Subsidiaries is valid and in full force and effect and neither Hanover nor any of its Subsidiaries has violated any provisions of, or committed or failed to perform any act that, with or without prejudice, lapse of time, or both, would constitute a default under the provisions of any such “material contract”.

5.17                           Brokers or Finders.  Except as set forth on Section 5.17 of the Hanover Disclosure Letter, no agent, broker, investment banker, financial advisor or other similar Person is or will be entitled, by reason of any agreement, act or statement by Hanover or any of its Subsidiaries, directors, officers or employees, to any financial advisory, broker’s, finder’s or similar fee or commission from, to reimbursement of expenses by or to indemnification or contribution by, in each case, Hanover or its Subsidiaries in connection with any of the transactions contemplated by this Agreement or the Executed Transaction Agreements.

5.18                           Board Approval.  The Board of Directors of Hanover, at a meeting duly called and held, has unanimously (i) determined that the Merger and the other transactions contemplated hereby are advisable and in the best interests of Hanover, (ii) approved the Merger, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, (iii) approved each of the Executed Transaction Agreements to which Hanover is a party, (iv) determined that the amendment and restatement of Hanover’s Charter as set forth in the Articles of Amendment and Restatement is advisable and in the best interests of Hanover, (v) adopted the Amended and Restated Bylaws as the Bylaws of Hanover, to take effect at the time the Articles of Amendment and Restatement are accepted for record by the SDAT, (vi) approved any issuance of Hanover Common Stock pursuant to the Exchange Agreements (the “Exchange Share Issuance”), (vii) adopted an amendment to Hanover’s 1999 Equity Incentive Plan to increase the total number of shares of Hanover Common Stock that may be issued thereunder from 550,710 to 3,000,000 (the “Plan Amendment”), (viii) resolved to recommend that the Hanover stockholders entitled to vote thereon approve (A) this Agreement and the Merger and the other transactions contemplated by this Agreement, including the issuance of the Hanover Common Stock in the Merger (the “Merger Share Issuance”), (B) the amendment and restatement of Hanover’s Charter as set forth in the Articles of Amendment and Restatement, (C) the Plan Amendment, (D) the Exchange Share Issuance, subject to Section 6.4(b) (collectively, the “Hanover Board Recommendation”) and (ix) directed that such matters be submitted for consideration of the Hanover stockholders at the Hanover Stockholders Meeting.

5.19                           Vote Required.  The only vote of the Hanover stockholders required for (i) (x) the approval and adoption of this Agreement and the Merger is the affirmative vote of the holders of a majority of the outstanding shares of Hanover Common Stock and (y) approval of the Merger Share Issuance is, to the extent required by the applicable regulations of the AMEX, the affirmative vote of a majority of the voting power of the shares of Hanover Common Stock present in person and voting on the matter or represented by proxy and voting on the matter at the Hanover Stockholders Meeting (together, the “Requisite Merger Approval”), (ii) the approval of the amendment and restatement of Hanover’s Charter as set forth in the Articles of Amendment and Restatement is the affirmative vote of the holders of a majority of the outstanding shares of Hanover Common Stock (the “Requisite Charter Approval”), (iii) the approval of the Plan Amendment is the affirmative vote of a majority of the voting power of the shares of Hanover Common Stock present in person and voting on the matter or represented by proxy and voting on the matter at the Hanover Stockholders Meeting (the “Requisite Plan Amendment Approval”) and (iv) the approval of the Exchange Share Issuance is, to the extent required by the applicable regulations of the AMEX, the affirmative vote of a majority of the voting power of the shares of Hanover Common Stock present in person and voting on the matter or represented by proxy and voting on the matter at the Hanover Stockholders Meeting (the

“Requisite Exchange Approval” and, together with the Requisite Merger Approval, the Requisite Charter Approval and the Requisite Plan Amendment Approval, the “Requisite Approvals”).

5.20                           Certain Payments.  Except as set forth in Section 5.20 of the Hanover Disclosure Letter, no Hanover Benefit Plan and no other contractual arrangements between Hanover and any third party exist that will, as a result of the transactions contemplated hereby and by the Executed Transaction Agreements, (a) result in the payment (or increase of any payment) by Hanover or any of its Subsidiaries to any current, former or future director, officer, stockholder, employee or consultant of Hanover or any of its Subsidiaries or of any other Person in which Hanover or any of its Subsidiaries has an equity or similar interest of any money or other property or rights (other than payments for the fees and expenses of Hanover’s accountants, legal advisors, investment bankers and similar professional advisors), or (b) accelerate or provide any other rights or benefits to any such individual, whether or not (i) such payment, increase, acceleration or provision would constitute a “parachute payment” (within the meaning of Section 280G of the Code) or (ii) the passage of time or some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

5.21                           Opinion of Hanover Financial Advisor.  Hanover has received an opinion of Keefe Bruyette & Woods, Inc. to the effect that as of the date hereof, the consideration to be received by the Hanover stockholders in the Merger is fair, from a financial point of view, to such holders.

5.22                           Rights Agreement.  Concurrently with its approval of the Original Merger Agreement, Hanover’s Board of Directors approved adoption of, and Hanover and Computershare Trust Company, N.A. (as successor to EquiServe Trust Company, N.A.), executed and delivered, an Amendment to the Stockholder Protection Rights Agreement, providing that neither Walter nor Spinco shall become an “Acquiring Person” thereunder as a result of the execution, delivery and performance of this Agreement and the Executed Transaction Agreements and the transactions contemplated hereby and thereby and that neither Amster Trading Company nor Ramat Securities, Ltd, shall become an “Acquiring Person” thereunder until and through the Effective Time solely as a result of the execution, delivery and performance of the Executed Transaction Agreements to which it is a party, and the transactions contemplated thereby.

5.23                           Takeover Statutes.  The Board of Directors of Hanover has taken all necessary action to ensure that the Maryland Business Combination Act, the Maryland Control Share Acquisition Act, any provision of the Title 3, Subtitle 8 of the MGCL and any other takeover, anti-takeover, moratorium, “fair price”, “control share” or other similar Law enacted under any Law applicable to Hanover do not and will not apply to this Agreement, the Executed Transaction Agreements, the Merger, the acquisition by any Person of shares of Hanover Common Stock in the Merger or in any Exchange Share Issuance or the other transactions contemplated hereby or thereby.

5.24                           Title to Assets.  As of the date hereof, Hanover has good, valid and marketable title to, or in the case of leased properties and assets, valid leasehold interests in, all of the tangible assets of Hanover except where the failure to have such good, valid and marketable title or valid leasehold interests would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hanover, in each case subject to no Liens, except for (i) Liens reflected in the Hanover SEC Documents, (ii) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or materially impair the use of, such property by Hanover or any of its Subsidiaries, (iii) Liens for current Taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith and for which appropriate reserves in accordance with GAAP have been created, (iv) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business or by operation of law, (v) Liens in connection with equipment leases, (vi) any conditions that are shown on the surveys previously delivered to Walter of such real property and (vii) Liens which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hanover.

5.25                           Insurance.  Hanover and its Subsidiaries are insured with reputable and financially sound insurers against such risks and in such amounts as is sufficient to comply with applicable Law, is consistent with industry practice and which the management of Hanover reasonably has determined to be prudent.  Section 5.25 of the Hanover Disclosure Letter sets forth a true, correct and complete list of all insurance policies covering Hanover and the Subsidiaries.  Hanover and its Subsidiaries are in material compliance with its insurance policies and are not in default under any of the material terms thereof.  Each such policy is outstanding and in full force and effect and Hanover or one or more of its Subsidiaries is included as an insured party under such policy or has full rights as a loss payee.  No written notice of cancellation or termination has been received with respect to any such policy.  All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.  Such policies will not be terminable or cancelable by reason of this Agreement and the consummation of the transactions contemplated hereby.

5.26                           Investment Company Act.  Neither Hanover nor any of its Subsidiaries is an “investment company” as defined under the Investment Company Act of 1940, as amended (the “40 Act”).

5.27                           No Other Representations and Warranties.  (a)  Except for the representations and warranties contained in this Article 5 and except for any representations and warranties specifically set forth in the Executed Transaction Agreements, Walter and Spinco acknowledge that neither Hanover nor any other Person makes any express or implied representation or warranty with respect to Hanover and its Subsidiaries or otherwise or with respect to any other information provided to Walter or Spinco, whether on behalf of Hanover or such other Persons.  Neither Hanover nor any other Person will have or be subject to any liability or indemnification obligation to Walter or Spinco or any other Person to the extent resulting from the distribution to Walter or Spinco, or Walter or Spinco’s use of, any information related to Hanover and any other information, document or material made available to Walter or Spinco in certain “data rooms,” management presentations or any other form in connection with the transactions contemplated by this Agreement.

(b)                                 In connection with each of Walter’s and Spinco’s investigation of the business of Hanover, Walter and Spinco may have received or may receive from or on behalf of Hanover or its Subsidiaries certain projections or forward-looking statements, including projected statements of operating revenues and income from operations.  Each of Walter and Spinco acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that each of Walter and Spinco is familiar with such uncertainties, that each of Walter and Spinco is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that each of Walter and Spinco, in the absence of fraud, shall have no claim against Hanover or any Subsidiaries of Hanover or any other Person acting on their behalf with respect thereto.  Accordingly, Hanover and its Subsidiaries make no representation or warranty with respect to such estimates, projections, forward-looking statements and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and other forecasts and plans).

ARTICLE 6

COVENANTS AND AGREEMENTS

6.1                                 Conduct of Spinco Business Pending the Merger.  Following the date of this Agreement and prior to the earlier of the Effective Time or the Termination Date, except as specifically contemplated or permitted by this Agreement or the Executed Transaction Agreements, as may be necessary or appropriate in order to consummate the Distribution, as described in Section 6.1 of the Spinco Disclosure Letter, or to the extent that Hanover shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed, Walter and Spinco agree, as to themselves and their respective Subsidiaries, in each case solely with respect to the Spinco Business:

(a)                                  Ordinary Course.  Each of Walter and Spinco shall conduct the Spinco Business, and Walter and Spinco shall each cause its respective Subsidiaries to conduct the Spinco Business, only in the ordinary course of business and shall use all commercially reasonable efforts to maintain the material rights, licenses and permits of the Spinco Business, to keep available the services of the key employees of the Spinco Business and preserve relationships with third parties having business dealings with the Spinco Business in such a manner that the goodwill and ongoing businesses of the Spinco Business are not impaired in any material respect as of the Effective Time.

(b)                                 Dividends; Changes in Stock.  Except as contemplated in respect of the Distribution, neither Walter nor Spinco shall, nor shall either of them permit any of its respective Subsidiaries to, nor shall they or any of their Subsidiaries propose to, (i) declare, set aside or pay any dividends on or make other distributions in respect of any shares of the capital stock or other equity interests of Spinco or the Spinco Retained Subsidiaries (whether in cash, securities or property or any combination thereof), except for the declaration and payment of cash dividends or distributions paid on or with respect to a class of capital stock or partnership interests all of which shares of capital stock or other equity interests (with the exception of directors’ qualifying equity interests and other similarly nominal holdings required by law to be held by Persons other than Spinco or its wholly-owned Subsidiaries), as the case may be, of the applicable corporation or partnership are owned directly or indirectly by Spinco; (ii) split, combine or reclassify any of the equity interests or capital stock of Spinco or the Spinco Retained Subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of the capital stock or other equity interests of Spinco or the Spinco Retained Subsidiaries; or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit Spinco or any of the Spinco Retained Subsidiaries to amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of any of the Spinco Retained Subsidiaries, including Spinco Interests, or any option, warrant or right, directly or indirectly, to acquire any such securities or propose to do any of the foregoing.

(c)                                  Issuance of Securities.  Except in connection with the Distribution, neither Walter nor Spinco shall, nor shall either of them permit any of its respective Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any Spinco Interests or capital stock of any Spinco Retained Subsidiary of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest, in Spinco or any Spinco Retained Subsidiary, other than pursuant to Section 2.9 of this Agreement.

(d)                                 Governing Documents.  Neither Walter nor Spinco shall amend or propose to amend or otherwise change Spinco’s organizational documents, nor shall Spinco permit any of its Subsidiaries to amend or propose to amend or otherwise change its organizational documents, in any manner that is reasonably likely to materially impair Spinco’s ability to perform its obligations under this Agreement and the Executed Transaction Agreements.

(e)                                  Dispositions.  Neither Walter nor Spinco shall, nor shall Walter or Spinco permit the Spinco Retained Subsidiaries to, in a single transaction or a series of related transactions, sell (including sale-leaseback), lease, pledge, encumber or otherwise dispose of, or agree to sell (or engage in a sale-leaseback), lease (whether such lease is an operating or capital lease), pledge, encumber or otherwise dispose of, any of any Spinco Assets, other than in the ordinary course of business consistent with past practice or such that are not material to the Spinco Business or in connection with obtaining a credit facility.  In furtherance of the foregoing, Walter shall not consummate any “spin-off” of all or part of the Spinco Assets (other than the Distribution) prior to the Effective Time.

(f)                                    Accounting Methods.  Neither Walter nor Spinco shall make any material change in Spinco’s or the Spinco Business’ methods of accounting or procedures in effect at June 30, 2008 (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), except (i) as required by changes in GAAP as concurred with by Walter’s or Spinco’s independent auditors, (ii) as may be made in response to SEC guidance or (iii) as may be required to separate Spinco and the Spinco Retained Subsidiaries from Walter’s consolidated group, so long as any such changes are in accordance with GAAP, and neither Walter nor Spinco shall change Spinco’s fiscal year, except as aforesaid.

(g)                                 Agreements.  Neither of Walter nor Spinco shall, nor shall Walter or Spinco permit their respective Subsidiaries to, agree in writing or otherwise to take any action inconsistent with the foregoing.

(h)                                 Tax Matters.  Spinco will use commercially reasonable efforts to cause the Merger to constitute a “reorganization” under Section 368(a) of the Code.

6.2                                 Conduct of Business by Hanover Pending the Merger.  Following the date of this Agreement and prior to the earlier of the Effective Time or the Termination Date, except as specifically contemplated or permitted by this Agreement or the Executed Transaction Agreements, as described in Section 6.2 of the Hanover Disclosure Letter or to the extent that Walter shall otherwise consent in writing, Hanover agrees as to itself and its Subsidiaries that:

(a)                                  Ordinary Course.  Hanover shall conduct its business, and shall cause the businesses of its Subsidiaries to be conducted, only in the ordinary course of business and shall use all commercially reasonable efforts to maintain its material rights, licenses and permits, keep available the services of its key employees and preserve its relationships with third parties having business dealings with it in such a manner that its goodwill and ongoing businesses are not impaired in any material respect as of the Effective Time.

(b)                                 Dividends; Changes in Stock.  Hanover shall not, nor shall it permit any of its Subsidiaries to, nor shall Hanover or any of its Subsidiaries propose to, (i) declare, set aside, or pay any dividends on or make other distributions in respect of any shares of its capital stock or partnership interests (whether in cash, securities or property or any combination thereof), except for (A) the declaration and payment of cash dividends or distributions paid on or with respect to a class of capital stock or partnership interests all of which shares of capital stock or partnership interests (with the exception of directors’ qualifying shares and other similarly nominal holdings required by law to be held by Persons other than Hanover or its wholly-owned Subsidiaries), as the case may be, of the applicable corporation or partnership are owned directly or indirectly by Hanover or (B) those distributions estimated in good faith by Hanover to be required in order to permit Hanover to continue to qualify as a REIT under the Code or to avoid paying any income or excise taxes otherwise payable (provided that, with respect to such distributions described in this clause (B): (x) prior written notice thereof is given to Walter and Spinco and (y) the Aggregate Merger Share Issuance and the relative ownership of Adjusted Outstanding Surviving Corporation Shares set forth in Section 2.2(c) shall each be adjusted to reflect the reduction in value attributable to the Hanover Common Stock as a result of any such distribution, such adjustment to be determined in good faith by mutual agreement of the Parties or, in the absence of agreement within five (5) business days, by determination of a nationally recognized investment banking firm selected by the Parties, which determination shall be binding on the Parties and the fees and expenses of which shall be shared equally by each of Walter and Hanover); (ii) other than in connection with the amendment and restatement of Hanover’s Charter as set forth in the Articles of Amendment and Restatement, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock; or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any Subsidiary to amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of any of its

Subsidiaries, including shares of Hanover Common Stock, or any option, warrant or right, directly or indirectly, to acquire any such securities or propose to do any of the foregoing.

(c)                                  Issuance of Securities.  Hanover shall not, nor shall it permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its stock or the capital stock of any Hanover Subsidiary of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interest), in Hanover or any of its Subsidiaries, other than the 1997 Executive and non-employee Director Option Plan and 1999 Equity Incentive Plan, in each case in the ordinary course of business consistent with past practice.

(d)                                 Governing Documents.  Hanover shall not amend or propose to amend or otherwise change its Charter or Bylaws or other organizational documents, nor shall it permit any of its Subsidiaries to amend or propose to amend or otherwise change its charter or bylaws or other organizational documents, except to the extent required to comply with Hanover’s obligations hereunder.

(e)                                  Acquisitions.  Hanover shall not, nor shall it permit any of its Subsidiaries to, in a single transaction or a series of transactions, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; provided that Hanover may acquire assets not to exceed $100,000 in aggregate value (calculated with respect to any individual asset at the time of acquisition) solely to maintain its REIT status or its exemption from the registration requirements of the 40 Act.

(f)                                    Dispositions.  Hanover shall not, nor shall it permit any of its Subsidiaries to, in a single transaction or a series of related transactions, sell (including sale-leaseback), lease, pledge, encumber or otherwise dispose of, or agree to sell (or engage in a sale-leaseback), lease (whether such lease is an operating or capital lease), pledge, encumber or otherwise dispose of, any of its assets (other than Contracts, which are governed by Section 6.2(l)), other than dispositions in the ordinary course of business consistent with past practice that are not material to Hanover and its Subsidiaries taken as a whole; provided that Hanover may take those actions described in this Section 6.2(f) in respect of assets valued, in the aggregate, not in excess of $100,000 solely to maintain its REIT status or its exemption from the registration requirements of the 40 Act .

(g)                                 Indebtedness; Leases.  Hanover shall not, nor shall it permit any of its Subsidiaries to, (i) incur any indebtedness for borrowed money or guarantee or otherwise become contingently liable for any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of Hanover or any of its Subsidiaries or guarantee any debt securities of others or enter into any lease (whether such lease is an operating or capital lease) other than in connection with operating leases in the ordinary course of business consistent with past practice; (ii) issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person; (iii) make any loans, advances, capital contributions or investments in any Person except in the ordinary course of business consistent with past practice; or (iv) authorize capital expenditures or purchases of fixed assets other than in the ordinary course of business consistent with past practice.

(h)                                 Employee Arrangements.  Except as set forth in Section 5.20 of the Hanover Disclosure Letter, and except as required (i) pursuant to any collective bargaining agreements in effect as of the date hereof, (ii) as contemplated by this Agreement or (iii) by applicable laws, Hanover shall not, nor shall it permit its Subsidiaries to:

(A)                              grant any increases in the compensation of any of its current, former or prospective directors, officers, consultants or employees;

(B)                                pay or agree to pay to any current, former or prospective director, officer, consultant or key employee of Hanover or its Subsidiaries, whether past or present, any pension, retirement allowance or other material employee benefit not required or contemplated by any of the existing Hanover Benefit Plans as in effect on the date hereof;

(C)                                enter into any new, or amend any existing employment, severance or termination agreement or arrangement with any current, former or prospective director, officer, consultant or key employee or current or prospective employee of Hanover or any of its Subsidiaries; or

(D)                               become obligated under any collective bargaining agreement, new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangement or similar plan or arrangement of Hanover or any of its Subsidiaries that was not in existence on the date hereof, including any plan that provides for the payment of bonuses or incentive compensation, trust, fund, policy or arrangement for the benefit of any current or former directors, officers, employees or consultants or any of their beneficiaries, or amend any such plan or arrangement in existence on the date hereof.

(i)                                     No Liquidation or Dissolution.  Hanover shall not adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization or any other transaction that would preclude or be inconsistent in any material respect with, or hinder or delay in any material respect, the consummation of, the transactions contemplated by the Executed Transaction Agreements.

(j)                                     Accounting Methods.  Hanover shall not make any material change in its methods of accounting or procedures in effect at June 30, 2008 (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), except (i) as required by changes in GAAP as concurred with by Hanover’s independent auditors or (ii) as may be made in response to SEC guidance, and Hanover shall not change its fiscal year, except as aforesaid.

(k)                                  Affiliate Transactions.  Hanover shall not, nor shall it permit any of its Subsidiaries to, enter into or amend any agreement or arrangement with any of their respective affiliates (as such term is defined in Rule 405 under the Securities Act) other than with wholly-owned Subsidiaries of Hanover, which agreement or arrangement would be required to be disclosed in accordance with such Rule 405.

(l)                                     Contracts.  Except as set forth in Section 5.20 of the Hanover Disclosure Letter, Hanover shall not, nor shall it permit any of its Subsidiaries to, except in the ordinary course of business consistent with past practice, modify, amend or terminate any “material contract”, as defined in Item 601(b)(10) of Regulation S-K of the SEC, to which Hanover or any of its Subsidiaries is a party or waive, release or assign any material rights or claims of Hanover or any of its Subsidiaries.  Hanover shall not, nor shall it permit any of its Subsidiaries to, enter into any such “material contract” not in the ordinary course of business involving total consideration of $10,000 or more with a term longer than one year which is not terminable by Hanover or any Subsidiary of Hanover without penalty upon no more than 30 days’ prior notice.

(m)                               Tax Matters.  (a)  Hanover shall not (i) make or rescind any express or deemed election relating to Taxes (unless such election or rescission is required by law or necessary (x) to preserve the status of Hanover as a REIT under the Code or (y) to qualify or preserve the status of any Hanover Subsidiary as a partnership for federal income tax purposes or as a qualified REIT subsidiary or a taxable REIT subsidiary pursuant to the applicable provisions of Section 856 of the Code, as the case may be, provided that in such events Hanover shall notify Walter and Spinco of such election and shall not fail to make such election in a timely manner); (ii) file an amendment to any material tax return; (iii) except with respect to the Closing Agreement, settle or compromise any material federal, state, local or foreign Tax liability, or waive or extend the statute of limitations in respect of such material Taxes; (iv) take any action that would reasonably be expected to (x) cause Hanover to no longer qualify as a REIT, (y) prevent the Surviving Corporation from continuing to qualify as a REIT after the Closing or (z) prevent Hanover and the IRS from executing the Closing Agreement or receiving a REIT Determination; or (v) fail to take any action necessary to ensure that (x) Hanover maintains its status as a REIT, and (y) the Surviving Corporation continues to qualify as a REIT after the Closing.

(b)                                 Hanover will use all reasonable best efforts to cause the Merger to constitute a “reorganization” under Section 368(a) of the Code.

(n)                                 Settlement of Litigation.  Hanover shall not, nor shall it permit any of its Subsidiaries to, settle any litigation, investigation, arbitration, proceeding or other claim if Hanover or any of its subsidiaries would be required to pay in excess of $10,000 individually or in the aggregate or if such settlement would obligate Hanover to take any material action or restrict Hanover in any material respect from taking any action at or after the Effective Time.

(o)                                 Restrictive Agreements.  Hanover shall not enter into any agreement or arrangement that limits or otherwise restricts Hanover or any of its Subsidiaries, or that would, after the Effective Time, limit or restrict the Surviving Corporation or any of its Subsidiaries from engaging in any business in any geographic location.

(p)                                 Rights Agreement.  Except as specifically contemplated hereby, Hanover shall not amend, modify or waive any provision of the Hanover Rights Agreement or take any action to redeem the rights issued thereunder (the “Hanover Rights”) or render the Hanover Rights inapplicable to any transaction other than the Merger and the transactions contemplated by the Voting Agreement unless, and only to the extent that, Hanover is required to do so by order of a court of competent jurisdiction.

(q)                                 Intellectual Property.  Hanover shall not, nor shall it permit any of its Subsidiaries to, sell, transfer, license, abandon, let lapse, encumber or otherwise dispose of any material Intellectual Property, except, solely with respect to Intellectual Property other than the Material Software, for non-exclusive licenses in the ordinary course of business.

(r)                                    Agreements.  Hanover shall not, nor shall it permit any of its Subsidiaries to, agree in writing or otherwise to take any action inconsistent with the foregoing.

6.3                                 Preparation of Form S-4 and the Proxy Statement/Prospectus; Stockholders Meetings.  (a)  Promptly following the execution of this Agreement, Walter, Spinco and Hanover shall prepare the Proxy Statement/Prospectus, and Hanover shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement/Prospectus will be included.  Walter shall furnish to Hanover all information concerning it and Spinco as is required by the SEC in connection with the preparation of the Registration Statement.  Hanover shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger, and Walter and Spinco shall use its reasonable best efforts to assist Hanover in this regard.  The Parties shall promptly provide copies, consult with each other and prepare written responses with respect to any written comments received from the SEC with respect to the Proxy Statement/Prospectus and the Registration Statement and advise one another of any oral comments with respect to the Proxy Statement/Prospectus and the Registration Statement received from the SEC.  The Parties will cooperate in preparing and filing with the SEC any necessary amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement.  No amendment or supplement to the Proxy Statement/Prospectus or Registration Statement shall be filed without the approval of both Parties, which approvals shall not be unreasonably withheld or delayed.  Hanover will cause the Proxy Statement/Prospectus to be mailed to Hanover’s stockholders and Walter’s stockholders, in each case as promptly as practicable after the Registration Statement is declared effective under the Securities Act.  The Proxy Statement/Prospectus and the Registration Statement shall comply as to form in all material respects with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act, respectively.

(b)         Whether or not the Board of Directors of Hanover shall take any action permitted by Section 6.4(b) or otherwise shall have withdrawn, amended, modified or qualified the Hanover Board Recommendation or determined that the Merger and the other transactions contemplated by this Agreement are no longer advisable, Hanover will, as soon as practicable after the date of this Agreement, establish a record date for (the “Record Date”) and shall take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders (the “Hanover Stockholders Meeting”) as soon as practicable for the purposes of considering and voting on proposals to approve (i) this Agreement and the Merger and the other transactions contemplated by this Agreement, including the Merger Share Issuance, (ii) the amendment and restatement of Hanover’s Charter as set forth in the Articles of Amendment and Restatement, (iii) the Plan Amendment and (iv) the Exchange Share Issuance.  Hanover shall, subject to Section 6.4(b), (A) include in the Proxy Statement/Prospectus the Hanover Board Recommendation and the written opinion of Keefe Bruyette & Woods, Inc., dated as of the date of this Agreement, to the effect that, as of the date hereof, the consideration to be received by the Hanover stockholders is fair, from a financial point of view, to such holders and (B) use its reasonable best efforts to obtain the necessary vote in favor of proposals to approve (i) this Agreement and the Merger and the other transactions contemplated by this Agreement, including the Merger Share Issuance, (ii) the amendment and restatement of Hanover’s Charter as set forth in the Articles of Amendment and Restatement, (iii) the Plan Amendment and (iv) the Exchange Share Issuance.  The Board of Directors of Hanover shall not withdraw, amend, modify or qualify in a manner adverse to Walter or Spinco the Hanover Board Recommendation (or announce publicly its intention to do so), except to the extent permitted by Section 6.4(b).

6.4                                 No Solicitation.  (a)  From the date of this Agreement and prior to the earlier of the Effective Time or the Termination Date, Hanover agrees that neither it nor any Hanover Subsidiary shall, and Hanover shall cause its directors, officers, partners, employees, advisors, controlled Affiliates, representatives, agents and other intermediaries (including any investment banker, accountant, legal advisor or other consultant) not to, directly or indirectly, (i) solicit, initiate or encourage any inquiry or proposal regarding a Hanover Acquisition Proposal, (ii) provide any non-public information or data to any Person relating to a Hanover Acquisition Proposal, (iii) waive, amend or modify any standstill or confidentiality agreement (other than the Confidentiality Agreement) to which it or any of its Subsidiaries is a party, (iv) engage in any discussions or negotiations concerning a Hanover Acquisition Proposal or (v) otherwise facilitate any effort or attempt to make or implement a Hanover Acquisition Proposal or agree to, recommend or accept an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent Hanover from, prior to obtaining the Requisite Merger Approval, engaging in any discussions or negotiations with, or providing any non-public information to, or otherwise facilitating any effort or attempt to implement a Hanover Acquisition Proposal by, any Person in response to an unsolicited written bona fide Hanover Acquisition Proposal by any such Person, provided that such third party has executed an agreement with confidentiality provisions at least as favorable to Hanover as those contained in the Confidentiality Agreement, if and only to the extent that (i) prior to furnishing information to, or requesting information from, or otherwise facilitating any effort or attempt to implement a Hanover Acquisition Proposal by, a third party which has made a written bona fide Hanover Acquisition Proposal, the Board of Directors of Hanover concludes that such Hanover Acquisition Proposal would reasonably be expected to constitute a Superior Proposal, (ii) Hanover’s Board of Directors, after consultation with independent counsel, determines in good faith that furnishing such information, or engaging in such discussions or negotiations, or otherwise facilitating any effort or attempt to implement a Hanover Acquisition Proposal, is necessary for Hanover’s Board of Directors to comply with its duties to Hanover under applicable law and (iii) Hanover has complied with its obligations in this Section 6.4(a), including those set forth in the next two sentences.  Hanover shall notify in writing Walter and Spinco promptly (and in any event within 24 hours) after receipt of any such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, Hanover, any Subsidiary of Hanover or any of their officers, directors, employees, advisors or agents, and such notice shall include the name of such Person, the material terms and conditions of any proposals or offers and whether Hanover is providing or intends to provide the Person making the Hanover Acquisition Proposal with access to information concerning Hanover.  Hanover thereafter shall keep Walter fully informed promptly (and in any event within 24 hours) of the status and terms of such discussions or negotiations and of any modifications to such inquiries, proposals or offers and of any other developments and shall promptly provide to Walter a copy of all materials provided to any such Person.

(b)         Prior to receipt of the Requisite Merger Approval, if (i) Hanover has complied with Section 6.4(a) and (ii) the Board of Directors of Hanover (A) reasonably determines in good faith that a Hanover Acquisition Proposal constitutes a Superior Proposal (and continues to constitute a Superior Proposal after taking into account any modifications proposed by Walter and Spinco during any five business day period referred to below) and (B), after consultation with independent counsel, has concluded, in good faith, that it is required to do so in order to comply with its duties to Hanover under applicable law, then, on the fifth business day following Walter’s and Spinco’s receipt of written notice from Hanover or Hanover’s Board of Directors of their intention to do so, the Board of Directors of Hanover may withdraw or modify, or propose to withdraw or modify, in a manner adverse to Walter or Spinco, the Hanover Board Recommendation (a “Change in the Hanover Board Recommendation”); provided, that, during such five business day period, Hanover shall be obligated to negotiate in good faith with Walter and Spinco any modifications to this Agreement proposed by Walter and Spinco; provided, further that any modifications to a Hanover Acquisition Proposal shall be considered the receipt of a new Hanover Acquisition Proposal for purposes of this Section 6.4.

(c)          Notwithstanding anything in this Agreement to the contrary, Hanover or its Board of Directors shall be permitted, to the extent applicable, to comply with Rule 14d-9 and 14e-2 promulgated under the Exchange Act with regard to a Hanover Acquisition Proposal; provided, however, that any such disclosure made pursuant to the preceding clause (other than a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Change in Hanover Board Recommendation unless the Board of Directors of Hanover expressly reaffirms in such disclosure its recommendation in favor of the approval of this Agreement and the Merger

(d)         Without the prior written consent of Walter and Spinco, neither Hanover nor Hanover’s Board of Directors shall, and Hanover shall cause the Hanover Subsidiaries and its and their directors, officers, partners, employees, advisors, controlled Affiliates, representatives, agents and other intermediaries (including any investment banker, accountant, legal advisor or other consultant) not to, directly or indirectly, invite Taberna Preferred Funding I, Ltd. to take any of the actions which it is prohibited from taking pursuant to Section 5.4 of the Exchange Agreement to which it is a party.

6.5                                 Reasonable Best Efforts.  Walter, Spinco and Hanover will each use its reasonable best efforts to cause all of the conditions, as specified in Article 8 of this Agreement, to the obligations of the others to consummate the Merger to be met as soon as reasonably practicable after the date of this Agreement.

6.6                                 Cooperation of Third Parties.  Where the cooperation of third parties such as insurers or trustees would be necessary in order for a party hereto to completely fulfill its obligations under this Agreement and the Executed Transaction Agreements, each Party will use its commercially reasonable efforts to seek the cooperation of such third parties.

6.7                                 Consummation of the Distribution.  Walter will use its reasonable best efforts to consummate the Distribution on the Closing Date, subject to satisfaction of any and all conditions thereto as established between Walter and Spinco and compliance with applicable law.

6.8                                 Interim Financial Information.  Each of Spinco on the one hand, and Hanover, on the other hand, shall, prior to the Closing, provide each other within a reasonable period after such Party closes its books for the applicable accounting period for the business of the Spinco Retained Subsidiaries (with respect to Spinco) and for Hanover’s business (with respect to Hanover) with (a) unaudited profit and loss statements for each quarterly period, together with a balance sheet as of the end of such period, and (b) monthly management profit and loss statements.  Such quarterly financial information shall be in the same format and prepared on the same basis as the comparable portions of the Spinco Retained Subsidiaries Financial Statements (with respect to Spinco) and the Hanover SEC Documents (with respect to Hanover), and shall be in accordance with GAAP, except that such information may exclude footnotes and is subject to normal year-end adjustments.

6.9                                 License Agreement.  For so long as such License Agreement is in effect, Spinco agrees that neither Spinco nor its Affiliates shall exercise their rights under Section 1.1 of the License Agreement until the earlier of (i) the termination of this Agreement pursuant to Section 9.1 and the payment of the Hanover Termination Fee or the Walter Termination Fee or (ii) December 31, 2008; provided that if this Agreement terminates in accordance with its terms prior to December 31, 2008 and neither the Hanover Termination Fee nor the Walter Termination Fee is payable, neither Spinco nor its Affiliates shall ever exercise their rights under Section 1.1 of the License Agreement.

ARTICLE 7

ADDITIONAL AGREEMENTS

7.1                                 WARN.  Except as described in Section 7.1 of the Spinco Disclosure Letter, neither Walter (with respect to the Spinco Business only), Spinco nor Hanover shall, at any time within the 90-day period prior to the Effective Time, effectuate a “plant closing” or “mass layoff” as those terms are defined in WARN or any state or local law, affecting in whole or in part any site of employment, facility, operating unit or employee of Spinco or Hanover, without notifying the other in advance and without complying with the notice requirements and all other provisions of WARN and any state or local law.

7.2                                 Cooperation.  Walter, Spinco and Hanover shall together or pursuant to the allocation of responsibility set forth below or otherwise to be agreed upon between them take, or cause to be taken, the following actions:

(a)                                  Transition.  From and after the execution of this Agreement, Walter, Spinco and Hanover shall, and shall cause each of their respective Subsidiaries to, reasonably cooperate in the transition and integration process in connection with the Merger;

(b)                                 AMEX Listings.  (i)  Hanover shall use its commercially reasonable efforts to prevent the delisting of Hanover’s Common Stock from the AMEX, including, without limitation, by exhausting all avenues of appeal available to it in respect of AMEX’s decision to proceed with such delisting; provided that, if, despite Hanover’s commercially reasonable efforts to the contrary, Hanover’s Common Stock is ultimately delisted from the AMEX, Hanover shall take all actions necessary and appropriate to cause a market maker to continue to list the Hanover

Common Stock on Pink OTC Markets’ Pink Quote inter-dealer quotation service, the OTC Bulletin Board, or a comparable over-the-counter securities electronic quotation service.  Hanover shall continue at all times to maintain the registration of its Common Stock pursuant to Section 12(b) or Section 12(g) of the Exchange Act notwithstanding that Hanover may qualify for exemptions therefrom, and, notwithstanding that Hanover’s Common Stock may no longer be registered pursuant to Section 12(b) of the Exchange Act, shall continue to timely file all Hanover SEC Documents that Hanover would be required to file as an SEC registrant the Common Stock of which is listed on the AMEX.

(ii)                                  As promptly as practicable, Hanover shall (A) if Hanover’s Common Stock remains listed on the AMEX, file a “Reverse Merger” listing application with the AMEX or (B) if Hanover’s Common Stock is delisted from the AMEX, file a new listing application with the AMEX or any other stock exchanges agreed upon by Walter, Spinco and Hanover, in each case for the listing or quotation of the shares of common stock of the Surviving Corporation to be issued pursuant to the transactions contemplated by this Agreement and use its reasonable best efforts to cause such shares to be Approved for Listing.

(iii)                               Walter and Spinco shall each use its commercially reasonable efforts to assist Hanover with any appeal of a delisting proceeding by the AMEX and with the preparation and submission of (i) any information about Spinco requested by AMEX in its letter dated September 5, 2008, (ii) any information about Walter or Spinco as may otherwise be reasonably requested by AMEX and (iii) any supplemental or new listing application as detailed in this Section 7.2(b).

(c)                                  Blue Sky Filings.  Hanover shall take all such action as may reasonably be required under state securities or Blue Sky laws in connection with the issuance of shares of Hanover Common Stock pursuant to the Merger;

(d)                                 Required Consents.  Walter, Spinco and Hanover shall cooperate with one another in determining whether any filings are required to be made with or consents required to be obtained from, any Governmental Authority or any other Person prior to the Effective Time in connection with the consummation of the transactions contemplated by this Agreement; and

(e)                                  Further Assistance.  Walter, Spinco and Hanover shall provide such further assistance as the other party may reasonably request in connection with the foregoing and with carrying out the purpose of the Agreement.  Each of Spinco, Walter and Hanover shall furnish to the other’s counsel all such information as may reasonably be required to effect the foregoing actions.

7.3                                 Proxy Statement/Prospectus.  If, at any time after the mailing of the definitive Proxy Statement/Prospectus and prior to the Hanover Stockholders Meeting, any event should occur that results in the Proxy Statement/Prospectus or the Registration Statement containing an untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, or that otherwise should be described in an amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement,

Spinco, Walter and Hanover shall promptly notify each other of the occurrence of such event and then promptly prepare, file and clear with the SEC such amendment or supplement and Hanover shall, as may be required by the SEC, mail to the Hanover stockholders and Walter’s stockholders each such amendment or supplement.

7.4                                 Tax-Free Reorganization Treatment; IRS Ruling; REIT Status; Closing Agreement and REIT Determination; Investment Company Status.  (a)  Hanover shall not take or cause to be taken any action, whether before or after the Effective Time, that (i) would disqualify the transactions contemplated hereby from constituting a tax-free distribution under Section 355 of the Code, (ii) would result in any failure to obtain the IRS Ruling, (iii) would disqualify the Merger from constituting a tax-free reorganization under Section 368 of the Code or (iv) would result in any failure to obtain the Closing Agreement or a REIT Determination.

(b)         Hanover shall cooperate with Walter and shall use commercially reasonable efforts to assist Walter in obtaining the IRS Ruling.

(c)          Hanover shall use its reasonable best efforts to execute the Closing Agreement or obtain a REIT Determination in the manner set forth in Section 8.2(h).

(d)         Hanover shall permit Walter and Spinco to participate in the process of obtaining the Closing Agreement and REIT Determination by providing drafts to Walter and Spinco of all submissions, including responses to inquiries and other supplemental materials, prior to their delivery to the IRS.  Walter and Spinco shall be permitted to review all such draft submissions, and Hanover shall reasonably consider any changes to such submissions requested by Walter or Spinco.  Hanover shall also keep Walter and Spinco currently informed of all developments relating to the Closing Agreement and REIT Determination processes, including all written and oral communications between Hanover and its advisors, on the one hand, and the IRS, on the other hand.  All costs, fees and expenses incurred in connection with obtaining the Closing Agreement and REIT Determination, all costs of performing thereunder and all other liabilities arising therefrom shall be the sole responsibility and obligation of Hanover; provided that Hanover shall have no liability or responsibility for the cost of Walter’s or Spinco’s participation in such process.

(e)          Neither Walter nor Spinco shall take or cause to be taken any action, whether before or after the Effective Time, that (i) would disqualify the transactions contemplated hereby from constituting a tax-free distribution under Section 355 of the Code, (ii) would result in any failure to obtain the IRS Ruling, (iii) would disqualify the Merger from constituting a tax-free reorganization under Section 368 of the Code or (iv) would result in any failure to obtain the Closing Agreement or REIT Determination.

(f)            In connection with the Distribution, Walter and Spinco shall use their reasonable best efforts to seek a private letter ruling from the IRS relating to (i) the qualification of the Distribution as a tax-free transaction under Section 355 of the Code (stating that no gain or loss will be recognized by Walter, Spinco, Hanover or Walter stockholders) and (ii) certain U.S. federal income tax consequences relating to the transactions contemplated herein (including the restructuring of Walter’s homebuilding business prior to the Distribution) (the “IRS Ruling”).

(g)         Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Hanover, Walter or Spinco from taking, and Hanover, Walter and Spinco hereby agree, respectively, to take any action at any time or from time to time that in the reasonable judgment of Hanover or Walter and Spinco, as the case may be, upon advice of counsel, is legally necessary for Hanover to maintain its qualification as a REIT or to eliminate or reduce income or excise taxes under Sections 856, 860 and 4981 of the Code (and similar provisions of state or local Tax Law) for any period or portion thereof ending on or prior to the Effective Time, including (i) making dividend or distribution payments to stockholders of Hanover and (ii) accessing certain REIT qualified assets pursuant to the REIT Asset Credit Facility; provided that (a) other than with respect to the Closing Agreement or REIT Determination, Hanover is not presently aware of any action that is currently legally necessary to be taken for it to maintain its qualification as a REIT or to eliminate or reduce income or excise taxes under Sections 856, 860 and 4981 of the Code (and similar provisions of state or local Tax Law) that would constitute, or would be reasonably likely to constitute, a breach of this Agreement and (b) prior notice is given to Walter and Spinco of any actions that will otherwise constitute a breach of this Agreement or could reasonably be expected to disqualify the Merger from constituting a tax-free reorganization under Section 368 of the Code.

(h)         Hanover shall not, nor shall it permit any of its Subsidiaries to, (i) take any action that would reasonably be expected to (x) cause Hanover or any of its Subsidiaries to become an “investment company” as such term is defined under the 40 Act or (y) cause the Surviving Corporation to become an “investment company” as such term is defined under the 40 Act after the Closing; or (ii) fail to take any action necessary to ensure that (x) Hanover does not become an “investment company”  as such term is defined under the 40 Act, and (y) the Surviving Corporation will not become an “investment company” as such term is defined under the 40 Act (subject, in the case of each of clause (x) and (y), to Hanover’s receipt of any written consent thereof by Walter that is required under Section 6.2(e) or 6.2(f)).

(i)             Prior to the Closing, Hanover shall provide Walter within 15 business days after the end of each month with statements, certified by an appropriate officer of Hanover, as of the last day of such month relating to Hanover’s compliance with Sections 7.4(d) and (e) and in form and substance substantially similar to the statements as of December 31, 2007 relating to such matters provided by Hanover to Walter prior to the date hereof.

7.5                                 Employee Matters and Employee Benefit Plans. (a)  In general, on and after the Effective Time, the Surviving Corporation shall provide the Hanover Employees who continue employment with the Surviving Corporation with employee benefits (excluding equity-based programs) that are substantially comparable, in the aggregate, to the employee benefits provided to Spinco Employees (of similar position or job category) under the Spinco Benefit Plans after the Effective Time; provided, however, that nothing herein will prevent the amendment or termination of any specific plan, program or arrangement, or interfere with the Surviving Corporation’s right or obligation to make such changes as are necessary to comply with applicable Law.  Notwithstanding the foregoing, nothing contained herein shall be construed as requiring, and Hanover shall take no action that would have the effect of requiring, the Surviving Corporation or any Affiliate to continue any specific employee benefit plan.  Neither the Surviving Corporation nor any of its Affiliates shall be obligated, however, to continue to employ any Hanover Employees for any specific period of time following the Effective Time, subject to applicable Law.

(b)                                 Pre-existing Conditions; Service Credit. On and after the Effective Time, the Surviving Corporation shall:  (i) waive any limitations to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Hanover Employees under any welfare benefit plan in which such employees may be eligible to participate after the Effective Time, to the extent that such limitations did not apply or had been satisfied by such Hanover Employees and their covered dependents prior to the Effective Time, (ii) provide each Hanover Employee with credit for any co-payments and deductibles paid prior to the Effective Time for the plan year in which the Merger occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare benefit plan in which such employees may be eligible to participate after the Effective Time, and (iii) recognize all service of the Hanover Employees for all purposes (including purposes of eligibility to participate, vesting credit, service credit, entitlement for benefits, and benefit accrual (including vacation accrual) in any benefit plan in which such employees may be eligible to participate after the Merger), to the same extent taken into account under a comparable Hanover Benefit Plan immediately prior to the Effective Time.

(c)                                  Nothing contained in this Section 7.5, express or implied: (i) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment; or (ii) is intended to confer upon any Person any right as a third-party beneficiary of this Agreement.

7.6                                 Investigation.  Upon reasonable notice, each of Walter and Spinco (with respect to the Spinco Business only) and Hanover shall, throughout the period prior to the earlier of the Effective Time or the Termination Date, afford to each other and to its respective officers, employees, accountants, counsel and other authorized representatives, reasonable access to its officers, employees, consultants and representatives and, during normal business hours, in a manner that does not unreasonably interfere with one another’s respective business and operations, to its and its Subsidiaries’ plants, properties, Contracts, commitments, books, records (including tax returns), papers, plans and drawings and any report, schedule or other document filed or received by it pursuant to the requirements of the federal or state securities laws, and shall use its respective reasonable best efforts to cause its respective representatives to furnish promptly to the other such additional financial and operating data and other information, including environmental information, as to its and its Subsidiaries’ respective businesses and properties as the other or its duly authorized representatives, as the case may be, may reasonably request; provided, however, that the foregoing shall not permit either Party to conduct any invasive or destructive environmental sampling, testing or analysis on the other Party’s property.  Notwithstanding the foregoing, neither Walter (with respect to the Spinco Business only), Spinco nor Hanover nor their respective Subsidiaries shall be required to provide any information to the extent that any such Party or any of their respective Subsidiaries is legally obligated to keep such information confidential or otherwise not to provide such information or to the extent that such access would constitute a waiver of the attorney-client privilege.  Each of Hanover and Walter (with respect to the Spinco Business only) will hold, and will direct its officers, employees, investment bankers, attorneys, accountants and other advisors and representatives to hold, any and all information received from any of the Parties, directly or indirectly, in confidence in accordance with the Confidentiality Agreement.

7.7                                 Reasonable Best Efforts; Further Assurances, Etc.  (a) Walter, Spinco and Hanover shall, as promptly as practicable and to the extent required by Law, make their respective filings and any other required or requested submissions under the HSR Act, promptly respond to any requests for additional information from either the Federal Trade Commission or the Department of Justice, and cooperate in the preparation of, and coordinate, such filings, submissions and responses (including the exchange of drafts between each party’s outside counsel) so as to reduce the length of any review periods and (b) subject to the terms and conditions of this Agreement, each of Walter, Spinco and Hanover shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Executed Transaction Agreements, including providing information and using their reasonable best efforts to obtain all necessary exemptions, rulings, consents, authorizations, approvals and waivers to effect all necessary registrations and filings and to lift any injunction or other legal bar to the Merger and the other transactions contemplated hereby, as promptly as practicable, and to take all other actions necessary to consummate the transactions contemplated hereby in a manner consistent with applicable law, it being understood that this Section 7.7(a) does not address the IRS Ruling, which is addressed in Section 7.4(f).  Without limiting the generality of the foregoing, Walter, Spinco and Hanover agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective reasonable best efforts to obtain any government clearances required to consummate the Merger (including through compliance with the HSR Act and any applicable foreign government reporting requirements), to respond to any government requests for information, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any Order that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal and all available legislative action.  The Parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto in connection with proceedings under or relating to the HSR Act or any other federal, state or foreign antitrust or fair trade law, and will provide one another with copies of all material communications from and filings with, any Governmental Authorities in connection with the transactions contemplated hereby.  Notwithstanding anything to the contrary in this Section 7.7, neither Walter nor Spinco or their respective Subsidiaries, on the one hand, nor Hanover and its Subsidiaries on the other hand, shall be required to take any action that would reasonably be expected to have a Material Adverse Effect on Walter or Spinco, on the one hand, or Hanover, on the other hand.

7.8                                 Director and Officer Indemnification; Insurance.  (a) The Surviving Corporation shall, (i) for a period of at least six years after the Effective Time, indemnify, defend and hold harmless, and provide advancement of expenses to, all past and present directors, officers or employees of Walter and its Subsidiaries who shall become directors, officers or employees of the Surviving Corporation or its Subsidiaries (the “Surviving Corporation Officers and Directors”) to the maximum extent allowed under Maryland law for acts or omissions occurring after the Effective Time and (ii) amend the charter and bylaws of the Surviving Corporation as provided in the Amended and Restated Charter and the Amended and Restated Bylaws attached hereto as Exhibits A and B, respectively, which provide for the elimination of personal liability for money damages and indemnification and advancement of expenses to the maximum extent permitted under Maryland law and not to modify such provisions of its charter and bylaws in any way that is not applicable to all similarly situated directors, officers or employees of Hanover or the Surviving Corporation.

(b)                                 (i)  All rights to indemnification and exculpation from liabilities for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time now existing in favor of any former or current officer or director of Hanover or any of its Subsidiaries (the “Hanover Officers and Directors”) as provided in Hanover’s charter or by-laws and any existing indemnification agreements set forth in Section 7.8(b) of the Hanover Disclosure Letter, shall, to the maximum extent allowed under Maryland law, survive the Merger and shall continue in full force and effect in accordance with their terms, and, except as provided in the Amended and Restated Charter and Bylaws or in the terms of such indemnification agreements, as applicable, shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or prior to the Effective Time or taken at the written request of Walter or Spinco.

(ii)                                  From and after the Effective Time, the Surviving Corporation shall, to the maximum extent allowed under Maryland law, indemnify, defend and hold harmless, and provide advancement of expenses to, each Hanover Officer and Director against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Hanover or any of its Subsidiaries, and pertaining to any matter existing or occurring or alleged to have occurred, or any acts or omissions occurring or alleged to have occurred, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of the Agreement and the consummation of the transactions contemplated hereby) or taken at the written request of Walter or Spinco.

(iii)                               The Surviving Corporation shall cause the Hanover Officers and Directors to be covered for a period of six years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by Hanover immediately prior to the Effective Time (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts and otherwise containing terms and conditions that are not less advantageous to the Hanover Officers and Directors than such Hanover policy or substitute a “tail” insurance policy with a claims period of at least six years from the Effective Time of the same coverage and amounts and otherwise containing terms and conditions that are not less advantageous to the Hanover Officers and Directors than such Hanover policy) with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed by such officers and directors in their capacity as such; provided that in no event shall the Surviving Corporation be required to expend in the aggregate during and for such six-year period an amount in excess of 250% of the annualized premium paid by Hanover immediately prior to the Effective Time for such insurance (the “Insurance Amount”), and provided, further, that if the Surviving Corporation is unable to maintain such policy (or such substitute policy) as a result of the preceding proviso, the Surviving Corporation shall obtain as much comparable insurance as is available for the Insurance Amount.

(c)          The provisions of this Section 7.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Hanover Officer and Director, each Surviving Corporation Officer and Director and each of their respective heirs and representatives.

7.9                                 Public Announcements.  Walter, Spinco and Hanover shall consult with each other and shall mutually agree upon any press release or public announcement relating to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public announcement prior to such consultation and agreement, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement.  Walter shall have the right to receive, review, consult with Hanover with respect to, and comment on, any Hanover SEC Document, other than the Registration Statement and Proxy Statement/Prospectus, to be filed after the date hereof that it has under Section 6.3 hereof with respect to the Registration Statement and Proxy Statement/Prospectus.

7.10                           Defense of Litigation.  Each of Walter, Spinco and Hanover shall use its reasonable best efforts to defend against all actions, suits or proceedings in which such party is named as a defendant that challenge or otherwise seek to enjoin, restrain or prohibit the transactions contemplated by this Agreement.  None of Walter, Spinco or Hanover shall settle any such action, suit or proceeding or fail to perfect on a timely basis any right to appeal any judgment rendered or Order entered against such Party therein without having previously consulted with the other Parties.  Each of Walter, Spinco and Hanover shall use all commercially reasonable efforts to cause each of its Affiliates, directors and officers to use all commercially reasonable efforts to defend any such action, suit or proceeding in which such Affiliate, director or officer is named as a defendant and which seeks any such relief to comply with this Section 7.10 to the same extent as if such Person was a Party.

7.11                           Accounting Matters.  (a)  In connection with the information regarding Spinco and the Spinco Business provided by Walter and Spinco specifically for inclusion in the Form S-4, Walter and Spinco shall use commercially reasonable efforts to cause to be delivered to Hanover two letters from Walter’s and Spinco’s independent public accountants, one dated approximately the date on which the Form S-4 shall become effective and one dated the Closing Date, each addressed to Walter, Spinco and Hanover, in form and substance reasonably satisfactory to Hanover and reasonably customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

(b)                                 In connection with the information regarding Hanover provided by Hanover specifically for inclusion in or incorporation by reference in the Form S-4, Hanover shall use commercially reasonable efforts to cause to be delivered to Walter two letters from

Hanover’s independent public accountants, one dated approximately the date on which the Form S-4 shall become effective and one dated the Closing Date, each addressed to Walter, Spinco and Hanover, in form and substance reasonably satisfactory to Walter and reasonably customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

7.12                           Amendment and Restatement of Hanover’s Charter and Bylaws.  Following receipt of the Requisite Approvals, Hanover shall take all actions necessary for the Amended and Restated Charter and the Amended and Restated Bylaws to become effective prior to the consummation of the Exchange Share Issuance, including, without limitation, by filing the Articles of Amendment and Restatement with the SDAT, in the manner required by, and executed in accordance with, the applicable provisions of the MGCL.

7.13                           Board of Directors and Officers of Surviving Corporation.  The Maryland Articles of Merger shall specify that the number of directors on the Board of Directors of the Surviving Corporation immediately following the Effective Time shall be seven and that the names and classifications of the directors of the Surviving Corporation immediately following the Effective Time will be as specified on Schedule 2.1(c) hereto, as such names may be changed in accordance with Section 2.1(c) hereof.

7.14                           Post Closing Cooperation.  Subject to the terms and conditions hereof, each of the Parties hereto agrees to use its reasonable best efforts to execute and deliver, or cause to be executed and delivered, all documents and to take, or cause to be taken, all actions that may be reasonably necessary or appropriate, in the reasonable opinion of counsel for Walter and Hanover, to effectuate the provisions of this Agreement.

ARTICLE 8

CONDITIONS TO THE MERGER

8.1                                 Conditions to the Obligations of Spinco, Walter and Hanover to Effect the Merger.  The respective obligations of Spinco, Walter and Hanover to consummate the Merger shall be subject to the fulfillment (or waiver by Walter, Spinco and Hanover) at or prior to the Effective Time of the following conditions:

(a)                                  The Distribution shall have been consummated;

(b)                                 The Requisite Merger Approval and the Requisite Charter Approval shall have been obtained;

(c)                                  The Requisite Exchange Approval shall have been obtained;

(d)                                 All consents, approvals and authorizations of any Governmental Authority required by Law for the consummation of the transactions contemplated by this Agreement and the Executed Transaction Agreements shall have been obtained and be in full force and effect at the Effective Time, except those consents the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Surviving Corporation (after giving effect to the Merger);

(e)                                  All consents or approvals of each Person whose consent or approval shall be required for the consummation of the transactions contemplated by this Agreement and the Executed Transaction Agreements under any contract to which Hanover or Walter or their respective Subsidiaries shall be a party or by which their respective properties and assets are bound shall have been obtained (in each case without the payment or imposition of any material costs or obligations) and be in full force and effect at the Effective Time, except (i) where the failure to so obtain such consents and approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Surviving Corporation (after giving effect to the Merger) or (ii) to the extent that reasonably acceptable alternative arrangements relating to the failure to obtain any such consent or approval are otherwise provided for;

(f)                                    Any waiting period under the HSR Act shall have expired or been terminated;

(g)                                 (i)  The Registration Statement shall have become effective in accordance with the Securities Act and the Exchange Act and shall not be the subject of any stop order or proceedings seeking a stop order and no similar proceeding in respect of the Proxy Statement/Prospectus shall have been initiated or threatened by the SEC and not concluded or withdrawn; and (ii) the shares of Hanover Common Stock and such other shares required to be reserved for issuance in connection with the Distribution and the Merger, respectively, shall have been Approved for Listing; and

(h)                                 No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Authority of competent jurisdiction or other Law or legal restraint or prohibition preventing or making illegal the consummation of the transactions contemplated by this Agreement and the Executed Transaction Agreements shall be in effect; provided, however, that the Parties hereto shall use their reasonable best efforts to have any such injunction, order, restraint or prohibition vacated; provided, further, that the Parties hereto shall use their commercially reasonable efforts to cause any such Law not to prevent or make illegal the consummation of the transactions contemplated by this Agreement and the Executed Transaction Agreements.

8.2                                 Additional Conditions to the Obligations of Walter and Spinco.  The obligations of Walter and Spinco to consummate the Merger shall be subject to the fulfillment (or waiver by Walter or Spinco) at or prior to the Effective Time of the following additional conditions:

(a)                                  (i) (A) The representations and warranties of Hanover contained in this Agreement qualified as to Material Adverse Effect shall be true and correct in all respects and (B) those not so qualified shall be true and correct in all material respects, in each case as of the Effective Time as if made as of the Effective Time (except to the extent such representations and warranties address matters as of a particular date), except in the case of clause (B) where the failure to be true and correct in all material respects would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hanover and (ii) Hanover shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed at or prior to the Effective Time, except in the case of clauses (i) and (ii) to the extent specifically contemplated or permitted by this Agreement;

(b)                                 Hanover shall have delivered to Walter and Spinco a certificate, dated as of the Effective Time, of the Chief Executive Officer and Chief Financial Officer of Hanover (on Hanover’s behalf and without any personal liability) certifying the satisfaction by Hanover of the conditions set forth in subsection (a) of this Section 8.2;

(c)                                  Walter and Spinco shall have received opinions of Simpson Thacher & Bartlett LLP to the effect that (i) the Merger will constitute a “reorganization” for federal income tax purposes within the meaning of Section 368(a) of the Code and (ii) the Surviving Corporation’s proposed method of operation will enable it to continue to meet the requirements for qualification as a REIT under the Code for taxable year 2009 and thereafter.  In rendering such opinion, Simpson Thacher & Bartlett LLP (x) may require and rely upon representations contained in certificates of officers of Walter, Spinco, Hanover and others and (y) will assume, if a REIT Determination is not obtained and the Closing Agreement does not provide resolution of the issues for which relief was sought in the Initial Submissions for the taxable year of Hanover ending December 31, 2008 (the “2008 Tax Year”), that the Closing Agreement applies to the 2008 Tax Year in the same manner as it applies to the taxable years of Hanover that are the subject of such Closing Agreement;

(d)                                 The Amended and Restated Charter shall be the effective charter of Hanover and the Amended and Restated Bylaws shall be the effective bylaws of Hanover;

(e)                                  Each of the Exchange Agreements is in effect and each of the closings thereunder have occurred;

(f)                                    Walter shall have received (i) the IRS Ruling in form and substance reasonably satisfactory to Walter with respect to each of the matters requested by Walter to be included therein and (ii) an opinion of PricewaterhouseCoopers LLP as to the satisfaction of certain requirements necessary for the Distribution to obtain tax-free treatment under Section 355 of the Code on which the IRS will not rule;

(g)                                 Hanover shall continue to qualify as a REIT;

(h)                                 Either (i) Hanover and the IRS shall have executed an IRS Form 906, Closing Agreement on Final Determination Covering Specific Tax Matters, that resolves, in a manner satisfactory to Walter in its sole discretion exercised in good faith, the issues for which relief was sought in the Initial Submissions (the “Closing Agreement”) or (ii) the IRS shall have rendered a formal, binding determination other than the Closing Agreement to the effect that the assets which are the subject of the Initial Submissions, were, for purposes of Section 856(c) of the Code, “cash items” and therefore that the investment by Hanover in such assets will not cause Hanover to fail to qualify as a REIT for any taxable year, or otherwise to the effect that Hanover has qualified as a REIT for all taxable years, which determination is in form and substance satisfactory to Walter, as determined in its sole discretion exercised in good faith (the “REIT Determination”);

(i)            Walter and Spinco shall have received (i) a tax opinion of Thacher Proffitt & Wood LLP, dated as of the Closing Date, in the form attached hereto as Exhibit C (such opinion shall be based upon customary assumptions and representations made by Hanover and any Subsidiaries of Hanover in the form attached hereto as Exhibit D) opining that Hanover has been organized and has operated in conformity with the requirements for qualification as a REIT under the Code since 1997, until immediately prior to the Closing and assuming that if a REIT Determination is not obtained and the Closing Agreement does not provide resolution of the issues for which relief was sought in the Initial Submissions for the 2008 Tax Year, that the Closing Agreement applies to the 2008 Tax Year in the same manner as it applies to the taxable years of Hanover that are the subject of such Closing Agreement and (ii) an opinion of Thacher Proffitt and Wood LLP, dated as of the Closing Date, in the form attached hereto as Exhibit E as to certain 40 Act matters; and

(j)            The Requisite Plan Amendment Approval shall have been obtained.

8.3           Additional Conditions to the Obligations of Hanover.  The obligation of Hanover to consummate the Merger shall be subject to the fulfillment (or waiver by Hanover) at or prior to the Effective Time of the following additional conditions:

(a)           (i) (A) The representations and warranties of Spinco and Walter contained in this Agreement qualified as to Material Adverse Effect shall be true and correct in all respects and (B) those not so qualified shall be true and correct in all material respects, in each case as of the Effective Time as if made as of the Effective Time (except to the extent such representations and warranties address matters as of a particular date), except in the case of clause (B) where the failure to be true and correct in all material respects would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco and (ii) Spinco and Walter shall have performed in all material respects their respective covenants and agreements contained in this Agreement required to be performed at or prior to the Effective Time, except in the case of clauses (i) and (ii) to the extent specifically contemplated or permitted by this Agreement;

(b)           Each of Walter and Spinco shall have delivered to Hanover a certificate, dated as of the Effective Time, of the Chief Executive Officer and the Chief Financial Officer of Walter and of Spinco (on Walter’s and Spinco’s behalf and without any personal liability) certifying the satisfaction by Walter and Spinco of the conditions set forth in subsection (a) of this Section 8.3; and

(c)           Hanover shall have received an opinion from Thacher Proffitt Wood LLP, to the effect that the Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code (provided that, in rendering such opinion, Thacher Proffitt Wood LLP may require and rely upon representations contained in certificates of officers of Walter, Spinco, Hanover and others).

ARTICLE 9

TERMINATION, AMENDMENT AND WAIVERS

9.1           Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time whether before or after the Requisite Approvals or the adoption hereof by Walter as the sole member of Spinco:

(a)           by the mutual written consent of each Party hereto, which consent shall be effected by action of the Board of Directors of each such Party;

(b)           by either Walter or Hanover:

(i)            if the Effective Time shall not have occurred before February 15, 2009 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this clause (b)(i) shall not be available to any Party whose failure to perform any of its obligations under this Agreement at or prior to such date has been a cause of or resulted in the failure of the Merger to have become effective on or before the Termination Date;

(ii)           if, at the Hanover Stockholders Meeting duly convened therefor (including any adjournment, continuation or postponement thereof), the Requisite Merger Approval, the Requisite Charter Approval and the Requisite Exchange Approval shall not have been obtained after a vote of the stockholders is taken; or

(iii)          if any court of competent jurisdiction or any other Governmental Authority shall have issued an order, injunction, restraint or other judgment (and such order, injunction or other judgment shall have become final and nonappealable), restraining, enjoining or otherwise prohibiting the Merger, provided, that, (A) if the party seeking to terminate this Agreement pursuant to this clause (b)(iii) is a party to the applicable proceeding, such party shall have used its reasonable best efforts to remove such order, injunction, restraint or other judgment, and (B) the right to terminate this Agreement under this clause (b)(iii) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement shall have been the cause of, or shall have resulted in, such order, injunction, restraint or other judgment;

(c)           by Walter, if Hanover shall have (i) failed to include the Hanover Board Recommendation in the Proxy Statement/Prospectus or (ii) effected a Change in the Hanover Board Recommendation (or resolved to take any such action), whether or not permitted by the terms hereof, or (iii) breached its obligations under (A) Section 6.3 of this Agreement and such breach either by its terms cannot be cured by the Termination Date or, with respect to any such breach that is reasonably capable of being remedied, the breach is not remedied within 30 days after Walter has furnished Hanover with written notice of such breach or (B) Section 6.4(d) of this Agreement; provided, however, that the right to terminate this Agreement pursuant to clause (c)(iii)(A) shall not be available to Walter to the extent Walter has failed in any material respect to fulfill its obligation under Section 6.3(a) to provide information for inclusion in the Form S-4 and/or to assist in the preparation of the Form S-4, and such failure was the primary cause of Hanover’s breach.

(d)           by Hanover if, prior to obtaining the Requisite Merger Approval, Hanover receives a Hanover Acquisition Proposal and the Board of Directors of Hanover shall have concluded in good faith that such Hanover Acquisition Proposal constitutes a Superior Proposal; provided that, Hanover shall not terminate this Agreement pursuant to the foregoing clause unless: (i) Hanover concurrently pays the Hanover Termination Fee payable pursuant to Section 9.3(a)(i) and (ii) the Board of Directors of Hanover concurrently approves, and Hanover concurrently enters into, a definitive, legally binding agreement with respect to such Superior Proposal.

(e)           by Hanover, if Hanover is not in material breach of the terms of this Agreement, and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Walter or Spinco which breach would cause the condition to closing set forth in Section 8.3(a) not to be satisfied, and (i) such breach by its nature is not capable of being cured or (ii) Walter has not, within 30 days after receipt by Walter of written notice of such breach from Hanover, cured such breach or made any good faith attempt to cure such breach;

(f)            by Walter, if neither Walter nor Spinco is in material breach of the terms of this Agreement, and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Hanover which breach would cause the condition to closing set forth in Section 8.2(a) not to be satisfied, and (i) such breach by its nature is not capable of being cured or (ii) Hanover has not, within 30 days after receipt by Hanover of written notice of such breach from Walter, cured such breach or made any good faith attempt to cure such breach; and

(g)           by Walter, if, at the Hanover Stockholders Meeting duly convened therefor (including any adjournment, continuation or postponement thereof), the Requisite Plan Amendment Approval shall not have been obtained after a vote of the stockholders is taken.

The Party hereto desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)) shall give written notice of such termination to the other Parties in accordance with Section 10.2, specifying the provision hereof pursuant to which such termination is effected.

9.2           Effect of Termination.  In the event of termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and of no effect without any liability or obligation on the part of any Party hereto (or any stockholder, director or officer, employee, agent, consultant or representative of such party) to the other Parties hereto, except that (a) the agreements contained in this Section 9.2, Section 9.3, the Confidentiality Agreement (subject to the terms thereof), Section 6.9, the last sentence of Section 7.6 and in Article 10 shall survive the termination hereof and (b) no such termination shall relieve any Party hereto of any liability or damages resulting from fraud or from any willful and material breach by such Party of any covenant or other agreement included in this Agreement.

9.3           Fees and Expenses.  (a)  (i)  In the event that this Agreement is terminated (A) by Walter pursuant to Section 9.1(c)(iii), (B) by Hanover pursuant to Section 9.1(d) or (C) by Walter pursuant to Section 9.1(b)(i) or Section 9.1(b)(iii), but only, in the case of this clause (C) if Hanover is unable to terminate the Agreement pursuant to such Section at the time of termination by Walter due to Hanover’s failure to meet the requirements for such termination in the provisos to such sections, then, in the case of each of clauses (A), (B) and (C), promptly, but in no event later than two business days after such termination Hanover shall pay Walter a fee equal to $2,000,000 (if the termination occurs prior to December 31, 2008) or $3,000,000 (if the termination occurs on or after December 31, 2008) (the “Hanover Termination Fee”) by wire transfer of same day funds.

(ii)           In the event that, following the execution of this Agreement and prior to the Effective Time, (A) a Hanover Acquisition Proposal is commenced, publicly disclosed, publicly proposed or otherwise communicated to Hanover or the Hanover stockholders and (B) this Agreement is terminated by either Walter or Hanover pursuant to Section 9.1(b)(ii) or by Walter pursuant to Section 9.1(c)(i) or 9.1(c)(ii) or 9.1(f) or 9.1(g), and (C) (x) within 12 months after the date of such termination, Hanover enters into a Hanover Acquisition Agreement relating to, or consummates, such Hanover Acquisition Proposal (changing the number in clauses (ii), (iii) and (iv) of the definition of such term from 5% or 10%, as the case may be, to 50%) or any other Hanover Acquisition Proposal (modified as aforesaid) with the Person making such first Hanover Acquisition Proposal, or (y) within 9 months after the date of such termination, Hanover enters into a Hanover Acquisition Agreement relating to, or consummates, any Hanover Acquisition Proposal (modified as aforesaid) then Hanover shall promptly, but in no event later than two business days after the date such Hanover Acquisition Agreement is entered into or such Hanover Acquisition Proposal is consummated, as the case may be, pay Walter the Hanover Termination Fee by wire transfer of same day funds.

Hanover acknowledges that the agreements contained in this Section 9.3(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Walter would not enter into this Agreement; accordingly, if Hanover fails promptly to pay the amount due pursuant to this Section 9.3(a), and in order to obtain such payment, Walter commences a suit which results in a judgment against Hanover for the fee set forth in this Section 9.3(a), Hanover shall pay to Walter its out-of-pocket costs and expenses (including reasonable attorneys’ fees and out-of-pocket expenses) in connection with such suit, together with interest on the amount of the fee at the rate on six-month U.S. Treasury obligations in effect on the date such payment was required to be made plus 300 basis points.

(b)   In the event that this Agreement is terminated by Hanover (i) pursuant to Section 9.1(e), or (ii) pursuant to Section 9.1(b)(i) or Section 9.1(b)(iii), but only in the case of this clause (ii), if Walter is unable to terminate the Agreement pursuant to such Section at the time of termination by Hanover due to Walter’s failure to meet the requirements for such termination in the provisos to such sections, then, in the case of both clauses (i) and (ii), promptly but in no event later than two business days after such termination, Walter shall pay Hanover a fee equal to $3,000,000 (if the termination occurs prior to December 31, 2008) or $2,000,000 (if the termination occurs on or after December 31, 2008) (the “Walter Termination Fee”) by wire transfer of same day funds; provided, however, that at the option of Walter and Spinco, in their sole discretion, all or any portion of the Walter Termination Fee may be paid by a setoff by Spinco of amounts due and owing to Spinco from Hanover under the REIT Asset Credit Facility.

Walter acknowledges that the agreements contained in this Section 9.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Hanover would not enter into this Agreement; accordingly, if Walter fails promptly to pay the amount due pursuant to this Section 9.3(b), and in order to obtain such payment, Hanover commences a suit which results in a judgment against Walter for the fee set forth in this Section 9.3(b), Walter shall pay to Hanover its out-of-pocket costs and expenses (including reasonable attorneys’ fees and out-of-pocket expenses) in connection with such suit, together with interest on the amount of the fee at the rate on six-month U.S. Treasury obligations in effect on the date such payment was required to be made plus 300 basis points.

(c)   Notwithstanding anything else set forth in this Section 9.3, all fees and expenses incurred by Walter, Spinco, Hanover or their respective Subsidiaries in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses; provided, however, that Walter shall reimburse Hanover for filing and other fees payable to the SEC in respect of the Registration Statement and the Proxy Statement/Prospectus and Walter shall pay the fees and expenses of any financial printer engaged in the preparation, printing, filing and mailing of the Registration Statement and Proxy Statement/Prospectus.

9.4           Amendment.  This Agreement may be amended at any time prior to the Effective Time, whether before or after receipt of the Requisite Approvals; provided, however, that, after receipt of the Requisite Approvals, no amendment may be made which under applicable Maryland Law requires the further approval of the stockholders of Hanover without such further approval. This Agreement may not be amended except by an instrument in writing signed by the Parties hereto.

9.5           Waivers.  At any time prior to the Effective Time, any Party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

ARTICLE 10

MISCELLANEOUS

10.1         Non-Survival of Representations and Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time and then only to such extent.  Except as specifically provided herein, the Confidentiality Agreement shall survive the execution and delivery of this Agreement and any termination of this Agreement, and the provisions of the Confidentiality Agreement shall apply to all information and material furnished by any party or its representatives thereunder or hereunder.

10.2         Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) a transmitter’s electronic confirmation of receipt of a facsimile transmission, (b) confirmed delivery of a standard overnight courier or when delivered by hand or (c) the expiration of five business days after the date mailed by certified or registered mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

If to Walter, to:

Walter Industries, Inc.

4211 W. Boy Scout Boulevard, 10th Floor

Tampa, Florida 33607-5724

Attention:  General Counsel

Facsimile:  (813) 871-4430

with a copy (which shall not constitute effective notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention:  Peter J. Gordon, Esq.

Facsimile:  (212) 455-2502

If to Spinco, to:

JWH Holding Company, LLC

4211 W. Boy Scout Boulevard, 10th Floor

Tampa, Florida 33607-5724

Attention:  General Counsel

Facsimile:  (813) 871-4430

with a copy (which shall not constitute effective notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention:  Peter J. Gordon, Esq.

Facsimile:  (212) 455-2502

If to Hanover, to:

Hanover Capital Mortgage Holdings, Inc.

200 Metroplex Drive, Suite 100

Edison, New Jersey  08817

Attention:  General Counsel

Facsimile:  (732) 548-0286

with a copy (which shall not constitute effective notice) to:

Thacher Proffitt & Wood LLP

Two World Financial Center

New York, New York 10281

Attention:  Mark I. Sokolow, Esq.

Facsimile:  (212) 912-7751

10.3         Certain Construction Rules.  The article and section headings and the table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  As used in this Agreement, unless otherwise provided to the contrary, (a) all references to days or months shall be deemed references to calendar days or months and (b) any reference to a “Section,” “Article,” “Exhibit” or “Schedule” shall be deemed to refer to a section or article of this Agreement or an exhibit or schedule to this Agreement.  The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

10.4         Severability.  If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared to be invalid, unenforceable or void, such declaration shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of Spinco, Walter and Hanover that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable and that achieves the same objective.

10.5         Assignment; Binding Effect.  Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by Spinco, Walter or Hanover (whether by operation of law or otherwise) without the prior written consent of all of the other parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by Spinco, Walter and Hanover and their respective successors and permitted assigns.

10.6         No Third Party Beneficiaries.  Except as provided in Section 7.8, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than Walter, Spinco and Hanover or their respective successors or permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this

Agreement, and no Person (other than as so specified) shall be deemed a third party beneficiary under or by reason of this Agreement.

10.7         Limited Liability.  Notwithstanding any other provision of this Agreement, no stockholder, director, officer, Affiliate, agent or representative of Spinco, Walter or Hanover, in its capacity as such, shall have any liability in respect of or relating to the covenants, obligations, representations or warranties of such party under this Agreement or in respect of any certificate delivered with respect hereto or thereto and, to the fullest extent legally permissible, each of Spinco, Walter and Hanover, for itself and its stockholders, directors, officers and Affiliates, waives and agrees not to seek to assert or enforce any such liability that any such Person otherwise might have pursuant to applicable law.

10.8         Entire Agreement.  This Agreement (together with the Executed Transaction Agreements, the Confidentiality Agreement, the exhibits and the Disclosure Letters and the other documents delivered pursuant hereto) constitute the entire agreement of all the parties hereto and supersedes all prior and contemporaneous agreements and understandings, both written and oral, between the parties, or either of them, with respect to the subject matter hereof.  All exhibits and schedules attached to this Agreement and the Disclosure Letters are expressly made a part of, and incorporated by reference into, this Agreement.

10.9         Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland, without regard to conflicts of laws principles.

10.10       Jurisdiction.  (a) Each Party irrevocably consents to and submits to the jurisdiction, including the personal jurisdiction, of (i) any Maryland State court, and (ii) any Federal court of the United States sitting in the State of Maryland, solely for the purposes of any suit, action or other proceeding between any of the parties hereto arising out of this Agreement or any transaction contemplated hereby. Each Party agrees to commence any suit, action or proceeding relating hereto only in any Federal court of the United States sitting in the State of Maryland or, if such suit, action or other proceeding may not be brought in such court for reasons of subject matter jurisdiction, in any Maryland State court. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any suit, action or proceeding between any of the parties hereto arising out of this Agreement or any transaction contemplated hereby in (i) any Maryland State court, and (ii) any Federal court of the United States sitting in the State of Maryland, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each Party further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by registered mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section 10.10 shall affect the right of any party to serve legal process in any other manner permitted by law. The consent to jurisdiction set forth in this Section 10.10 shall not constitute a general consent to service of process in the State of Maryland and shall have no effect for any purpose except as provided in this Section 10.10. The parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

10.11       Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement binding on Spinco, Walter and Hanover, notwithstanding that not all parties are signatories to the original or the same counterpart.

10.12       Specific Performance; Remedies.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court located in the State of Maryland.  Except for the foregoing remedies of injunction and specific performance, the right not to close in the event that the conditions to closing are not satisfied and the termination rights set forth in this Agreement, the Parties agree that they shall have no rights or claims against one another for breaches of this Agreement except in the case of fraud or any willful and material breach by a party of any covenant or other agreement included in this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

WALTER INDUSTRIES, INC.

By:	/s/ Victor P. Patrick
Name: Victor P. Patrick
Title: Vice Chairman

JWH HOLDING COMPANY, LLC

By:	/s/ Mark J. O’Brien
Name: Mark J. O’Brien
Title: President and Chief Executive Officer

HANOVER CAPITAL MORTGAGE HOLDINGS, INC.

By:	/s/ John A. Burchett
Name: John A. Burchett
Title: CEO and President

EXHIBIT A

WALTER INVESTMENT MANAGEMENT CORPORATION

BYLAWS

ARTICLE I

OFFICES

Section 1.          PRINCIPAL OFFICE.  The principal office of the Corporation in the State of Maryland shall be located at such place as the Board of Directors may designate.

Section 2.          ADDITIONAL OFFICES.  The Corporation may have additional offices, including a principal executive office, at such places as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1.          PLACE.  All meetings of stockholders shall be held at the principal executive office of the Corporation or at such other place as shall be set by the Board of Directors and stated in the notice of the meeting.

Section 2.          ANNUAL MEETING.  An annual meeting of the stockholders for the election of directors and the transaction of any business within the powers of the Corporation shall be held on the date and at the time set by the Board of Directors.

Section 3.          SPECIAL MEETINGS.

(a)          General.  The chairman of the board, president, chief executive officer or Board of Directors may call a special meeting of the stockholders.  Subject to subsection (b) of this Section 3, a special meeting of stockholders shall also be called by the secretary of the Corporation to act on any matter upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on such matter at such meeting.

(b)          Stockholder-Requested Special Meetings.  (1) Any stockholder of record seeking to have stockholders request a special meeting shall, by sending written notice to the secretary (the “Record Date Request Notice”) by registered mail, return receipt requested, request the Board of Directors to fix a record date to determine the stockholders entitled to request a special meeting (the “Request Record Date”).  The Record Date Request Notice shall set forth the purpose of the meeting and the matters proposed to be acted on at it, shall be signed by one or more stockholders of record as of the date of signature (or their agents duly authorized in a writing accompanying the Record Date Request Notice), shall bear the date of signature of each such stockholder (or such agent) and shall set forth all information relating to each such stockholder that would be required to be disclosed in connection with the solicitation of proxies for the election of directors in an election contest (even if an election contest is not involved), or would otherwise be required, in each case pursuant to Regulation 14A (or any successor provision) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Upon receiving the Record Date Request Notice, the Board of Directors may fix a Request Record Date.  The Request Record Date shall not precede and shall not be more than ten days after the close of business on the date on which the resolution fixing the Request Record Date is adopted by the Board of Directors.  If the Board of Directors, within ten days after the date on which a valid Record Date Request Notice is received, fails to adopt a resolution fixing the Request Record Date, the Request Record Date shall be the close of business on the tenth day after the first date on which the Record Date Request Notice is received by the secretary.

(2)        In order for any stockholder to request a special meeting, to act on any matter one or more written requests for a special meeting (collectively, the “Special Meeting Request”) signed by stockholders of record (or their agents duly authorized in a writing accompanying the request) as of the Request Record Date entitled to cast not less than a majority of all of the votes entitled to be cast on such matter at such meeting (the “Special Meeting Percentage”) shall be delivered to the secretary.  In addition, the Special Meeting Request (a) shall set forth the purpose of the meeting and the matters proposed to be acted on at it (which shall be limited to those lawful matters set forth in the Record Date Request Notice received by the secretary), (b) shall bear the date of signature of each such stockholder (or such agent) signing the Special Meeting Request, (c) shall set forth the name and address, as they appear in the Corporation’s books, of each stockholder signing such request (or on whose behalf the Special Meeting Request is signed), the class, series and number of all shares of stock of the Corporation which are owned by each such stockholder (beneficially or of record), and the nominee holder for, and number of, shares owned by such stockholder beneficially but not of record, (d) shall be sent to the secretary by registered mail, return receipt requested, and (e) shall be received by the secretary within 60 days after the Request Record Date.  Any requesting stockholder (or agent duly authorized in a writing accompanying the revocation or the Special Meeting Request) may revoke his, her or its request for a special meeting at any time by written revocation delivered to the secretary.

(3)        The secretary shall inform the requesting stockholders of the reasonably estimated cost of preparing and mailing the notice of meeting (including the Corporation’s proxy materials).  The secretary shall not be required to call a special meeting upon stockholder request and such meeting shall not be held unless, in addition to the documents required by paragraph (2) of this Section 3(b), the secretary receives payment of such reasonably estimated cost prior to the preparation and mailing of any notice of the meeting.

(4)        Except as provided in the next sentence, any special meeting shall be held at such place, date and time as may be designated by the chairman of the board, chief executive officer, president or Board of Directors, whoever has called the meeting.  In the case of any special meeting called by the secretary upon the request of stockholders (a “Stockholder-Requested Meeting”), such meeting shall be held at such place, date and time as may be designated by the Board of Directors; provided, however, that the date of any Stockholder-Requested Meeting shall be not more than 90 days after the record date for such meeting (the “Meeting Record Date”); and provided further that if the Board of Directors fails to designate, within ten days after the date that a valid Special Meeting Request is actually received

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by the secretary (the “Delivery Date”), a date and time for a Stockholder-Requested Meeting, then such meeting shall be held at 2:00 p.m. local time on the 90th day after the Meeting Record Date or, if such 90th day is not a Business Day (as defined below), on the first preceding Business Day; and provided further that in the event that the Board of Directors fails to designate a place for a Stockholder-Requested Meeting within ten days after the Delivery Date, then such meeting shall be held at the principal executive office of the Corporation.  In fixing a date for any special meeting, the chairman of the board, chief executive officer, president or Board of Directors may consider such factors as he, she or it deems relevant including, without limitation, the nature of the matters to be considered, the facts and circumstances surrounding any request for the meeting and any plan of the Board of Directors to call an annual meeting or a special meeting.  In the case of any Stockholder-Requested Meeting, if the Board of Directors fails to fix a Meeting Record Date that is a date within 30 days after the Delivery Date, then the close of business on the 30th day after the Delivery Date shall be the Meeting Record Date.  The Board of Directors may revoke the notice for any Stockholder-Requested Meeting in the event that the requesting stockholders fail to comply with the provisions of paragraph (3) of this Section 3(b).

(5)        If written revocations of the Special Meeting Request have been delivered to the secretary and the result is that stockholders of record (or their agents duly authorized in writing), as of the Request Record Date, entitled to cast less than the Special Meeting Percentage have delivered, and not revoked, requests for a special meeting to the secretary, the secretary shall: (i) if the notice of meeting has not already been mailed, refrain from mailing the notice of the meeting and send to all requesting stockholders who have not revoked such requests written notice of any revocation of a request for the special meeting, or (ii) if the notice of meeting has been mailed and if the secretary first sends to all requesting stockholders who have not revoked requests for a special meeting on a matter written notice of any revocation of a request for the special meeting and written notice of the Company’s intention to revoke the notice of the meeting or for the chairman of the meeting to adjourn the meeting without action on the matter, (A) the secretary may revoke the notice of the meeting at any time before ten days before the commencement of the meeting or (B) the chairman of the meeting may call the meeting to order and adjourn the meeting without acting on the matter.  Any request for a special meeting received after a revocation by the secretary of a notice of a meeting shall be considered a request for a new special meeting.

(6)        The chairman of the board, chief executive officer, president or Board of Directors may appoint regionally or nationally recognized independent inspectors of elections to act as the agent of the Corporation for the purpose of promptly performing a ministerial review of the validity of any purported Special Meeting Request received by the secretary.  For the purpose of permitting the inspectors to perform such review, no such purported request shall be deemed to have been delivered to the secretary until the earlier of (i) five Business Days after receipt by the secretary of such purported request and (ii) such date as the independent inspectors certify to the Corporation that the valid requests received by the secretary represent, as of the Request Record Date, stockholders of record entitled to cast not less than the Special Meeting Percentage.  Nothing contained in this paragraph (6) shall in any way be construed to suggest or imply that the Corporation or any stockholder shall not be entitled to contest the validity of any request, whether during or after such five Business Day period, or to take any other action (including, without limitation, the commencement,

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prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

(7)        For purposes of these Bylaws, “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of Florida or New York are authorized or obligated by law or executive order to close.

Section 4.               NOTICE.  Not less than ten nor more than 90 days before each meeting of stockholders, the secretary shall give to each stockholder entitled to vote at such meeting and to each stockholder not entitled to vote who is entitled to notice of the meeting written or printed notice stating the time and place of the meeting and, in the case of a special meeting or as otherwise may be required by any statute, the purpose for which the meeting is called, by mail, by presenting it to such stockholder personally, by leaving it at the stockholder’s residence or usual place of business or by any other means permitted by Maryland law.  If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the stockholder at the stockholder’s address as it appears on the records of the Corporation, with postage thereon prepaid.  A single notice shall be effective as to all stockholders who share an address, except to the extent that a stockholder at such address objects to such single notice.  Failure to give notice of any meeting to one or more stockholders, or any irregularity in such notice, shall not affect the validity of any meeting fixed in accordance with this Article II, or the validity of any proceedings at any such meeting.

Subject to Section 11(a) of this Article II, any business of the Corporation may be transacted at an annual meeting of stockholders without being specifically designated in the notice, except such business as is required by any statute to be stated in such notice.  No business shall be transacted at a special meeting of stockholders except as specifically designated in the notice.  The Corporation may postpone or cancel a meeting of stockholders by making a “public announcement” (as defined in Section 11(c)(3)) of such postponement or cancellation prior to the meeting.

Section 5.               ORGANIZATION AND CONDUCT.  Every meeting of stockholders shall be conducted by an individual appointed by the Board of Directors to be chairman of the meeting or, in the absence of such appointment, by the chairman of the board or, in the case of a vacancy in the office or absence of the chairman of the board, by one of the following officers present at the meeting:  the vice chairman of the board, if there is one, the president, the vice presidents in their order of rank and seniority, or, in the absence of such officers, a chairman chosen by the stockholders by the vote of a majority of the votes cast by stockholders present in person or by proxy.  The secretary, or, in the secretary’s absence, an assistant secretary, or in the absence of both the secretary and assistant secretaries, a person appointed by the Board of Directors or, in the absence of such appointment, a person appointed by the chairman of the meeting shall act as secretary.  In the event that the secretary presides at a meeting of the stockholders, an assistant secretary, or in the absence of assistant secretaries, an individual appointed by the Board of Directors or the chairman of the meeting, shall record the minutes of the meeting.  The order of business and all other matters of procedure at any meeting of stockholders shall be determined by the chairman of the meeting.  The chairman of the meeting may prescribe such rules, regulations and procedures and take such action as, in the discretion of the chairman and without any action by the stockholders, are appropriate for the

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proper conduct of the meeting, including, without limitation, (a) restricting admission to the time set for the commencement of the meeting; (b) limiting attendance at the meeting to stockholders of record of the Corporation, their duly authorized proxies and other such individuals as the chairman of the meeting may determine; (c) limiting participation at the meeting on any matter to stockholders of record of the Corporation entitled to vote on such matter, their duly authorized proxies and other such individuals as the chairman of the meeting may determine; (d) limiting the time allotted to questions or comments by participants; (e) determining when the polls should be opened and closed; (f) maintaining order and security at the meeting; (g) removing any stockholder or any other individual who refuses to comply with meeting procedures, rules or guidelines as set forth by the chairman of the meeting; (h) concluding a meeting or recessing or adjourning the meeting to a later date and time and at a place announced at the meeting; and (i) complying with any state and local laws and regulations concerning safety and security.  Unless otherwise determined by the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 6.          QUORUM.  At any meeting of stockholders, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter shall constitute a quorum; but this section shall not affect any requirement under any statute or the charter of the Corporation for the vote necessary for the adoption of any measure.  If, however, such quorum shall not be present at any meeting of the stockholders, the chairman of the meeting may adjourn the meeting from time to time to a date not more than 120 days after the original record date without notice other than announcement at the meeting.  At such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified.

The stockholders present either in person or by proxy, at a meeting which has been duly called and at which a quorum was established, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Section 7.          VOTING.  A plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect a director.  Each share may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted.  A majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by statute or by the charter of the Corporation.  Unless otherwise provided by statute or by the charter, each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders. Voting on any question or in any election may be viva voce unless the chairman of the meeting shall order that voting be by ballot.

Section 8.          PROXIES.  A stockholder may cast the votes entitled to be cast by the holder of the shares of stock owned of record by the stockholder in person or by proxy executed by the stockholder or by the stockholder’s duly authorized agent in any manner permitted by law.  Such proxy or evidence of authorization of such proxy shall be filed with the

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secretary of the Corporation before or at the meeting.  No proxy shall be valid more than eleven months after its date unless otherwise provided in the proxy.

Section 9.          VOTING OF STOCK BY CERTAIN HOLDERS.  Stock of the Corporation registered in the name of a corporation, partnership, trust or other entity, if entitled to be voted, may be voted by the president or a vice president, a general partner or trustee thereof, as the case may be, or a proxy appointed by any of the foregoing individuals, unless some other person who has been appointed to vote such stock pursuant to a bylaw or a resolution of the governing body of such corporation or other entity or agreement of the partners of a partnership presents a certified copy of such bylaw, resolution or agreement, in which case such person may vote such stock.  Any director or other fiduciary may vote stock registered in his or her name in his or her capacity as such fiduciary, either in person or by proxy.

Shares of stock of the Corporation directly or indirectly owned by it shall not be voted at any meeting and shall not be counted in determining the total number of outstanding shares entitled to be voted at any given time, unless they are held by it in a fiduciary capacity, in which case they may be voted and shall be counted in determining the total number of outstanding shares at any given time.

The Board of Directors may adopt by resolution a procedure by which a stockholder may certify in writing to the Corporation that any shares of stock registered in the name of the stockholder are held for the account of a specified person other than the stockholder.  The resolution shall set forth the class of stockholders who may make the certification, the purpose for which the certification may be made, the form of certification and the information to be contained in it; if the certification is with respect to a record date, the time after the record date within which the certification must be received by the Corporation; and any other provisions with respect to the procedure which the Board of Directors considers necessary or desirable.  On receipt of such certification, the person specified in the certification shall be regarded as, for the purposes set forth in the certification, the stockholder of record of the specified stock in place of the stockholder who makes the certification.

Section 10.        INSPECTORS.  The Board of Directors or the chair of the meeting may appoint, before or at the meeting, one or more inspectors for the meeting and any successor thereto.  The inspectors, if any, shall (i) determine the number of shares of stock represented at the meeting, in person or by proxy, and the validity and effect of proxies, (ii) receive and tabulate all votes, ballots or consents, (iii) report such tabulation to the chair of the meeting, (iv) hear and determine all challenges and questions arising in connection with the right to vote, and (v) do such acts as are proper to fairly conduct the election or vote.  Each such report shall be in writing and signed by him or her or by a majority of them if there is more than one inspector acting at such meeting.  If there is more than one inspector, the report of a majority shall be the report of the inspectors.  The report of the inspector or inspectors on the number of shares represented at the meeting and the results of the voting shall be prima facie evidence thereof.

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Section 11.  ADVANCE NOTICE OF STOCKHOLDER NOMINEES FOR DIRECTOR AND OTHER STOCKHOLDER PROPOSALS.

(a)           Annual Meetings of Stockholders.  (1) Nominations of individuals for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders (i) pursuant to the Corporation’s notice of meeting, (ii) by or at the direction of the Board of Directors or (iii) by any stockholder of the Corporation who was a stockholder of record both at the time of giving of notice by the stockholder as provided for in this Section 11(a) and at the time of the annual meeting, who is entitled to vote at the meeting in the election of directors or on the proposal of other business, as the case may be, and who has complied with this Section 11(a).

(2)           For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of paragraph (a)(1) of this Section 11, the stockholder must have given timely notice thereof in writing to the secretary of the Corporation and such other business must otherwise be a proper matter for action by the stockholders.  To be timely, a stockholder’s notice shall set forth all information required under this Section 11 and shall be delivered to the secretary at the principal executive office of the Corporation not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.  The public announcement of a postponement or adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice as described above.

(3)           Such stockholder’s notice shall set forth:

(i)        as to each individual whom the stockholder proposes to nominate for election or reelection as a director (each, a “Proposed Nominee”), all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a director in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act and the rules thereunder (including the Proposed Nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

(ii)       as to any other business that the stockholder proposes to bring before the meeting, a description of such business, the stockholder’s reasons for proposing such business at the meeting and any material interest in such business of such stockholder or any Stockholder Associated Person (as defined below), individually or in the aggregate, including any anticipated benefit to the stockholder or the Stockholder Associated Person therefrom;

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(iii)          as to the stockholder giving the notice, any Proposed Nominee and any Stockholder Associated Person,

(A)       the class, series and number of all shares of stock or other securities of the Corporation or any affiliate thereof (collectively, the “Company Securities”), if any, which are owned (beneficially or of record) by such stockholder, Proposed Nominee or Stockholder Associated Person and any short interest (including any opportunity to profit or share in any benefit from any decrease in the price of such stock or other security) in any Company Securities of any such person,

(B)       the nominee holder for, and number of, any Company Securities owned beneficially but not of record by such stockholder, Proposed Nominee or Stockholder Associated Person,

(C)       whether and the extent to which, during the past six months, such stockholder, Proposed Nominee or Stockholder Associated Person has, directly or indirectly (through brokers, nominees or otherwise), engaged in any hedging, derivative or other transaction or series of transactions or entered into any other agreement, arrangement or understanding (including any short interest, any borrowing or lending of securities or any proxy or voting agreement), the effect or intent of which is to manage risk or benefit of changes in the price of Company Securities for such stockholder, Proposed Nominee or Stockholder Associated Person or to increase or decrease the voting power of such stockholder, Proposed Nominee or Stockholder Associated Person in the Company or any affiliate thereof disproportionately to such person’s economic interest in the Company Securities and

(D)       any economic interest, direct or indirect, including (without limitation) any existing or prospective commercial, business or contractual relationship with the Corporation, of such stockholder, Proposed Nominee or Stockholder Associated Person, individually or in the aggregate, in the Corporation or any affiliate thereof, other than an interest arising from the ownership of Company Securities where such stockholder, Proposed Nominee or Stockholder Associated Person receives no extra or special benefit not shared on a pro rata basis by all holders of the same class or series;

(iv)          as to the stockholder giving the notice, any Stockholder Associated Person with an interest or ownership referred to in clauses (ii) or (iii) of this paragraph (3) of this Section 11(a) and any Proposed Nominee,

(A)       the name and address of such stockholder, as they appear on the Corporation’s stock ledger, and the current name, business address, if different, and residence address of each such Stockholder Associated Person and any Proposed Nominee and

(B)       the investment strategy or objective, if any, of such stockholder, each such Stockholder Associated Person and any Proposed Nominee and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors

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or potential investors in such stockholder, each such Stockholder Associated Person and any Proposed Nominee; and

(v)           to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election or reelection as a director or the proposal of other business on the date of such stockholder’s notice.

(4)           Notwithstanding anything in this subsection (a) of  this Section 11 to the contrary, in the event the number of directors to be elected to the Board of Directors is increased, and there is no public announcement of such action at least 130 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting, a stockholder’s notice required by this Section 11(a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary at the principal executive office of the Corporation not later than 5:00 p.m., Eastern Time, on the tenth day following the day on which such public announcement is first made by the Corporation.

(5)           For purposes of this Section 11, “Stockholder Associated Person” of any stockholder means (i) any person acting in concert with such stockholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder (other than a stockholder that is a depositary) and (iii) any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such stockholder or such Stockholder Associated Person.

(b)           Special Meetings of Stockholders.  Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting.  Nominations of individuals for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (i) pursuant to the Corporation’s notice of meeting, (ii) by or at the direction of the Board of Directors or (iii) provided that the Board of Directors has determined that directors shall be elected at such special meeting, by any stockholder of the Corporation who is a stockholder of record both at the time of giving of notice provided for in this Section 11 and at the time of the special meeting, who is entitled to vote at the meeting and who has complied with the notice procedures set forth in this Section 11.  In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more individuals to the Board of Directors, any such stockholder may nominate an individual or individuals (as the case may be) for election as a director as specified in the Corporation’s notice of meeting, if the stockholder’s notice, containing the information required by paragraph (a)(3) of this Section 11, shall be delivered to the secretary at the principal executive office of the Corporation not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m., Eastern Time on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.  The public announcement of a postponement or adjournment of a special meeting shall not commence a new time period for the giving of a stockholder’s notice as described above.

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(c)           General.  (1)  If information submitted pursuant to this Section 11 by any stockholder proposing a nominee for election as a director or any proposal for other business at a meeting of stockholders shall be inaccurate to a material extent, such information may be deemed not to have been provided in accordance with this Section 11.  Any such stockholder shall notify the Corporation of any inaccuracy or change (within two Business Days of becoming aware of such inaccuracy or change) in any such information.  Upon written request by the Secretary or the Board of Directors, any such stockholder shall provide, within five Business Days of delivery of such request (or such other period as may be specified in such request), (A) written verification, satisfactory, in the discretion of the Board of Directors or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by the stockholder pursuant to this Section 11, and (B) a written update of any information submitted by the stockholder pursuant to this Section 11 as of an earlier date.  If a stockholder fails to provide such written verification or written update within such period, the information as to which written verification or a written update was requested may be deemed not to have been provided in accordance with this Section 11.

(2)           Only such individuals who are nominated in accordance with this Section 11 shall be eligible for election by stockholders as directors, and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with this Section 11.  The chairman of the meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with this Section 11.

(3)           “Public announcement” shall mean disclosure (i) in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, PR Newswire or other widely circulated news or wire service or (ii) in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to the Exchange Act.

(4)           Notwithstanding the foregoing provisions of this Section 11, a stockholder shall also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 11.  Nothing in this Section 11 shall be deemed to affect any right of a stockholder to request inclusion of a proposal in, nor the right of the Corporation to omit a proposal from, the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act.  Nothing in this Section 11 shall require disclosure of revocable proxies received by the stockholder or Stockholder Associated Person pursuant to a solicitation of proxies after the filing of an effective Schedule 14A under Section 14(a) of the Exchange Act.

Section 12.             TELEPHONE MEETINGS.   The Board of Directors or chairman of the meeting  may permit stockholders to participate in meetings of the stockholders by means of a conference telephone or other communications equipment by which all persons participating in the meeting can hear each other at the same time.  Participation in a meeting by these means constitutes presence in person at the meeting.

Section 13.             CONTROL SHARE ACQUISITION ACT.  Notwithstanding any other provision of the charter of the Corporation or these Bylaws, Title 3, Subtitle 7 of the Maryland General Corporation Law, or any successor statute (the “MGCL”), shall not apply to

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any acquisition by any person of shares of stock of the Corporation.  This section may be repealed, in whole or in part, at any time, whether before or after an acquisition of control shares and, upon such repeal, may, to the extent provided by any successor bylaw, apply to any prior or subsequent control share acquisition.

Section 14.             STOCKHOLDERS’ CONSENT IN LIEU OF MEETING.  Any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting if a unanimous consent setting forth the action is given in writing or by electronic transmission by each stockholder entitled to vote on the matter and filed with the minutes of proceedings of the stockholders.

ARTICLE III

DIRECTORS

Section 1.               GENERAL POWERS.  The business and affairs of the Corporation shall be managed under the direction of its Board of Directors.

Section 2.               NUMBER, TENURE AND QUALIFICATIONS.  At any regular meeting or at any special meeting called for that purpose, a majority of the entire Board of Directors may establish, increase or decrease the number of directors, provided that the number thereof shall never be less than the minimum number required by the MGCL, nor more than 11, and further provided that the tenure of office of a director shall not be affected by any decrease in the number of directors.

Section 3.               ANNUAL AND REGULAR MEETINGS.  An annual meeting of the Board of Directors shall be held immediately after and at the same place as the annual meeting of stockholders, no notice other than this Bylaw being necessary.  In the event such meeting is not so held, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors.  The Board of Directors may provide, by resolution, the time and place for the holding of regular meetings of the Board of Directors without other notice than such resolution.

Section 4.               SPECIAL MEETINGS.  Special meetings of the Board of Directors may be called by or at the request of the chairman of the board, the chief executive officer, the president or by a majority of the directors then in office.  The person or persons authorized to call special meetings of the Board of Directors may fix any place as the place for holding any special meeting of the Board of Directors called by them.  The Board of Directors may provide, by resolution, the time and place for the holding of special meetings of the Board of Directors without other notice than such resolution.

Section 5.               NOTICE.  Notice of any special meeting of the Board of Directors shall be delivered personally or by telephone, electronic mail, facsimile transmission, courier or United States mail to each director at his or her business or residence address.  Notice by personal delivery, telephone, electronic mail or facsimile transmission shall be given at least 24 hours prior to the meeting.  Notice by United States mail shall be given at least three days prior

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to the meeting.  Notice by courier shall be given at least two days prior to the meeting.  Telephone notice shall be deemed to be given when the director or his or her agent is personally given such notice in a telephone call to which the director or his or her agent is a party.  Electronic mail notice shall be deemed to be given upon transmission of the message to the electronic mail address given to the Corporation by the director.  Facsimile transmission notice shall be deemed to be given upon completion of the transmission of the message to the number given to the Corporation by the director and receipt of a completed answer-back indicating receipt.  Notice by United States mail shall be deemed to be given when deposited in the United States mail properly addressed, with postage thereon prepaid.  Notice by courier shall be deemed to be given when deposited with or delivered to a courier properly addressed.  Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the Board of Directors need be stated in the notice, unless specifically required by statute or these Bylaws.

Section 6.               QUORUM.  A majority of the directors shall constitute a quorum for transaction of business at any meeting of the Board of Directors, provided that, if less than a majority of such directors is present at such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice, and provided further that if, pursuant to applicable law, the charter of the Corporation or these Bylaws, the vote of a majority or other percentage of a particular group of directors is required for action, a quorum must also include a majority of such group.

The directors present at a meeting which has been duly called and at which a quorum was established may continue to transact business until adjournment, notwithstanding the withdrawal of enough directors to leave less than a quorum.

Section 7.               VOTING.  The action of a majority of the directors present at a meeting at which a quorum is present shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by applicable law, the charter or these Bylaws.  If enough directors have withdrawn from a meeting to leave less than a quorum but the meeting is not adjourned, the action of the majority of that number of directors necessary to constitute a quorum at such meeting shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by applicable law, the charter or these Bylaws.

Section 8.               ORGANIZATION.  At each meeting of the Board of Directors, the chairman of the board or, in the absence of the chairman, the vice chairman of the board, if any, shall act as chairman of the meeting.  In the absence of both the chairman and vice chairman of the board, the chief executive officer or in the absence of the chief executive officer, the president or in the absence of the president, a director chosen by a majority of the directors present, shall act as chairman of the meeting.  The secretary or, in his or her absence, an assistant secretary of the Corporation, or in the absence of the secretary and all assistant secretaries, a person appointed by the chairman of the meeting, shall act as secretary of the meeting.

Section 9.               TELEPHONE MEETINGS. Directors may participate in a meeting by means of a conference telephone or other communications equipment if all persons

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participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

Section 10.             CONSENT BY DIRECTORS WITHOUT A MEETING.  Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting, if a consent in writing or by electronic transmission to such action is given by each director and is filed with the minutes of proceedings of the Board of Directors.

Section 11.             VACANCIES.  If for any reason any or all the directors cease to be directors, such event shall not terminate the Corporation or affect these Bylaws or the powers of the remaining directors hereunder.  Except as may be provided by the Board of Directors in setting the terms of any class or series of preferred stock, any vacancy on the Board of Directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum.  Any director elected to fill a vacancy shall serve for the remainder of the full term of the class in which the vacancy occurred and until a successor is elected and qualifies.

Section 12.             COMPENSATION.  Directors shall not receive any stated salary for their services as directors but, by resolution of the Board of Directors, may receive compensation per year and/or per meeting and/or per visit to real property or other facilities owned or leased by the Corporation and for any service or activity they performed or engaged in as directors.  Directors may be reimbursed for expenses of attendance, if any, at each annual, regular or special meeting of the Board of Directors or of any committee thereof and for their expenses, if any, in connection with each property visit and any other service or activity they performed or engaged in as directors; but nothing herein contained shall be construed to preclude any directors from serving the Corporation in any other capacity and receiving compensation therefor.

Section 13.             RELIANCE.  Each director and officer of the Corporation shall, in the performance of his or her duties with respect to the Corporation, be entitled to rely on any information, opinion, report or statement, including any financial statement or other financial data, prepared or presented by an officer or employee of the Corporation whom the director or officer reasonably believes to be reliable and competent in the matters presented, by a lawyer, certified public accountant or other person, as to a matter which the director or officer reasonably believes to be within the person’s professional or expert competence, or, with respect to a director, by a committee of the Board of Directors on which the director does not serve, as to a matter within its designated authority, if the director reasonably believes the committee to merit confidence.

Section 14.             RATIFICATION.  The Board of Directors or the stockholders may ratify and make binding on the Corporation any action or inaction by the Corporation or its officers to the extent that the Board of Directors or the stockholders could have originally authorized the matter.  Moreover, any action or inaction questioned in any stockholders’ derivative proceeding or any other proceeding on the ground of lack of authority, defective or irregular execution, adverse interest of a director, officer or stockholder, non-disclosure, miscomputation, the application of improper principles or practices of accounting, or otherwise, may be ratified, before or after judgment, by the Board of Directors or by the stockholders, and if

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so ratified, shall have the same force and effect as if the questioned action or inaction had been originally duly authorized, and such ratification shall be binding upon the Corporation and its stockholders and shall constitute a bar to any claim or execution of any judgment in respect of such questioned action or inaction.

Section 15.             CERTAIN RIGHTS OF DIRECTORS AND OFFICERS.  A director who is not also an officer of the Corporation shall have no responsibility to devote his or her full time to the affairs of the Corporation.  Any director or officer, in his or her personal capacity or in a capacity as an affiliate, employee, or agent of any other person, or otherwise, may have business interests and engage in business activities similar to, in addition to or in competition with those of or relating to the Corporation.

Section 16.             EMERGENCY PROVISIONS.  Notwithstanding any other provision in the charter or these Bylaws, this Section 16 shall apply during the existence of any catastrophe, or other similar emergency condition, as a result of which a quorum of the Board of Directors under Article III of these Bylaws cannot readily be obtained (an “Emergency”).  During any Emergency, unless otherwise provided by the Board of Directors, (i) a meeting of the Board of Directors or a committee thereof may be called by any director or officer by any means feasible under the circumstances; (ii) notice of any meeting of the Board of Directors during such an Emergency may be given less than 24 hours prior to the meeting to as many directors and by such means as may be feasible at the time, including publication, television or radio, and (iii) the number of directors necessary to constitute a quorum shall be one-third of the entire Board of Directors.

Section 17.             ADVISORY DIRECTORS.  The Board of Directors may by resolution appoint advisory directors to the Board, who may also serve as directors emeriti, and shall have such authority and receive such compensation and reimbursement as the Board of Directors shall provide.  Advisory directors or directors emeriti shall not have the authority to participate by vote in the transaction of business.

ARTICLE IV

COMMITTEES

Section 1.               NUMBER, TENURE AND QUALIFICATIONS.  The Board of Directors may appoint from among its members an Executive Committee, an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and one or more other committees, composed of one or more directors, to serve at the pleasure of the Board of Directors.

Section 2.               POWERS.  The Board of Directors may delegate to committees appointed under Section 1 of this Article any of the powers of the Board of Directors, except as prohibited by law.

Section 3.               MEETINGS.  Notice of committee meetings shall be given in the same manner as notice for special meetings of the Board of Directors.  A majority of the

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members of the committee shall constitute a quorum for the transaction of business at any meeting of the committee.  The act of a majority of the committee members present at a meeting shall be the act of such committee.  The Board of Directors may designate a chairman of any committee, and such chairman or, in the absence of a chairman, any two members of any committee (if there are at least two members of the Committee) may fix the time and place of its meeting unless the Board shall otherwise provide.  In the absence of any member of any such committee, the members thereof present at any meeting, whether or not they constitute a quorum, may appoint another director to act in the place of such absent member.  Each committee shall keep minutes of its proceedings.

Section 4.               TELEPHONE MEETINGS. Members of a committee of the Board of Directors may participate in a meeting by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

Section 5.               CONSENT BY COMMITTEES WITHOUT A MEETING.  Any action required or permitted to be taken at any meeting of a committee of the Board of Directors may be taken without a meeting, if a consent in writing or by electronic transmission to such action is given by each member of the committee and is filed with the minutes of proceedings of such committee.

Section 6.               VACANCIES.  Subject to the provisions hereof, the Board of Directors shall have the power at any time to change the membership of any committee, to fill any vacancy, to designate an alternate member to replace any absent or disqualified member or to dissolve any such committee.

ARTICLE V

OFFICERS

Section 1.               GENERAL PROVISIONS.  The officers of the Corporation shall include a president, a secretary and a treasurer and may include a chairman of the board, a vice chairman of the board, a chief executive officer, one or more vice presidents, a chief operating officer, a chief financial officer, one or more assistant secretaries and one or more assistant treasurers.  In addition, the Board of Directors may from time to time elect such other officers with such powers and duties as they shall deem necessary or desirable.  The officers of the Corporation shall be elected annually by the Board of Directors, except that the chief executive officer or president may from time to time appoint one or more vice presidents, assistant secretaries and assistant treasurers or other officers.  Each officer shall serve until his or her successor is elected and qualifies or until his or her death, or his or her resignation or removal in the manner hereinafter provided.  Any two or more offices except president and vice president may be held by the same person.  Election of an officer or agent shall not of itself create contract rights between the Corporation and such officer or agent.

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Section 2.               REMOVAL AND RESIGNATION.  Any officer or agent of the Corporation may be removed, with or without cause, by the Board of Directors if in its judgment the best interests of the Corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.  Any officer of the Corporation may resign at any time by giving written notice of his or her resignation to the Board of Directors, the chairman of the board, the president or the secretary.  Any resignation shall take effect immediately upon its receipt or at such later time specified in the notice of resignation.  The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation.  Such resignation shall be without prejudice to the contract rights, if any, of the Corporation.

Section 3.               VACANCIES.  A vacancy in any office may be filled by the Board of Directors for the balance of the term.

Section 4.               CHIEF EXECUTIVE OFFICER.  The Board of Directors may designate a chief executive officer.  In the absence of such designation, the chairman of the board shall be the chief executive officer of the Corporation.  The chief executive officer shall have general responsibility for implementation of the policies of the Corporation, as determined by the Board of Directors, and for the management of the business and affairs of the Corporation. He or she may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of chief executive officer and such other duties as may be prescribed by the Board of Directors from time to time.

Section 5.               CHIEF OPERATING OFFICER.  The Board of Directors may designate a chief operating officer.  The chief operating officer shall have the responsibilities and duties as determined by the Board of Directors or the chief executive officer.

Section 6.               CHIEF FINANCIAL OFFICER.  The Board of Directors may designate a chief financial officer.  The chief financial officer shall have the responsibilities and duties as determined by the Board of Directors or the chief executive officer.

Section 7.               CHAIRMAN OF THE BOARD.  The Board of Directors shall designate a chairman of the board.  The chairman of the board shall preside over the meetings of the Board of Directors and of the stockholders at which he shall be present.  The chairman of the board shall perform such other duties as may be assigned to him or her by the Board of Directors.

Section 8.               PRESIDENT.  In the absence of a chief executive officer, the president shall in general supervise and control all of the business and affairs of the Corporation.  In the absence of a designation of a chief operating officer by the Board of Directors, the president shall be the chief operating officer.  He or she may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed; and in general shall perform all

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duties incident to the office of president and such other duties as may be prescribed by the Board of Directors from time to time.

Section 9.           VICE PRESIDENTS.  In the absence of the president or in the event of a vacancy in such office, the vice president (or in the event there be more than one vice president, the vice presidents in the order designated at the time of their election or, in the absence of any designation, then in the order of their election) shall perform the duties of the president and when so acting shall have all the powers of and be subject to all the restrictions upon the president; and shall perform such other duties as from time to time may be assigned to such vice president by the president or by the Board of Directors.  The Board of Directors may designate one or more vice presidents as executive vice president, senior vice president, or as vice president for particular areas of responsibility.

Section 10.         SECRETARY.  The secretary shall (a) keep the minutes of the proceedings of the stockholders, the Board of Directors and committees of the Board of Directors in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; (c) be custodian of the corporate records and of the seal of the Corporation; (d) keep a register of the post office address of each stockholder which shall be furnished to the secretary by such stockholder; (e) have general charge of the stock transfer books of the Corporation; and (f) in general perform such other duties as from time to time may be assigned to him by the chief executive officer, the president or by the Board of Directors.

Section 11.         TREASURER.  The treasurer shall have the custody of the funds and securities of the Corporation and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors.  In the absence of a designation of a chief financial officer by the Board of Directors, the treasurer shall be the chief financial officer of the Corporation.

The treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the president and Board of Directors, at the regular meetings of the Board of Directors or whenever it may so require, an account of all his or her transactions as treasurer and of the financial condition of the Corporation.

Section 12.         ASSISTANT SECRETARIES AND ASSISTANT TREASURERS.  The assistant secretaries and assistant treasurers, in general, shall perform such duties as shall be assigned to them by the secretary or treasurer, respectively, or by the president or the Board of Directors.

Section 13.         COMPENSATION.  The compensation of the officers shall be fixed from time to time by or under the authority of the Board of Directors and no officer shall be prevented from receiving such compensation by reason of the fact that he is also a director.

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ARTICLE VI

CONTRACTS, LOANS, CHECKS AND DEPOSITS

Section 1.           CONTRACTS.  The Board of Directors may authorize any officer or agent to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Corporation and such authority may be general or confined to specific instances.  Any agreement, deed, mortgage, lease or other document shall be valid and binding upon the Corporation when duly authorized or ratified by action of the Board of Directors and executed by an authorized person.

Section 2.           CHECKS AND DRAFTS.  All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or agent of the Corporation in such manner as shall from time to time be determined by the Board of Directors.

Section 3.           DEPOSITS.  All funds of the Corporation not otherwise employed shall be deposited or invested from time to time to the credit of the Corporation as the Board of Directors, the chief executive officer, the chief financial officer, or any other officer designated by the Board of Directors may determine.

ARTICLE VII

STOCK

Section 1.           CERTIFICATES.  The Corporation may issue some or all of the shares of any or all of the Corporation’s classes or series of stock without certificates if authorized by the Board of Directors.  In the event that the Corporation issues shares of stock represented by certificates, such certificates shall be in such form as prescribed by the Board of Directors or a duly authorized officer, shall contain the statements and information required by the MGCL and shall be signed by the officers of the Corporation in the manner permitted by the MGCL.  In the event that the Corporation issues shares of stock without certificates, to the extent then required by the MGCL, the Corporation shall provide to the record holders of such shares a written statement of the information required by the MGCL to be included on stock certificates.  There shall be no differences in the rights and obligations of stockholders based on whether or not their shares are represented by certificates.  If a class or series of stock is authorized by the Board of Directors to be issued without certificates, no stockholder shall be entitled to a certificate or certificates representing any shares of such class or series of stock held by such stockholder unless otherwise determined by the Board of Directors and then only upon written request by such stockholder to the secretary of the Corporation.

Section 2.           TRANSFERS.  All transfers of shares of stock shall be made on the books of the Corporation, by the holder of the shares, in person or by his or her attorney, in such manner as the Board of Directors or any officer of the Corporation may prescribe and, if such shares are certificated, upon surrender of certificates duly endorsed.  The issuance of a new certificate upon the transfer of certificated shares is subject to the determination of the Board of

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Directors that such shares shall no longer be represented by certificates.  Upon the transfer of uncertificated shares, to the extent then required by the MGCL, the Corporation shall provide to record holders of such shares a written statement of the information required by the MGCL to be included on stock certificates.

The Corporation shall be entitled to treat the holder of record of any share of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Maryland.

Notwithstanding the foregoing, transfers of shares of any class or series of stock will be subject in all respects to the charter of the Corporation and all of the terms and conditions contained therein.

Section 3.           REPLACEMENT CERTIFICATE.  Any officer of the Corporation may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, destroyed, stolen or mutilated, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, destroyed, stolen or mutilated; provided, however, if such shares have ceased to be certificated, no new certificate shall be issued unless requested in writing by such stockholder and the Board of Directors has determined that such certificates may be issued.  Unless otherwise determined by an officer of the Corporation, the owner of such lost, destroyed, stolen or mutilated certificate or certificates, or his or her legal representative, shall be required, as a condition precedent to the issuance of a new certificate or certificates, to give the Corporation a bond in such sums as it may direct as indemnity against any claim that may be made against the Corporation.

Section 4.           FIXING OF RECORD DATE.  The Board of Directors may set, in advance, a record date for the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or determining stockholders entitled to receive payment of any dividend or the allotment of any other rights, or in order to make a determination of stockholders for any other proper purpose.  Such date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than 90 days and, in the case of a meeting of stockholders, not less than ten days, before the date on which the meeting or particular action requiring such determination of stockholders of record is to be held or taken.

When a determination of stockholders entitled to vote at any meeting of stockholders has been made as provided in this section, such determination shall apply to any adjournment or postponement thereof, except when the meeting is adjourned or postponed to a date more than 120 days after the record date fixed for the original meeting, in which case a new record date shall be determined as set forth herein.

Section 5.           STOCK LEDGER.  The Corporation shall maintain at its principal office or at the office of its counsel, accountants or transfer agent, an original or duplicate stock ledger containing the name and address of each stockholder and the number of shares of each class held by such stockholder.

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Section 6.           FRACTIONAL STOCK; ISSUANCE OF UNITS.  The Board of Directors may issue fractional stock or provide for the issuance of scrip, all on such terms and under such conditions as they may determine.  Notwithstanding any other provision of the charter or these Bylaws, the Board of Directors may issue units consisting of different securities of the Corporation.  Any security issued in a unit shall have the same characteristics as any identical securities issued by the Corporation, except that the Board of Directors may provide that for a specified period securities of the Corporation issued in such unit may be transferred on the books of the Corporation only in such unit.

ARTICLE VIII

ACCOUNTING YEAR

The Board of Directors shall have the power, from time to time, to fix the fiscal year of the Corporation by a duly adopted resolution.

ARTICLE IX

DISTRIBUTIONS

Section 1.           AUTHORIZATION.  Dividends and other distributions upon the stock of the Corporation may be authorized by the Board of Directors, subject to the provisions of law and the charter of the Corporation.  Dividends and other distributions may be paid in cash, property or stock of the Corporation, subject to the provisions of law and the charter.

Section 2.           CONTINGENCIES.  Before payment of any dividends or other distributions, there may be set aside out of any assets of the Corporation available for dividends or other distributions such sum or sums as the Board of Directors may from time to time, in its absolute discretion, think proper as a reserve fund for contingencies, for equalizing dividends, for repairing or maintaining any property of the Corporation or for such other purpose as the Board of Directors shall determine, and the Board of Directors may modify or abolish any such reserve.

ARTICLE X

SEAL

Section 1.           SEAL.  The Board of Directors may authorize the adoption of a seal by the Corporation.  The seal shall contain the name of the Corporation and the year of its incorporation and the words “Incorporated Maryland.”  The Board of Directors may authorize one or more duplicate seals and provide for the custody thereof.

Section 2.           AFFIXING SEAL.  Whenever the Corporation is permitted or required to affix its seal to a document, it shall be sufficient to meet the requirements of any law, rule or regulation relating to a seal to place the word “(SEAL)” adjacent to the signature of the person authorized to execute the document on behalf of the Corporation.

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ARTICLE XI

INDEMNIFICATION AND ADVANCE OF EXPENSES

To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.  The Corporation may, with the approval of its Board of Directors, provide such indemnification and advance for expenses to an individual who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.  The indemnification and payment or reimbursement of expenses provided in these Bylaws shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, regulation, insurance, agreement or otherwise.

Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the Bylaws or charter of the Corporation inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

ARTICLE XII

WAIVER OF NOTICE

Whenever any notice of a meeting is required to be given pursuant to the charter of the Corporation or these Bylaws or pursuant to applicable law, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.  Neither the business to be transacted at nor the purpose of any meeting need be set forth in the waiver of notice, unless specifically required by statute.  The attendance of any person at any meeting shall constitute a waiver of notice of such meeting, except where such person attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

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ARTICLE XIII

AMENDMENT OF BYLAWS

The Board of Directors shall have the exclusive power to adopt, alter or repeal any provision of these Bylaws and to make new Bylaws.

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EXHIBIT B

HANOVER CAPITAL MORTGAGE HOLDINGS, INC.

ARTICLES OF AMENDMENT AND RESTATEMENT

FIRST:          Hanover Capital Mortgage Holdings, Inc., a Maryland corporation (the “Corporation”), desires to amend and restate its charter as currently in effect and as hereinafter amended.

SECOND:     The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:

ARTICLE FIRST

NAME

The name of the corporation (the “Corporation”) is:

Hanover Capital Mortgage Holdings, Inc.

ARTICLE SECOND

PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.  As used herein, “REIT” means a real estate investment trust under Sections 856 through 860 of the Code.

ARTICLE THIRD

PRINCIPAL OFFICE IN STATE

The address of the principal office of the Corporation in the State of Maryland is c/o CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 1660, Baltimore, Maryland 21202.

ARTICLE FOURTH

RESIDENT AGENT

The name of the resident agent of the Corporation in the State of Maryland is CSC-Lawyers Incorporating Service Company, whose post address is c/o 7 St. Paul Street, Suite 1660, Baltimore, Maryland 21202.  The resident agent is a Maryland corporation.

ARTICLE FIFTH

REIT QUALIFICATION

If the Corporation elects to qualify for federal income tax treatment as a REIT, the Board of Directors of the Corporation (the “Board of Directors” or the “Board”) shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code.  The Board of Directors also may determine compliance with any restriction or limitation on stock ownership and transfers set forth in Article NINTH is no longer required for REIT qualification.

ARTICLE SIXTH

STOCK

(a)       Authorized Shares.  The Corporation has authority to issue 100,000,000 shares of stock, consisting of 90,000,000 shares of common stock, $0.01 par value per share (“Common Stock”), and 10,000,000 shares of preferred stock, $0.01 par value per share (“Preferred Stock”), of which 583,000 shares are designated as Participating Preferred Stock, par value $0.01 per share (“Participating Preferred Stock”).  The aggregate par value of all

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authorized shares of stock having par value is $1,000,000.  If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Section (b) of this Article SIXTH, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph.

(b)           Classification and Reclassification of Stock.

(1)        The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Common Stock or Preferred Stock of any series from time to time, in one or more classes or series of stock.

(2)        Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (A) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (B) specify the number of shares to be included in the class or series; (C) set or change, subject to the provisions of Article NINTH and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (D) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (“SDAT”).  Any of the terms of any class or series of stock set or changed pursuant to clause (C) of this subsection (b)(2) may be made dependent upon facts or events ascertainable outside this charter of the Corporation (the “Charter”) (including determinations by the Board of Directors or other facts or

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events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other Charter document.

(c)           The following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Common Stock of the Corporation:

(1)        Each share of Common Stock shall have one vote, and, except as otherwise provided in respect of any class of stock hereafter classified or reclassified, the exclusive voting power for all purposes shall be vested in the holders of the Common Stock.  Shares of Common Stock shall not have cumulative voting rights.

(2)        Subject to the provisions of law and any preferences of any class of stock hereafter classified or reclassified, dividends, or other distributions, including dividends or other distributions payable in shares of another class of the Corporation’s stock, may be paid ratably on the Common Stock at such time and in such amounts as the Board of Directors may deem advisable.

(3)        In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled, together with the holders of any other class of stock hereafter classified or reclassified not having a preference on distributions in the liquidation, dissolution or winding up of the Corporation, to share ratably in the net assets of the Corporation remaining, after payment or provision for payment of the debts and other liabilities of the Corporation and the amount to

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which the holders of any class of stock hereafter classified or reclassified having a preference on distributions in the liquidation, dissolution or winding up of the Corporation shall be entitled.

(d)           Participating Preferred Stock.             Subject in all cases to the provisions of Article NINTH, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Participating Preferred Stock are:

(1)        The designation of the Participating Preferred Stock is “Participating Preferred Stock.”  Each share of Participating Preferred Stock shall be identical in all respects with the other shares of Participating Preferred Stock except as to the dates from and after which dividends thereon shall be cumulative.

(2)        The number of shares of Participating Preferred Stock shall initially be 583,000, which number may from time to time be increased or decreased (but not below the number then outstanding) by the Board of Directors.  Shares of Participating Preferred Stock acquired by the Corporation shall constitute authorized but unissued shares of Preferred Stock without designation as to series.  Shares of Participating Preferred Stock may be issued in fractional shares, which fractional shares shall entitle the holder, in proportion to such holder’s fractional share, to all rights of a holder of a whole share of Participating Preferred Stock.

(3)        The holders of full or fractional shares of Participating Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors and declared by the Corporation, but only out of funds legally available therefor, dividends, (A) on each date that dividends or other distributions (other than dividends or distributions payable in Common Stock of the Corporation) are payable on or in respect of Common Stock comprising part of the Reference Package (as defined below), in an amount per whole share of Participating Preferred

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Stock equal to the aggregate amount of dividends or other distributions (other than dividends or distributions payable in Common Stock of the Corporation) that would be payable on such date to a holder of the Reference Package and (B) on the last day of March, June, September and December in each year, in an amount per whole share of Participating Preferred Stock equal to the excess (if any) of $425.00 (the “Base Dividend Amount”) over the aggregate dividends paid per whole share of Participating Preferred Stock during the three month period ending on such last day.  Each such dividend shall be paid to the holders of record of shares of Participating Preferred Stock on the date, not exceeding sixty days preceding such dividend or distribution payment date, fixed for the purpose by the Board of Directors in advance of payment of each particular dividend or distribution.  Dividends on each full and each fractional share of  Participating Preferred Stock shall be cumulative from the date such full or fractional share is originally issued; provided that any such full or fractional share originally issued after a dividend record date and on or prior to the dividend payment date to which such record date relates shall not be entitled to receive the dividend payable on such dividend payment date or any amount in respect of the period from such original issuance to such dividend payment date.

The term “Reference Package” shall mean 10,000 shares of Common Stock.

Holders of shares of Participating Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided on Participating Preferred Stock.

So long as any shares of Participating Preferred Stock are outstanding, no dividend (other than a dividend in Common Stock or in any other stock ranking junior to the Participating Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or upon

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any other stock ranking junior to the Participating Preferred Stock as to dividends or upon liquidation, nor shall any Common Stock nor any other stock of the Corporation ranking junior to or on a parity with the Participating Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to the Participating Preferred Stock as to dividends and upon liquidation), unless, in each case, the full cumulative dividends (including the dividend to be due upon payment of such dividend, distribution, redemption, purchase or other acquisition) on all outstanding shares of Participating Preferred Stock shall have been, or shall contemporaneously be, paid.

(4)        In the event of any merger, consolidation, reclassification or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per whole share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, that a holder of the Reference Package would be entitled to receive as a result of such transaction.

(5)        In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of full and fractional shares of Participating Preferred Stock shall be entitled, before any distribution or payment is made on any date to the holders of the Common Stock or any other stock of the Corporation ranking junior to the Participating Preferred Stock upon liquidation, to be paid in full an amount per whole share of Participating Preferred Stock equal to the greater of (A) $170,000.00 (the

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“Base Liquidation Amount”) or (B) the aggregate amount distributed or to be distributed prior to such date in connection with such liquidation, dissolution or winding up to a holder of the Reference Package (such greater amount being hereinafter referred to as the “Liquidation Preference”), together with accrued dividends to such distribution or payment date, whether or not earned or declared.  If such payment shall have been made in full to all holders of shares of Participating Preferred Stock, the holders of shares of Participating Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

In the event the assets of the Corporation available for distribution to the holders of shares of Participating Preferred Stock upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to the first paragraph of this subparagraph (d)(5), no such distribution shall be made on account of any shares of any other class or series of Preferred Stock ranking on a parity with the shares of Participating Preferred Stock upon such liquidation, dissolution or winding up unless proportionate distributive amounts shall be paid on account of the shares of Participating Preferred Stock, ratably in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such liquidation, dissolution or winding up.

Upon the liquidation, dissolution or winding up of the Corporation, the holders of shares of Participating Preferred Stock then outstanding shall be entitled to be paid out of assets of the Corporation available for distribution to its stockholders all amounts to which such holders are entitled pursuant to the first paragraph of this subparagraph (d)(5) before any payment shall be made to the holders of Common Stock or any other stock of the Corporation ranking junior upon liquidation to the Participating Preferred Stock.

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For the purposes of this subparagraph (d)(5), the consolidation or merger of, or binding share exchange by, the Corporation with any other corporation shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

(6)        The shares of Participating Preferred Stock shall not be redeemable.

(7)        In addition to any other vote or consent of stockholders required by law or by the Charter, each whole share of Participating Preferred Stock shall, on any matter, vote as a class with any other stock comprising part of the Reference Package and voting on such matter and shall have the number of votes thereon that a holder of the Reference Package would have.

(8)        In the event the Corporation shall, at any time or from time to time (other than in connection with the merger of JWH Holding Company, LLC, a Delaware limited liability company, with and into the Corporation), (A) declare or pay a dividend on any shares of Common Stock payable in shares of Common Stock, (B) subdivide any shares of Common Stock or (C) combine any Common Stock into a smaller number of shares, then and in each such case (X) the Reference Package after such event shall be the number of shares of Common Stock that a holder of the Reference Package immediately prior to such event would hold thereafter as a result thereof and (Y) the Base Dividend Amount and the Base Liquidation Amount shall be similarly adjusted to reflect such dividend, subdivision or combination of shares.

(e)           Charter and By-Laws.  The rights of all stockholders and the terms of all stock are subject to the provisions of the Charter and the By-Laws.  The Board of Directors of the Corporation shall have the exclusive power to make, alter, amend or repeal the By-Laws.

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ARTICLE SEVENTH

(a)           The business and affairs of the Corporation shall be managed under the direction of the Board of Directors.  The number of directors of the Corporation may be increased or decreased by at least a majority of the entire Board of Directors pursuant to the By-Laws of the Corporation, but shall never be less than the minimum number permitted by the General Laws of the State of Maryland now or hereafter in force.

(b)           Subject to the rights of the holders of any class of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors shall be filled by a vote of the stockholders or a majority of the entire Board of Directors, and any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office, or other cause shall be filled by a vote of the stockholders or a majority of the directors then in office.  No decrease in the number of directors constituting the Board of Directors shall affect the tenure of office of any director.

(c)           Whenever the holders of any one or more series of Preferred Stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the Board of Directors shall consist of said directors so elected in addition to the number of directors fixed as provided in paragraph (a) of this Article SEVENTH or in the By-Laws.  Notwithstanding the foregoing, and except as otherwise may be required by law, whenever the holders of any one or more series of Preferred Stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of stockholders.

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(d)           Subject to the rights of the holders of any class separately entitled to elect one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of the holders of at least a majority of the combined voting power of all classes of shares of capital stock entitled to vote in the election for directors voting together as a single class.

(e)           The directors of the Corporation shall be divided equally (or as nearly as possible) into three classes, Class I, Class II and Class III.

(f)            (1)  The term of office of Class I shall be until the 1998 annual meeting of stockholders and until their successors shall be elected and have qualified and thereafter shall be for three years and until their successors shall be elected and have qualified; (2) the term of office of Class II shall be until the 1999 annual meeting of stockholders and until their successors shall be elected and have qualified and thereafter shall be for three years and until their successors shall be elected and have qualified; and (3) the term of office of Class III shall be until the 2000 annual meeting of stockholders and until their successors shall be elected and have qualified and thereafter shall be for three years and until their successors shall be elected and have qualified.

ARTICLE EIGHTH

POWERS OF THE CORPORATION, DIRECTORS AND STOCKHOLDERS; AMENDMENTS

(a)           Powers of the Corporation, Directors and Stockholders.

(1)           Authorization by Board of Stock Issuance.  The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its

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stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the By-Laws.

(2)           Preemptive and Appraisal Rights.  Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Article SIXTH Section (b) or as may otherwise be provided by a contract approved by the Board of Directors, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.  Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the Maryland General Corporation Law (“MGCL”) or any successor statute unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

(3)           Determinations by Board.  The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the Charter, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock:  the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from

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operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have  been paid or discharged); any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of any class or series of stock of the Corporation; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; the number of shares of stock of any class of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or By-Laws or otherwise to be determined by the Board of Directors.

(4)           The Corporation shall provide any indemnification permitted by the laws of Maryland and shall indemnify directors, officers, agents and employees as follows:  (A) the Corporation shall indemnify its directors and officers, whether serving the Corporation or at its request any other entity, to the full extent required or permitted by the General Laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law and (B) the Corporation shall indemnify other employees and agents, whether serving the Corporation or at its request any other entity, to such extent as shall be authorized by the Board of Directors or the Corporation’s By-Laws and be permitted by law.  The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled.  The Board of Directors may take

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such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such by-laws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law.  No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal or shall limit or eliminate the rights granted under indemnification agreements entered into by the Corporation and its directors, officers, agents and employees.

(5)           To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for money damages.  No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment or repeal.

(6)           For any stockholder proposal to be presented in connection with an annual meeting of stockholders of the Corporation, including any proposal relating to the nomination of a director to be elected to the Board of Directors of the Corporation, the stockholders must have given timely written notice thereof in writing to the Secretary of the Corporation in the manner and containing the information required by the By-Laws.  Stockholder proposals to be presented in connection with a special meeting of stockholders will be presented by the Corporation only to the extent required by Section 2-502 of the Corporations and Associations Article of the Annotated Code of Maryland.

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(7)           Notwithstanding any provision of law requiring the authorization of any action by a greater proportion than a majority of the total number of shares of all classes of capital stock or of the total number of shares of any class of capital stock, such action shall be valid and effective if authorized by the affirmative vote of the holders of a majority of the total number of shares of all classes outstanding and entitled to vote thereon, except as otherwise provided in the Charter.

(8)           Any action required or permitted to be taken at any meeting of the stockholders may be taken without a meeting by consent, in writing or by electronic transmission, in any manner permitted by the MGCL and set forth in the By-Laws.

(b)           The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Charter, including any amendments changing the terms or contract rights, as expressly set forth in the Charter, of any of its outstanding stock by classification, reclassification or otherwise, by a majority of the directors’ adopting a resolution setting forth the proposed change, declaring its advisability, and either calling a special meeting of the stockholders entitled to vote on the proposed change, or directing the proposed change to be considered at the next annual stockholders meeting.  Unless otherwise provided herein, the proposed change will be effective only if it is adopted upon the affirmative vote of the holders of not less than a majority of the aggregate votes entitled to be cast thereon (considered for this purpose as a single class); provided however, that any amendment to, repeal of or adoption of any provision inconsistent with subparagraphs (a)(4), (a)(5), (a)(6), (a)(7) or this paragraph (b) of this Article EIGHTH, paragraph (c) of Article SIXTH or Article SEVENTH will be effective only if it is adopted upon the affirmative vote of not less than two-thirds of the aggregate votes entitled to be cast thereon (considered for this purpose as a single class).  In addition, no term or

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provisions of the Charter may be added, amended or repealed in any respect that would, in the determination of the Board of Directors, cause the Corporation not to qualify as a REIT under the Code unless in each such case, such action is approved (in addition to any other vote, approval, authorization or advice (including that of the Board of Directors) that may otherwise be required) by the affirmative vote of the holders of not less than two-thirds (66-2/3%) of all the votes entitled to be cast on the matter.

ARTICLE NINTH

RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

(a)           Definitions.  For the purpose of this Article NINTH, the following terms shall have the following meanings:

Aggregate Stock Ownership Limit.  The term “Aggregate Stock Ownership Limit” shall mean not more than 9.8 percent in value of the aggregate of the outstanding shares of Capital Stock.

AMEX.  The term “AMEX” shall mean the American Stock Exchange.

Beneficial Ownership.  The term “Beneficial Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code.  The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Business Day.  The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

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Capital Stock.  The term “Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

Charitable Beneficiary.  The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Trust as determined pursuant to subparagraph (c)(6) of this Article NINTH, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Common Stock Ownership Limit.  The term “Common Stock Ownership Limit” shall mean not more than 9.8 percent (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock of the Corporation.

Constructive Ownership.  The term “Constructive Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code.  The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

Excepted Holder.  The term “Excepted Holder” shall mean a stockholder of the Corporation for whom an Excepted Holder Limit is created by the Charter or by the Board of Directors pursuant to subparagraph (b)(7) of this Article NINTH.

Excepted Holder Limit.  The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to subparagraph (b)(7) of this Article NINTH and subject to

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adjustment pursuant to subparagraph (b)(8) of this Article NINTH, the percentage limit established by the Board of Directors pursuant to subparagraph (b)(7) of this Article NINTH.

Exemption Period.  The term “Exemption Period” shall mean the period beginning as of the later of January 1, 2009 and the time immediately prior to the closing of the transactions contemplated by the Exchange Agreement by and among the Corporation, Amster Trading Company, an Ohio corporation (“Amster”), and Ramat Securities, LTD, an Ohio limited liability company (“Ramat”), dated as of September 30, 2008, as in effect as of the time the Articles of Amendment and Restatement containing this Article NINTH are accepted for record by the SDAT, and ending as of the earlier of the close of business on June 30, 2009 and the time immediately after the effective time of the merger contemplated by the Agreement and Plan of Merger by and among the Corporation, Walter Industries, Inc., a Delaware corporation, and JWH Holding Company, LLC, a Delaware limited liability company, dated as of September 30, 2008, as in effect as of the time the Articles of Amendment and Restatement containing this Article NINTH are accepted for record by the SDAT.

Initial Date.  The term “Initial Date” shall mean the date upon which the Articles of Amendment and Restatement containing this Article NINTH are accepted for record by the SDAT.

Market Price.  The term “Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date.  The “Closing Price” on any date shall mean the last sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to

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trading on the AMEX or, if such Capital Stock is not listed or admitted to trading on the AMEX, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors of the Corporation or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined in good faith by the Board of Directors.

Person.  The term “Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

Prohibited Owner.  The term “Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of subparagraph (b)(1) of this Article NINTH, would Beneficially Own or Constructively Own shares of Capital Stock, and if

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appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

Restriction Termination Date.  The term “Restriction Termination Date” shall mean the first day after the Initial Date on which the Board of Directors determines pursuant to Article FIFTH of the Charter that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

Transfer.  The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Capital Stock or the right to vote or receive dividends on Capital Stock, including (1) the granting or exercise of any option (or any disposition of any option), (2) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (3) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise.  The terms “Transferring” and “Transferred” shall have the correlative meanings.

Trust.  The term “Trust” shall mean any trust provided for in subparagraph (c)(1) of this Article NINTH.

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Trustee.  The term “Trustee” shall mean the Person unaffiliated with the Corporation and a Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Trust.

(b)           Capital Stock.

(1)           Ownership Limitations.  During the period commencing on the Initial Date and prior to the Restriction Termination Date, but subject to paragraph (b)(7) of Article NINTH:

(i)            Basic Restrictions.

(A)  (1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Aggregate Stock Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(B)  No Person shall Beneficially or Constructively Own shares of Capital Stock to the extent that such Beneficial or Constructive Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

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(C)  Any Transfer of shares of Capital Stock that, if effective, would result in the Capital Stock being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(ii)           Transfer in Trust.  If any Transfer of shares of Capital Stock occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of subparagraph (b)(1)(i)(A) or (B) of this Article NINTH,

(A)  then that number of shares of the Capital Stock the Beneficial or Constructive Ownership of which otherwise would cause such Person to violate subparagraph (b)(1)(i)(A) or (B) of this Article NINTH (rounded up to the nearest whole share)  shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Article NINTH (c), effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares; or

(B)  if the transfer to the Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of subparagraph (b)(1)(i)(A) or (B) Article NINTH, then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate subparagraph (b)(1)(i)(A) or (B) of this Article NINTH shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(2)           Remedies for Breach.  If the Board of Directors or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of subparagraph (b)(1) of this Article NINTH or

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that a Person intends to acquire or has attempted to acquire Beneficial or Constructive Ownership of any shares of Capital Stock in violation of subparagraph (b)(1) of this Article NINTH (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Article NINTH (b)(1) shall automatically result in the transfer to the Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

(3)           Notice of Restricted Transfer.  Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Article NINTH (b)(1)(i) or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Article NINTH (b)(1)(ii) shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.

(4)           Owners Required To Provide Information.  From the Initial Date and prior to the Restriction Termination Date:

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(i)            every owner of five percent or more (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of Capital Stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Capital Stock and other shares of the Capital Stock Beneficially Owned and a description of the manner in which such shares are held.  Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit; and

(ii)           each Person who is a Beneficial or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

(5)           Remedies Not Limited.  Subject to Article FIFTH, nothing contained in paragraph (b) of this Article NINTH shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s status as a REIT.

(6)           Ambiguity.  In the case of an ambiguity in the application of any of the provisions of this Article NINTH (b), (c), or any definition contained in (a),  the Board of Directors shall have the power to determine the application of the provisions of this Article NINTH (b) or (c) or any such definition with respect to any situation based on the facts known to

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it.  In the event Article NINTH (b) or (c) requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Article NINTH (a), (b) or (c).  Absent a decision to the contrary by the Board of Directors (which the Board may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Article NINTH (b)(2)) acquired Beneficial or Constructive Ownership of Stock in violation of Article NINTH (b)(1), such remedies (as applicable) shall apply first to the shares of Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Stock based upon the relative number of the shares of Stock held by each such Person.

(7)           Exceptions.

(i)            Subject to Article NINTH (b)(1)(i)(B), the Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) a Person from the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if:

(A) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual’s Beneficial or Constructive Ownership of such shares of Capital Stock will violate Article NINTH (b)(1)(i)(B);

(B) such Person does not and represents that it will not own, actually or Constructively, an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to own, actually

25

or Constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Directors, rent from such tenant would not adversely affect the Corporation’s ability to qualify as a REIT shall not be treated as a tenant of the Corporation); and

(C) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Article NINTH (b)(1) through (b)(6)) will result in such shares of Capital Stock being automatically transferred to a Trust in accordance with Article NINTH (b)(1)(ii) and (c).

(ii)           Prior to granting any exception pursuant to Article NINTH (b)(7)(i), the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT.  Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(iii)          Subject to Article NINTH (b)(1)(i)(B), an underwriter which participates in a public offering or a private placement of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in

26

excess of the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering or private placement.

(iv)          The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (A) with the written consent of such Excepted Holder at any time or (B) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder.  No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Stock Ownership Limit.

(8)           Increase or Decrease in Aggregate Stock Ownership and Common Stock Ownership Limits.   Subject to Article NINTH (b)(2)(i)(B) and in connection with establishing an Excepted Holder Limit or at any other time, the Board of Directors may from time to time increase or decrease the Common Stock Ownership Limit or the Aggregate Stock Ownership Limit; provided, however, that any decreased Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit will not be effective for any Person whose percentage ownership in Stock is in excess of such decreased Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit until such time as such Person’s percentage of Stock equals or falls below the decreased Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit, but any further acquisition of Stock in excess of such percentage ownership of Stock will be in violation of the Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit and, provided further, that the Board of Directors may not increase or decrease the Common Stock Ownership Limit or the Aggregate Stock Ownership Limit if such increase or decrease

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would allow five or fewer Persons to Beneficially Own more than 49.9% in value of the outstanding Stock.

(9)           Legend.  Any certificate for shares of Capital Stock shall bear substantially the following legend:

The shares represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose, among others, of the Corporation’s maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the “Code”).  Subject to certain further restrictions and except as expressly provided in the Corporation’s Charter, (i) no Person may Beneficially or Constructively Own shares of the Corporation’s Common Stock in excess of 9.8 percent (in value or number of shares) of the outstanding shares of Common Stock of the Corporation unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially or Constructively Own shares of Capital Stock of the Corporation in excess of 9.8 percent of the value of the total outstanding shares of Capital Stock of the Corporation, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially or Constructively Own Capital Stock that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (iv) no Person may Transfer shares of Capital Stock if such Transfer would result in the Capital Stock of the Corporation being owned by fewer than 100 Persons.  Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own shares of Capital Stock which causes or will cause a Person to Beneficially or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation.  If any of the restrictions on transfer or ownership are violated, the shares of Capital Stock represented hereby may be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries.  In addition, the Corporation may redeem shares upon the terms and conditions specified by the Board of Directors in its sole discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above.  Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio.  All capitalized terms in this legend have the meanings defined in the Charter of the

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Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Capital Stock of the Corporation on request and without charge.  Requests for such a copy may be directed to the Secretary of the Corporation at its Principal Office.

Instead of the foregoing legend, any certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

(c)           Transfer of Capital Stock in Trust.

(1)           Ownership in Trust.  Upon any purported Transfer or other event described in Article NINTH (b)(1)(ii) that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries.  Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Article NINTH (b)(1)(ii).  The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner.  Each Charitable Beneficiary shall be designated by the Corporation as provided in Article NINTH (c)(6).

(2)           Status of Shares Held by the Trustee.  Shares of Capital Stock held by the Trustee shall be issued and outstanding shares of Capital Stock of the Corporation.  The Prohibited Owner shall have no rights in the shares held by the Trustee.  The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

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(3)           Dividend and Voting Rights.  The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary.  Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee.  Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary.  The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to Maryland law, effective as of the date that the shares of Capital Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote.  Notwithstanding the provisions of this Article NINTH, until the Corporation has received notification that shares of Capital Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

(4)           Sale of Shares by Trustee.  Within 20 days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a person, designated by the Trustee, whose

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ownership of the shares will not violate the ownership limitations set forth in Article NINTH (b)(1)(i).  Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Article NINTH (c)(4).  The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Trust.  The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Article NINTH (c)(3).  Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary.  If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Article NINTH (c)(4), such excess shall be paid to the Trustee upon demand.

(5)           Purchase Right in Stock Transferred to the Trustee.  Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the

31

Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer.  The Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which has been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Article NINTH (c)(3).  The Corporation may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary.  The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Article NINTH (c)(4).  Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

(6)           Designation of Charitable Beneficiaries.  By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Article NINTH (b)(1)(i) in the hands of such Charitable Beneficiary.

(d)           AMEX Transactions.  Nothing in this Article NINTH shall preclude the settlement of any transaction entered into through the facilities of the AMEX or any other national securities exchange or automated inter-dealer quotation system.  The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article NINTH and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article NINTH.

(e)           Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article NINTH.

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(f)            Non-Waiver.  No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

(g)           Limited Exception.  Notwithstanding anything to the contrary herein, this Article NINTH and the limitations on ownership and transfer of Capital Stock set forth herein (including, without limitation, the restrictions set forth in subparagraph (b)(1) of this Article NINTH) shall not apply to Amster or Ramat during the Exemption Period.

THIRD:               The amendment to and restatement of the charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FOURTH:           The current address of the principal office of the Corporation is as set forth in Article THIRD of the foregoing amendment and restatement of the charter.

FIFTH:                The name and address of the Corporation’s current resident agent is as set forth in Article FOURTH of the foregoing amendment and restatement of the charter.

SIXTH:               The Corporation currently has                    directors.  The names of the directors currently in office are:

SEVENTH:         The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment and restatement was 100,000,000, consisting of 90,000,000 shares of common stock, par value $.01 per share, and 10,000,000

33

shares of Preferred Stock par value $.01 per share.  The aggregate par value of all shares of stock having par value was $1,000,000.00.

EIGHTH:                The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the charter is                         , consisting of                      shares of common stock, $0.01 par value per share, and                      shares of preferred stock, $0.01 par value per share, of which 583,000 shares are designated as Participating Preferred Stock.  The aggregate par value of all authorized shares of stock having par value is $                        .

NINTH:               The undersigned                          acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned                          acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

- Signature page follows -

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its                          and attested to by its                          on this            day of                         , 200    .

ATTEST:	HANOVER CAPITAL MORTGAGE
HOLDINGS, INC.

By:
Name:	Name:
Title:	Title:

35

EXHIBIT C

[                  ], 2009

Walter Industries, Inc.

4211 W. Boy Scout Boulevard, 10th Floor

Tampa, Florida 33607-5724

JWH Holding Company, LLC

4211 W. Boy Scout Boulevard, 10th Floor

Tampa, Florida 33607-5724

Re:          Hanover Capital Mortgage Holdings, Inc.

Ladies and Gentlemen:

We have acted as special tax counsel to Hanover Capital Mortgage Holdings, Inc., a Maryland corporation (the “Company”), in connection with the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), among Walter Industries, Inc., a Delaware corporation (“Walter”), JWH Holding Company, LLC, a Delaware limited liability company wholly-owned by Walter (“Spinco”), and the Company.  Capitalized terms used and not defined herein shall have the respective meanings set forth in the Merger Agreement.  This opinion is being delivered pursuant to Section 8.2(f) of the Merger Agreement.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement and the Executed Transaction Agreements (collectively, the “Operative Documents”).  Furthermore, we have relied upon (i) the letter, dated as of the date hereof, from the Company to us containing certain representations and referencing certain deliveries by the Company to us, including, but not limited to, certain representations and deliveries related to (A) the certain letters, dated as of August 25, 2008 and September 19, 2008, respectively, from the Company to the Internal Revenue Service, including the exhibits and attachments thereto, and (B) the final, binding determination of the Internal Revenue Service in response to thereto, (ii) the audited consolidated financial statements of the Company and its subsidiaries for their [     ] most recent fiscal years and the most recent internal consolidated financial statements of the Company and its subsidiaries (the “Financial Statements”) and (iii) certain internal income and asset tests conducted by the Company (the “Company REIT Tests”).  We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants and representations set forth in the documents referred to above and of the

Financial Statements and the Company REIT Tests.  In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such documents.  We also have assumed that the transactions contemplated by the Merger Agreement will be consummated in the manner contemplated by the Operative Documents.

In rendering our opinion, we have considered the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions and Internal Revenue Service rulings, all of which are subject to change, which changes may be retroactively applied.  A change in the authorities upon which our opinion is based could affect our conclusions.  There can be no assurances, moreover, that any of the opinions expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based solely upon the foregoing, we are of the opinion that, under current United States federal income tax law, as of the date hereof:

The Company has been organized and has operated in conformity with the requirements for qualification as a real estate investment trust under the Code, for each of its taxable years commencing with the taxable year ended December 31, 1997 through the most recently ended taxable year, and the Company has operated in conformity with the requirements for qualification as a real estate investment trust under the Code from the end of the most recently ended taxable year up to immediately prior to the Effective Time.

For purposes of this letter, we do not express any opinion concerning any law other than the federal income tax law of the United States.  Furthermore, our opinions are limited solely to the specific questions and conclusions set forth herein, and we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of any transaction related to or contemplated by the Operative Documents.

To ensure compliance with requirements imposed by the Internal Revenue Service, we inform you that (i) any U.S. federal tax advice contained in this opinion is not intended or written to be used, and cannot be used, for the purpose of avoiding penalties under the Internal Revenue Code; (ii) such opinion is written in connection with the promotion or marketing of the transaction or matters addressed herein; and (iii) you should seek advice based on your particular circumstances from an independent tax advisor.

This opinion is furnished to you solely for your benefit in connection with the transactions contemplated by the Operative Documents and is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person without our prior written consent, provided, however, that you may disclose this opinion to any and all persons, without limitation, in connection

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with the disclosure of the tax treatment and tax structure of the transaction.  We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

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EXHIBIT D

Hanover Capital Mortgage Holdings, Inc.

200 Metroplex Drive, Suite 100

Edison, New Jersey 08817

[             ], 2009

Thacher Proffitt & Wood LLP
Two World Financial Center
New York, New York 10281

Re:      Officer’s Certificate - Tax Opinion for Status as a Real Estate Investment Trust

Ladies and Gentlemen:

In connection with the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), among Walter Industries, Inc., a Delaware corporation (“Walter”), JWH Holding Company, LLC, a Delaware limited liability company wholly-owned by Walter (“Spinco”), and Hanover Capital Mortgage Holdings, Inc., a Maryland corporation (the “Company”), you have been requested to issue an opinion that: (i) commencing with the Company’s taxable year ending December 31, 1997, the Company has been organized and has operated in conformity with the requirements for qualification real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) the Company’s current and proposed method of operation will enable it to satisfy the requirements for qualification as a REIT under the Code.  Unless otherwise specifically defined herein or in Exhibit A attached hereto, all capitalized terms have the meaning assigned to them in the Merger Agreement.

In connection with the issuance of your legal opinion as described above, the Company hereby makes the following representations (intending that Thacher Proffitt & Wood LLP will rely on such representations in rendering its opinion); all representations made by the Company are made for all periods of its existence (or such other periods of time as may be specifically set forth below):

ORGANIZATIONAL MATTERS

1.                                       Commencing with its taxable year ended December 31, 1997, the Company timely and properly filed an election to be taxed as a “real estate investment trust” under Code Section 856(c)(1).  The Company has not revoked such election and has no present intention to revoke such election.

2.                                       The Company has and will be managed by one or more of its directors.

3.                                       Beneficial ownership in the Company has been and will be evidenced by transferable shares.

4.                                       At no time during the last half of any taxable year of the Company have more than 50% in value of the Company’s outstanding beneficial interests been owned, directly or indirectly, by or for five or fewer individuals as determined by applying the Attribution Rules.

5.                                       Beneficial ownership in the Company was held by 100 or more persons during at least 335 days for its initial taxable year ended December 31, 1997 (or during a proportionate part of such taxable year if such taxable year was less than twelve months) and for all periods thereafter.  The Company will take all measures within its control to ensure that beneficial ownership in the Company is held by 100 or more persons at all times from and after the Effective Time.

INCOME TEST MATTERS

6.                                       Commencing with the Company’s initial taxable year ended December 31, 1997, and for all taxable years thereafter including the taxable year beginning before, and ending after, the Effective Time, at least ninety-five percent (95%) of the gross income of the Company (excluding gross income from Prohibited Transactions) has been and is expected to be derived from (i) dividends, (ii) interest, (iii) gain from the sale or other disposition of stock, securities and real property (including Interests in Real Property and interests on mortgages on real property), but excluding gain on real property which is Code Section 1221(a)(1) Property, (iv) abatements and refunds of taxes on real property, (v) income and gain derived from Foreclosure Property, (vi) amounts (other than amounts, the determination of which depends in whole or in part on income or profits of any person) received or accrued as consideration for entering into agreements (A) to make loans secured by mortgages on real property or on Interests in Real Property, or (B) to purchase or lease real property (including Interests in Real Property and interests in mortgages on real property), and (vii) gain from the sale or other disposition of Real Estate Assets that is not a Prohibited Transaction.

7.                                       Commencing with the Company’s initial taxable year ended December 31, 1997, and for each of the taxable years ended thereafter, and for the period from the most recently ended taxable year to immediately prior to the Effective Time, at least seventy-five percent (75%) of the gross income of the Company (excluding gross income from Prohibited Transactions) has been and is expected to be derived from (i) interest on obligations secured by mortgages on real property or on Interests in Real Property, (ii) gain from the sale or disposition of real property (including Interests in Real Property and interests in mortgages on real property), but excluding gain from real property which is Code Section 1221(a)(1) Property, (iii) dividends or other distributions on, and gain (other than gain from Prohibited Transactions) from the sale or other disposition of, transferable shares or beneficial certificates in other Real Estate Investment Trusts, (iv) abatements and refunds of taxes on real property, (v) income and gain derived from Foreclosure Property, (vi) amounts (other than amounts, the determination of which depends

2

in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements (A) to make loans secured by mortgages on real property or on Interests in Real Property or (B) to purchase or lease real property (including Interests in Real Property and interests in mortgages on real property), (vii) gain from the sale or other disposition of a Real Estate Asset which is not a Prohibited Transaction, and (viii) Qualified Temporary Investment Income.  For purposes of clause (i) of the preceding sentence, any amount includible in gross income with respect to a Regular Interest in a REMIC or a Residual Interest in a REMIC shall be treated as interest on an obligation secured by a mortgage on real property; except that, if less than ninety-five percent (95%) of the assets of such REMIC are Real Estate Assets (determined as if the Company held such assets), the Company shall be treated as receiving directly its proportionate share of the income of the REMIC.

8.                                       The Company has not entered into any agreement or arrangement (and has taken all measures within its control to ensure that no subsidiary of the Company classified as a Qualified REIT Subsidiary (“QRS”) and no Related Entity, has entered into any agreement or arrangement) in connection with the lending of money under which amounts payable to the Company, any Related Entity or QRS are dependent in whole or in part on the income or profits of any person (except that such amounts may be based on a fixed percentage or percentages of gross receipts or sales).

9.                                       Commencing with the Company’s initial taxable year ended December 31, 1997, and for each of the taxable years ended thereafter, and for the period from the most recently ended taxable year to immediately prior to the Effective Time, less than 30% of the gross income of the Company for each such taxable year was derived from the sale or other disposition of (i) stock or securities held for less than one year; (ii) property in a Prohibited Transaction; and (iii) real property (including Interests in Real Property and interests in mortgages on real property) held for less than four years other than property compulsorily or involuntarily converted (by means of destruction, theft, seizure, requisition, condemnation or threat of imminence thereof) and Foreclosure Property.

ASSET TEST MATTERS

10.                                 At the close of each quarter of each taxable year during its existence, and at the close of the period from the most recently ended quarter of the current taxable year to immediately prior to the Effective Time, at least 75% of the value of the Total Assets of the Company consisted of Real Estate Assets, cash and cash items (including receivables which arise in the ordinary course of the Company’s operation but not receivables purchased from another person) and government securities, and not more than 25% of the value of its assets was represented by securities (other than government securities).

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11.                                 At the close of each quarter during its existence, and at the close of the period from the most recently ended quarter of the current taxable year to immediately prior to the Effective Time, the Company has not owned (either directly or indirectly through any Related Entity or other affiliate) securities in any one issuer having an aggregate value in excess of 5% of the value of the Total Assets of the Company, unless such issuer was a QRS or Taxable REIT Subsidiary (“TRS”) of the Company, or a money market fund included as part of the 75% of the value of the Total Assets of the Company referred to in Representation (10) above.

12.                                 At the close of each quarter of each taxable year during its existence, and at the close of the period from the most recently ended quarter of the current taxable year to immediately prior to the Effective Time, the Company has not owned (either directly or indirectly through any Related Entity or other affiliate) any securities in any issuer representing in excess of 10% of the outstanding voting securities of such issuer, unless such issuer was a QRS or a TRS.

13.                                 At the close of each quarter of each taxable year ended after December 31, 2000, and at the close of the period from the most recently ended quarter of the current taxable year to immediately prior to the Effective Time, the Company has not owned (either directly or indirectly through any Related Entity or other affiliate) any securities (other than Excepted Straight Debt) in any issuer having a value in excess of 10% of the total value of the outstanding securities of such issuer, unless such issuer was a QRS, a TRS, or a Grandfathered Subsidiary; provided, however, that as set forth in the Closing Agreement with respect to the Company’s ownership of the securities of Hanover Capital Partners, Ltd., HanoverTrade, Inc. and Hanover Capital Partners 2, Inc. (collectively, the “PSS Subsidiaries”) during the taxable years ended December 31, 2001 and 2002,  (i) the Company voluntarily disclosed to the IRS that there may have been a violation of Section 856(c)(4)(B)(iii)(III) (the “10% Value Test”) and (ii) the Company and the IRS agreed that the IRS would not challenge the Company’s status as a REIT solely on the basis of the Company’s failure (if any) to comply with the 10% Value Test for such taxable years by reason of the Company’s ownership of securities of the PSS Subsidiaries.

14.                                 All submissions made by the Company and its representatives to the Internal Revenue Service in connection with the 2003 Closing Agreement [and the 2008 Closing Agreement] were and continue to be true and complete in all respects.

15.                                 All conditions (whether precedent or subsequent) to the validity and full enforceability of the 2003 Closing Agreement [and the 2008 Closing Agreement] are satisfied in full.

16.                                 At no time has the Company or any Related Entity (other than any TRS) owned any note or other indebtedness of any issuer (unless such issuer is disregarded as a separate entity from the owner of such indebtedness for Federal income tax

4

purposes) which is secured by a mortgage on real property having a fair market value that is less than the principal amount of such indebtedness, unless such indebtedness was Excepted Straight Debt.

17.                                 At no time has the Company, any QRS or any Related Entity (other than any TRS) owned any note or other indebtedness of any issuer (unless such issuer is disregarded as a separate entity from the owner of such indebtedness for federal income tax purposes) that (1) is not secured by real property and is not Excepted Straight Debt or (2) would otherwise cause the Company to fail the test set forth in Representation (13) above.

18.                                 At the close of each quarter of each taxable year ending after December 31, 2000, and at the close of the period from the most recently ended quarter of the current taxable year to immediately prior to the Effective Time, not more than twenty percent (20%) of the Company’s Total Assets have been represented by securities of one or more TRSs.

PROHIBITED TRANSACTION MATTERS

19.                                 The Company and each QRS and Related Entity have at all times during their respective existences held all of their respective assets for investment purposes and not as (i) stock in trade or other property of a kind which would properly be included in inventory if on hand at the close of the taxable year, or (ii) property held primarily for sale to customers in the ordinary course of its trade or business.

DISTRIBUTION REQUIREMENTS

20.                                 For each of the Company’s taxable years ended December 31, 1997 through and including the Company’s taxable year ended December 31, 2000, the Company has paid dividends (without regard to capital gains dividends) equal to or in excess of the sum of (i) ninety-five percent (95%) of the Company’s REIT Taxable Income for such year (determined without regard to the deduction for dividends paid and by excluding any net capital gain), and (ii) ninety-five percent (95%) of the net income from Foreclosure Property (after the tax imposed thereon by Section 857(b)(4)(A) of the Code), minus (iii) any Excess Noncash Income.

21.                                 For the Company’s taxable years ended December 31, 2001, 2002, 2003, 2004, 2005, 2006 and 2007, the Company has paid dividends (without regard to capital gains dividends) equal to or in excess of the sum of (i) ninety percent (90%) of the Company’s REIT Taxable Income for the year (determined without regard to the deduction for dividends paid and by excluding any net capital gain), and (ii) ninety percent (90%) of the net income from Foreclosure Property (after the tax imposed thereon by Section 857(b)(4)(A) of the Code), minus (iii) any Excess Noncash Income.

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22.                                 At the close of each calendar year during its existence, and at the close of the period from the most recently ended taxable year to immediately prior to the Effective Time, the Company has not had any earnings and profits accumulated in any Non-REIT Year

23.                                 Hanover has not made, and will not make, any distribution to its shareholders with respect to its shares unless such distribution is pro-rata, with no preferences to any shares of a particular class or series as compared with the other shares of the same class or series, or any distribution that gives a preference to one class or series of shares as compared with another class or series except to the extent that the former is entitled (without reference to waivers of their rights by shareholders) to such preference..

REQUIREMENTS TO ASCERTAIN OWNERSHIP

24.                                 As required by Regulation Section 1.857-8, for each taxable year of the Company commencing with the Company’s taxable year ended December 31, 1997, and for the period from the most recently ended taxable year to immediately prior to the Effective Time, the Company (i) has maintained the necessary records relating to the actual ownership of its stock, (ii) has made the requisite information requests of its shareholders regarding stock ownership, and (iii) has maintained a list of the persons failing or refusing to comply in whole or in part with the Company’s demand for statements regarding stock ownership.

MISCELLANEOUS MATTERS

25.                                 Any representations herein as to any assets will also be true with respect to assets acquired by any QRS or any Related Entity or other affiliate after the date hereof.

26.                                 The Company has adopted a calendar year accounting period and has not changed nor sought the consent of the Secretary of the Treasury or his delegate to change the Company’s accounting period.

27.                                 Commencing with the taxable year of Hanover ended December 31, 1997 and at all times thereafter, Hanover has operated in accordance with its organizational documents and the applicable state law under which it is organized.

28.                                 The undersigned is familiar with the requirements for qualification as a REIT under the Code and believes that (i) the Company has satisfied such requirements for all periods of its existence, including the period from the most recently ended taxable year to immediately prior to the Effective Time.

29.                                 Neither the Company, nor any QRS or Related Partnership or other affiliate has notified by the IRS in writing that the entity’s classification was under examination.

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30.           The undersigned is a duly elected officer of the Company and will be a duly elected officer of the Company through the Effective Time.  In such capacity, the undersigned has access to relevant information regarding each of the factual matters set forth above and has consulted with other employees and officers of the Company and each QRS and Related Entity regarding such factual matters, none of whom have disagreed in any respect with any of the representations set forth above.

31.                                 The Company has advised you of any matter of which it has been advised by independent legal counsel or accounting advisors or of which the Company or its employees is aware that could, if adversely decided, adversely affect the Company’s ability to satisfy the requirement for continued taxation as a REIT under the Code.

32.                               [The Company has provided you with the formal, binding determination of the IRS, in response to the IRS Submissions, to the effect that the assets which are the subject of the IRS Submissions, were, for purposes of Section 856(c) of the Code, “cash items” and therefore that the investment by the Company in such assets has not, and will not, cause the Company to fail to qualify as a REIT for any taxable year, or otherwise to the effect that the Company has qualified as a REIT for all taxable years.]

33.                                 The value, for purposes of Code Section 856(c)(5)(A), of certain repurchase rights (the “Rights”)of the Company as referenced in the TBMA Master Repurchase Agreement (September 1996 Version), together with Annex I thereto, dated as of August 10, 2007, and as amended October 3, 2007 and November 13, 2007, between the Company, as the Seller and RCG PB, Ltd, as Buyer (the “Master Repurchase Agreement”), is $0 as of the date hereof.

The foregoing is provided in connection with the preparation of your opinion.  We understand that your opinion will be premised on the basis that all of the facts, representations and assumptions on which you are relying, whether contained herein or elsewhere, are accurate and complete and will be accurate and complete on the date of the Effective Time and thereafter.

Very truly yours,

HANOVER CAPITAL MORTGAGE HOLDINGS, INC.

By:
Name: John A. Burchett
Its: Chief Executive Officer and President

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EXHIBIT A

Definitions

“2003 Closing Agreement”:  that certain agreement dated January 31, 2003 by and between the Company and the Internal Revenue Service relating to the Company’s qualification as a REIT in 2001 and subsequent taxable years.

[“2008 Closing Agreement”:  that certain agreement dated [           ], by and between the Company and the Internal Revenue Service relating to the Company’s qualification as a REIT in [         ] and subsequent taxable years.]

“Attribution Rules”:  the rules of ownership described in Section 856(h) of the Code.

“Constructive” or “Constructively”:  the constructive stock ownership rules of Section 318 of the Code, as modified by Section 856(d)(5) of the Code.

“Effective Time”: the date on which the Merger becomes effective.

“Excepted Straight Debt”: any written unconditional promise to pay on demand or on a specified date a sum certain in money if: (i) the interest rate (and interest payment dates) are not contingent on profits, the borrower’s discretion, or similar factors, (ii) there is no convertibility (directly or indirectly) into stock, and (iii) one of the following requirements is met:  (x) the issuer is an individual or (y) the only securities of the issuer which are held, directly or indirectly, by the Company or a TRS of the Company are either Excepted Straight Debt or have a value that is less than one percent (1%) issuer’s outstanding securities.

“Excess Noncash Income”:  the excess of (i) the sum of (A) all interest, original issue discount and other income includible in income with respect to debt instruments (to which Section 860E(a) or 1272 of the Code apply) received upon sale of property over the amount of money and the fair market value of property received with respect to such instruments, (B) income recognized upon the disposition of real estate if there is a determination that Section 1031 of the Code (like-kind exchanges) does not apply to the disposition and the failure to satisfy the requirements of Section 1031 of the Code was due to reasonable cause and not willful neglect, (C) the amount, if any, by which the amounts includible in gross income under section 467 (relating to certain payments for the use of property or services), exceed the amounts which would have been includible in gross income without regard to such section and (D) amounts includible in income by reason of cancellation of indebtedness over (ii) five percent (5%) of

REIT Taxable Income (without regard for the deduction for dividends paid and excluding any net capital gain).

“Foreclosure Property”:  any real property (including Interests in Real Property), and personal property incident to such real property, acquired by the Company and/or its affiliates as a result of the Company and/or its affiliates having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was default (or default was imminent) on a lease of such property or on an indebtedness which such property secured; provided that an election for foreclosure property status under Section 856(e)(5) of the Code is in effect with respect to such property and such election has not been terminated under Section 856(e)(4) of the Code. Such term does not include property acquired by the Company and/or its affiliates as a result of indebtedness arising from the sale or other disposition of property of the Company and/or its affiliates which is Section 1221(1) Property which was not originally acquired as foreclosure property.

“Grandfathered Subsidiary”:  any corporation if (1) securities of such corporation were held, directly or indirectly, by the Company on July 12, 1999; (2) at no time after July 12, 1999, has such corporation engaged in a substantial new line of business, or acquired any substantial asset, other than (i) pursuant to a binding contract in effect on July 12, 1999 and at all times thereafter before the acquisition of such asset, (ii) in a transaction in which gain or loss is not recognized by reason of section 1031 or 1033 of the Code, or (iii) in a reorganization (as defined in Section 368(a)(1) of the Code) with another corporation which is a Grandfathered Subsidiary; (3) at no time after July 12, 1999 has the Company on which such trust acquired any securities of such corporation (in addition to those described in clause (1) other than (i) pursuant to a binding contract in effect on July 12, 1999, and at all times thereafter; or (ii) in a reorganization (as defined in Section 368(a)(1) of the Code) with another corporation which is a Grandfathered Subsidiary.

“Independent Contractor”:  any person other than (i) any person owning (actually or Constructively) more than 35% of the shares of the Company; (ii) any corporation in which persons owning 35% or more of the shares of the Company own (actually or Constructively) more than 35% of the total combined voting power with respect to the stock of such corporation (or more than 35% of the total shares of all classes of the stock of such corporation); or (iii) any entity other than a corporation in which persons owning 35% or more of the shares of the Company own (actually or Constructively) more than a 35% interest in the assets or net profits of such entity.

“Interests in Real Property”:  includes fee ownership and co-ownership of land or improvements thereon, leaseholders of land or improvements thereon, options to acquire land or improvements thereon, and options to acquire leaseholds of land or improvements thereon, but does not include mineral, oil or gas royalty interests.

[“IRS Submissions”:  that certain letter, dated as of August 25, 2008, from the Company to the IRS, to the attention of Mr. Stewart Mann, Executive Assistant for Financial Services of the IRS, including the exhibits and attachments thereto, requesting that the IRS enter into a closing agreement, and that certain letter dated as of September 19, 2008, from the Company to the IRS, to the attention of Mr. Leslie Honig, Senior Program Specialist, including the exhibits and attachments thereto, which constitute the only submissions or materials delivered by Hanover to the IRS as of the date hereof relating to the matters set forth therein.]

“Modified Attribution Rules”:  the rules of ownership described in Code Section 318 as modified by Code Section 856(d)(5).

“Non-REIT Year”:  any taxable year to which the provisions of Section 856 through 860 of the Code doe not apply to an entity.

“Prohibited Transaction”:  the sale or other disposition of Section 1221(a)(1) Property, other than Foreclosure Property, unless (i) the property sold was a Real Estate Asset; (ii) the Company and/or its affiliates held the Real Estate Asset for at least four years; (iii) the aggregate expenditures made by the Company and its affiliates during the four (4) year period preceding the date of the sale which are includible in the basis of the Real Estate Asset does not exceed thirty percent (30%) of the net selling price of such asset; (iv) (A) during the taxable year the Company and/or its affiliates did not make more than seven sales of property (other than sales of Foreclosure Property) or (B) the aggregate adjusted bases (as determined for purposes of computing earnings and profits) of the REIT’s property (other than Foreclosure Property) sold during the taxable year does not exceed ten percent (10%) of the aggregate adjusted bases (as so determined) of all the assets of the REIT as of the beginning of the taxable year; (v) in the case of property, which consists of land or improvements, not acquired through foreclosure (or deed in lieu of foreclosure), or lease termination, the Company and/or its affiliates has held the property for not less than four (4) years for production of rental income; and (vi) if the requirement of clause (iv)(A) is not satisfied, substantially all of the marketing and development expenditures with respect to the property were made through an Independent Contractor from whom the Company and/or its affiliates does not directly or indirectly derive gross income (including but not limited to dividends).  For purposes of clause (iv)(B) of the preceding sentence, the REIT will be treated as owning its proportionate share of the adjusted bases of assets owned by its affiliates.

“Qualified REIT Subsidiary” or “QRS”:  any corporation (other than a Taxable REIT Subsidiary) if 100 percent of the stock of such corporation is held by the Company and/or any wholly-owned subsidiary of the Company that is disregarded for federal income tax purposes (including any QRS of the Company).

“Qualified Temporary Investment Income”:  any income which (i) is attributable to stock, or a bond, debenture, note, certificate or other evidence of indebtedness (excluding any annuity contract which depends (in whole or in substantial part) on the life expectancy of one or more individuals, or is issued by an insurance company subject to tax under subchapter L of the Code (1) in a transaction in which there is no consideration other than cash or another annuity contract meeting the requirements of this definition, (2) pursuant to the exercise of an election under an insurance contract by a beneficiary owner thereof on the death of the insured party under such contract, or (3) in a transaction involving a qualified pension or employee benefit plan), (ii) is attributable to the temporary investment of new capital (amounts received upon the issuance of stock of the Company (other than amounts received pursuant to a dividend reinvestment plan) or upon a public offering of debt obligations of the Company having maturities of at least five years) received by the Company and (iii) is received or accrued during the one year period beginning on the date the Company received such capital.

“Real Estate Asset”:  real property (including Interests in Real Property and interests in mortgages on real property), shares (or transferable certificates of beneficial interest) in other Real Estate Investment Trusts, Regular Interests in a REMIC, and Residual Interests in a REMIC, except that, if less than 95% of the assets of such REMIC are Real Estate Assets (determined as if the Company held such assets), the interest in the REMIC shall not be treated as a Real Estate Asset and the Company shall be treated as holding directly its proportionate share of the assets of the REMIC.  For purposes of determining whether any interest in a REMIC qualifies as a Real Estate Asset under the preceding sentence, any interest held by such REMIC in another REMIC shall be treated as a Real Estate Asset under principles similar to the principles of the preceding sentence, except that, if such REMICs are part of a tiered structure, they shall be treated as one REMIC.  Real Estate Asset also includes any property (not otherwise a Real Estate Asset) attributable to the temporary investment of new capital (amounts received upon the issuance of stock of the Company (other than amounts received pursuant to a dividend reinvestment plan) or upon a public offering of debt obligations of the Company having maturities of at least five years), but only if such property is stock or a debt instrument, and only for the one-year period beginning on the date the Company receives such capital.

“Real Estate Investment Trust”:  a real estate investment trust which meets the requirements of Sections 856 through 860 of the Code.

“REIT Taxable Income”:  “Real estate investment trust taxable income” as defined in Section 857(b) of the Code, which generally equals the taxable income of the Company, (i) computed with the dividends-paid deduction as defined in Section 561 of the Code (except that the portion of such deduction attributable to net income from Foreclosure Property is excluded), (ii) excluding any net income from Foreclosure Property, (iii) computed with a deduction for any tax imposed under Sections 857(b)(5) and (7) of the Code (i.e., tax on the failure to meet the seventy-five percent (75%) or ninety-five percent (95%) income tests and tax on certain redetermined rents, redetermined deductions and excess interest) and (iv) excluding any net income from Prohibited Transactions.

“Regulations”:  the regulations under the Code promulgated by the United States Treasury Department.

“Regular Interest in a REMIC”: any interest in a REMIC which is issued on the startup day with respect to such REMIC with fixed terms and which is designated as a regular interest if (1) such interest unconditionally entitles the holder to receive a specified principal amount (or other similar amount), (2) interest payments (or other similar amount), if any, with respect to such interest at or before maturity (a) are payable based on a fixed rate (or to the extent provided in Regulations, at a variable rate), or (b) consist of a specified portion of the interest payments on qualified mortgages (as defined in Section 860G(a)(3) of the Code) and such portion does not vary during the period such interest is outstanding and (3) such interest satisfies all other requirements under Section 860G of the Code and the Regulations for qualification as a regular interest in a REMIC.

“Related Entity”:  any entity classified as a partnership for federal tax purposes in which the Company, directly or indirectly owns an interest and any entity that is disregarded as a separate entity from its owner under Section 301.7701-2 of the Regulations, other than a Qualified REIT Subsidiary, in which the Company, directly or indirectly, owns an interest.

“REMIC”:  an entity that is a “real estate mortgage investment conduit” or “REMIC” within the meaning of Section 860D(a) of the Code.

“Residual Interest in a REMIC”: any interest in a REMIC which is issued on the startup day with respect to such REMIC which is not a Regular Interest in a REMIC, which is designated as a residual interest and which satisfies all other requirements under Section 860G of the Code and the Regulations for qualification as a residual interest in a REMIC.

“Section 1221(a)(1) Property”:  stock in trade of the Company, and its affiliates or other property of a kind which would properly be included in inventory of the Company, and/or by its affiliates if on hand at the close of the taxable year, or property held by the Company, and/or its affiliates primarily for sale to customers in the ordinary course of its trade or business.

“Taxable REIT Subsidiary” or “TRS”:  (i) a corporation (other than a REIT), in which the Company directly or indirectly owns stock and the Company and any such corporation jointly elect that such corporation shall be treated as a taxable REIT subsidiary of the Company, (ii) any corporation (other than a REIT) in which a taxable REIT subsidiary owns: (X) securities possessing more than thirty-five percent (35%) of the total voting power of the outstanding securities of such corporation, or (Y) securities having a value of more than thirty-five percent (35%) of the total value of the outstanding securities of such corporation.

“Total Assets”:  the gross assets of the Company determined in accordance with generally accepted accounting principles.

EXHIBIT E

                 , 200

Walter Industries, Inc.

4211 W. Boy Scout Boulevard, 10th Floor

Tampa, Florida 33607-5724

JWH Holding Company, LLC

4211 W. Boy Scout Boulevard, 10th Floor

Tampa, Florida 33607-5724

Re:          Hanover Capital Mortgage Holdings, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Hanover Capital Mortgage Holdings, Inc., a Maryland corporation (the “Company”), in connection with the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), among Walter Industries, Inc., a Delaware corporation (“Walter”), JWH Holding Company, LLC, a Delaware limited liability company wholly-owned by Walter (“Spinco”), and the Company.  Capitalized terms used and not defined herein shall have the respective meanings set forth in the Merger Agreement.  This opinion is being delivered pursuant to Section 8.2(f) of the Merger Agreement.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement and the Executed Transaction Agreements (collectively, the “Operative Documents”).  Furthermore, we have relied upon (i) an Officer’s Certificate, dated as of the date hereof, from the Company to us containing certain representations, (ii) the audited consolidated financial statements of the Company and its subsidiaries for their [      ] most recent fiscal years and the most recent internal consolidated financial statements of the Company and its subsidiaries (the “Financial Statements”) and (iii) certain internal financial tests conducted by the Company (the “Company ‘40 Act Tests”).  We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants and representations set forth in the documents referred to above and of the Financial Statements and the Company ‘40 Act Tests.  We also have assumed that the transactions contemplated by the Merger Agreement will be consummated in the manner contemplated by the Operative Documents.

In rendering this opinion letter, we have examined such matters of law as we have deemed necessary or appropriate as a basis for the opinions set forth herein, and, as to relevant factual matters, we have examined the documents described above and such other documents as we have deemed necessary including, where we have deemed appropriate, representations or certifications of officers of parties thereto or public officials.  In rendering this opinion letter, except for the matters that are specifically addressed in any opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals or as copies thereof, the conformity to the originals of all documents submitted to us as copies, the genuineness of all signatures and the legal capacity of natural persons, (ii) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents, (iii) the necessary entity authorization, execution, authentication, payment, delivery and enforceability (as limited by bankruptcy and other insolvency laws) of and under all documents, and the necessary entity power and authority with respect thereto, (iv) the necessary ownership of and/or other rights and interests in assets, and the necessary adequacy and fairness of any consideration therefor, (v) the accuracy of and compliance by the parties thereto with the representations, warranties and covenants as to factual matters contained in any document, (vi) the conformity of the underlying assets and related documents to the requirements of any agreement to which this opinion letter relates and (vii) that there is not any other agreement that modifies or supplements the agreements expressed in any document to which this opinion letter relates in a manner that affects the correctness of any opinion expressed below.  Each assumption herein is made and relied upon with your permission and without independent investigation.

This opinion letter is based upon our review of the documents referred to herein.  We have conducted no independent investigation with respect to the facts contained in such documents and relied upon in rendering this opinion letter. We also note that we do not represent any of the parties to the transactions to which this opinion letter relates or any of their affiliates in connection with matters other than certain transactions.  However, the attorneys in this firm who are directly involved in the representation of parties to the transactions to which this opinion letter relates, after such consultation with such other attorneys in this firm as they deemed appropriate, have no actual present knowledge of the inaccuracy of any fact relied upon in rendering this opinion letter.

In rendering this opinion letter, we do not express any opinion concerning any law other than federal laws of the United States. We do not express any opinion herein with respect to any matter not specifically addressed in the opinions expressed below, including, without limitation (i) any statute, regulation or provision of law of any county, municipality or other political subdivision or any agency or instrumentality thereof or (ii) the securities or tax laws of any jurisdiction.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, it is our opinion that the Company is not required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

This opinion letter is rendered for the sole benefit of the addressees hereof with respect to the matters specifically addressed herein, and no other person or entity is entitled to rely hereon. Copies of this opinion letter may not be made available, and this opinion letter may not be quoted or referred to in any other document made available to any other person or entity except (i) to any governmental authority, (ii) to any accountant or attorney for any person or entity

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entitled hereunder to rely hereon or to whom or which this opinion letter may be made available as provided herein, (iii) in connection with a due diligence inquiry by or with respect to any addressee hereof, (iv) in order to comply with any subpoena, order, regulation, ruling or request of any judicial, administrative, governmental, supervisory or legislative body or committee or any self-regulatory body (including any securities or commodities exchange or the Financial Industry Regulatory Authority, Inc.) and (v) as otherwise required by law; provided that none of the foregoing is entitled to rely hereon unless an addressee hereof.  We assume no obligation to revise, supplement or withdraw this opinion letter, or otherwise inform any addressee hereof or other person or entity, with respect to any change occurring subsequent to the delivery hereof in any applicable fact or law or any judicial or administrative interpretation thereof, even though such change may affect a legal analysis or conclusion contained herein.  In addition, no attorney-client relationship exists or has existed by reason of this opinion letter between our firm and any addressee hereof or other person or entity except for any addressee that is identified in the first paragraph hereof as a person or entity for which we have acted as counsel in rendering this opinion letter.  In permitting reliance hereon by any person or entity other than such an addressee for which we have acted as counsel, we are not acting as counsel for such other person or entity and have not assumed and are not assuming any responsibility to advise such other person or entity with respect to the adequacy of this opinion letter for its purposes.

Very truly yours,

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